   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997
                                               REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CONSOLIDATED STORES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                                                                 06-1119097
      (State or Other                     (Primary Standard                    (I.R.S. Employer
       Jurisdiction of                       Industrial                     Identification Number)
     Incorporation or                Classification Code Number)
        Organization)

                      1105 NORTH MARKET STREET, SUITE 1300
                           WILMINGTON, DELAWARE 19801
                                 (302) 478-4896

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              ALBERT J. BELL, ESQ.
                       300 PHILLIPI ROAD, P.O. BOX 28512
                           COLUMBUS, OHIO 43228-0512
                                 (614) 278-6800

  (Name and Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)
                            ------------------------
                                    COPY TO:

                              MICHAEL WAGER, ESQ.
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                  2300 BP AMERICA BUILDING, 200 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-2378
                                 (216) 363-4500
                            ------------------------
Approximate date of commencement of proposed sale to the public: At the effective time as described in the attached joint proxy statement/prospectus.
                            ------------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
TITLE OF                                                       PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
EACH CLASS OF SECURITIES                        AMOUNT TO       OFFERING PRICE        AGGREGATE        REGISTRATION
TO BE REGISTERED                            BE REGISTERED(2)       PER SHARE      OFFERING PRICE(3)      FEE(3)(4)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share(1).................................  28,000,000 shares      $41.53125      $1,162,875,000        $352,387
=======================================================================================================================

(1) Associated with the common stock, par value $.01 per share ("Consolidated Stores Common Stock"), are Preferred Stock Purchase Rights that will not be exercisable or evidenced separately from the Consolidated Stores Common Stock prior to the occurrence of certain events.

(2) Based upon the sum of (a) the product of (i) 25,500,000, the approximate number of outstanding shares of common stock, par value $.02778 per share of Mac Frugal's Bargains - Close-outs Inc. ("Mac Frugal's Common Stock"), and
    (ii) 1.00, the maximum Exchange Rate (as defined in the Merger Agreement) permitted by the Merger Agreement and (b) an estimate of the number of shares of Consolidated Stores Common Stock anticipated to be issuable in the Merger to holders of options to acquire Mac Frugal's Common Stock.

(3) Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) promulgated under the Securities Act by multiplying (i) $41.53125, the average of the high and low sales price of a share of Mac Frugal's Common Stock quoted on the New York Stock Exchange Composite Tape on November 18, 1997 and (ii) 28,000,000, the approximate number of outstanding shares of Mac Frugal's Common Stock, assuming the exercise of all options to acquire Mac Frugal's Common Stock (whether or not currently exercisable).

(4) Pursuant to Rule 457(b) of the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder, the total registration fee of $352,387 is offset by the filing fee of $233,800 previously paid by Consolidated Stores in connection with the filing of preliminary proxy materials on November 12, 1997. Accordingly, the fee payable upon the filing of the Registration Statement is $118,587.
                            ------------------------

    THE REGISTRANT HEREBY RESERVES THE RIGHT TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                        CONSOLIDATED STORES CORPORATION

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

          FORM S-4 ITEM NUMBER AND HEADING                  LOCATION IN PROSPECTUS
     ------------------------------------------  ---------------------------------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus....  Facing Page of Registration Statement;
                                                 Outside Front Cover Page of Joint Proxy
                                                 Statement/Prospectus
  2. Inside Front and Outside Back Cover Pages
     of Prospectus.............................  Available Information; Incorporation of
                                                 Certain Documents by Reference; Table of
                                                 Contents
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information.............  Summary; Risk Factors
  4. Terms of the Transaction..................  Summary; The Merger; Description of
                                                 Consolidated Stores Capital Stock
  5. Pro Forma Financial Information...........  Pro Forma Combined Financial Data
  6. Material Contacts with the Company Being
     Acquired..................................  The Merger
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters........................  *
  8. Interests of Named Experts and Counsel....  Experts
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...............................  *
 10. Information with Respect to S-3
     Registrants...............................  Available Information; Incorporation of
                                                 Certain Documents by Reference
 11. Incorporation of Certain Information by
     Reference.................................  Available Information; Incorporation of
                                                 Certain Documents by Reference; Description
                                                 of Consolidated Stores Capital Stock
 12. Information with Respect to S-2 or S-3
     Registrants...............................  *
 13. Incorporation of Certain Information by
     Reference.................................  *
 14. Information with Respect to Registrants
     Other than S-3 or S-2 Registrants.........  *
 15. Information with Respect to S-3
     Companies.................................  Available Information; Incorporation of
                                                 Certain Documents by Reference
 16. Information with Respect to S-2 or S-3
     Companies.................................  *
 17. Information with Respect to Companies
     Other than S-3 or S-2 Companies...........  *
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited........  Outside Front Cover Page; Incorporation of
                                                 Certain Documents by Reference; Summary; Mac
                                                 Frugal's Special Meeting; Consolidated Stores
                                                 Special Meeting; The Merger; Stockholders'
                                                 Proposals
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited, or
     in an Exchange Offer......................  *

---------------

*Indicates that Item is not applicable or answer is in the negative.

                        [CONSOLIDATED STORES LETTERHEAD]

                                                               December   , 1997

Dear Stockholder of Consolidated Stores Corporation:

     You are cordially invited to attend the Special Meeting of Stockholders of Consolidated Stores Corporation ("Consolidated Stores") to be held at 1:00 p.m.,
local time, on           , January   , 1998 at the headquarters of Consolidated
Stores' principal operating subsidiary located at 300 Phillipi Road, Columbus, Ohio (the "Consolidated Stores Special Meeting").

     The purpose of the Consolidated Stores Special Meeting is to consider and vote upon a proposal to approve the issuance of up to a maximum of 28,000,000 shares (the "Share Issuance") of Consolidated Stores common stock, par value $.01 ("Consolidated Stores Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of November 4, 1997 (the "Merger Agreement"), by and among Consolidated Stores, MBC Consolidated Acquisition Corporation, a wholly owned subsidiary of Consolidated Stores ("Sub"), and Mac Frugal's
Bargains - Close-outs Inc. ("Mac Frugal's"), which provides for the merger (the "Merger") of Sub with and into Mac Frugal's.

     In the Merger, each share of Mac Frugal's common stock, par value $.02778 ("Mac Frugal's Common Stock"), other than shares of Mac Frugal's Common Stock owned by Mac Frugal's as treasury stock and any shares of Mac Frugal's Common Stock owned by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores, will by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Consolidated Stores Common Stock, with cash being paid in lieu of fractional shares, on and subject to the terms and conditions set forth in the Merger Agreement, all as more fully described in the attached Joint Proxy Statement/Prospectus.

     The combination of Consolidated Stores and Mac Frugal's is expected to result in a larger, more efficient company that will be well-positioned to capitalize on opportunities for future growth. We anticipate a quick and smooth integration of the two companies.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF CONSOLIDATED STORES AND HAS APPROVED THE MERGER AGREEMENT AND ACCORDINGLY RECOMMENDS THAT CONSOLIDATED STORES STOCKHOLDERS VOTE IN FAVOR OF THE SHARE ISSUANCE. MERRILL LYNCH & CO., CONSOLIDATED STORES' FINANCIAL ADVISOR, HAS DELIVERED ITS OPINION, DATED NOVEMBER 3, 1997, TO THE CONSOLIDATED STORES BOARD OF DIRECTORS TO THE EFFECT THAT, BASED UPON AND SUBJECT TO CERTAIN FACTORS AND ASSUMPTIONS STATED THEREIN, AS OF SUCH DATE, THE EXCHANGE RATE IS FAIR FROM A FINANCIAL POINT OF VIEW TO CONSOLIDATED STORES.

     Your vote is important, regardless of the number of shares you own. Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of Consolidated Stores Common Stock voting at the Consolidated Stores Special Meeting. The Notice of Special Meeting and Joint Proxy Statement/Prospectus accompanying this letter describe the proposed transactions more fully and include other information about Consolidated Stores, Sub and Mac Frugal's. Please give this information your careful attention.

     Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Consolidated Stores Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Consolidated Stores Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of Consolidated Stores at Consolidated Stores' main office prior to the Consolidated Stores Special Meeting or by attending the Consolidated Stores Special Meeting and voting in person.

     On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval of the Share Issuance.

                                          Sincerely,

                                          William G. Kelley
                                          Chairman and Chief Executive Officer

                        CONSOLIDATED STORES CORPORATION
                               300 PHILLIPI ROAD
                           COLUMBUS, OHIO 43228-0512

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY   , 1998

To the Stockholders of Consolidated Stores Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Consolidated Stores Corporation, a Delaware corporation ("Consolidated Stores"),
will be held on           , January   , 1998, at 1:00 p.m., local time, at the
headquarters of Consolidated Stores' principal operating subsidiary located at 300 Phillipi Road, Columbus, Ohio (the "Consolidated Stores Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve the issuance of up to a maximum of 28,000,000 shares of Consolidated Stores common stock, par value $.01 per share, pursuant to the Agreement and Plan of Merger, dated as of November 4, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of MBC Consolidated Acquisition Corporation ("Sub"), a Delaware corporation and a wholly owned subsidiary of Consolidated Stores, with and into Mac Frugal's Bargains - Close-outs Inc., a Delaware corporation ("Mac Frugal's"), as a result of which Mac Frugal's will become a wholly owned subsidiary of Consolidated Stores, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the Consolidated Stores Special Meeting or any adjournments or postponements thereof.

     Only holders of record of Consolidated Stores at the close of business on
December   , 1997 are entitled to notice of the Consolidated Stores Special
Meeting and to vote thereat and at any and all adjournments or postponements thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Albert J. Bell
                                          Senior Vice President, General Counsel
                                          and Secretary

December   , 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE CONSOLIDATED STORES SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE CONSOLIDATED STORES SPECIAL MEETING.

                           [MAC FRUGAL'S LETTERHEAD]

                                                               December   , 1997
Dear Stockholder of Mac Frugal's Bargains - Close-outs Inc.:

     You are cordially invited to attend a Special Meeting of Stockholders of Mac Frugal's Bargains - Close-outs Inc. ("Mac Frugal's") to be held at 10:00
a.m., local time, on           , January   , 1998, at the Long Beach Airport
Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California ("Mac Frugal's Special Meeting").

     At the Mac Frugal's Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 4, 1997 (the "Merger Agreement"), by and among Consolidated Stores Corporation, a Delaware corporation ("Consolidated Stores"), MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Consolidated Stores ("Sub"), and Mac Frugal's. Pursuant to the Merger Agreement, Sub will be merged with and into Mac Frugal's (the "Merger"), and Mac Frugal's will become a wholly owned subsidiary of Consolidated Stores. When the Merger is consummated, all issued and outstanding shares of common stock, par value $.02778 per share, of Mac Frugal's ("Mac Frugal's Common Stock") (other than shares held in the treasury of Mac Frugal's and shares held by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores) will be canceled and converted automatically into the right to receive a number of shares of common stock, par value $.01 per share, of Consolidated Stores ("Consolidated Stores Common Stock"), with cash being paid in lieu of fractional shares, on and subject to the terms and conditions set forth in the Merger Agreement, all as more fully described in the attached Joint Proxy Statement/Prospectus.

     PRIOR TO THE EXECUTION OF THE MERGER AGREEMENT, THE BOARD OF DIRECTORS OF MAC FRUGAL'S, AFTER CAREFUL CONSIDERATION OF THE TERMS AND CONDITIONS OF THE MERGER, DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MAC FRUGAL'S STOCKHOLDERS, UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDED THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

     In connection with its review and consideration of the terms of the Merger, the Board of Directors of Mac Frugal's retained NationsBanc Montgomery Securities, Inc. ("NMSI") to render an opinion as investment bankers as to whether the exchange rate for the conversion of shares of Mac Frugal's Common Stock into Consolidated Stores Common Stock is fair from a financial point of view to the holders of Mac Frugal's Common Stock as of the date of such opinion. A description of the opinion delivered by NMSI to the Board of Directors of Mac Frugal's (including a description of qualifications, assumptions and limitations set forth therein), and a discussion of the reasons for the Board of Directors' determination that the Merger is fair to, and in the best interests of, Mac Frugal's stockholders, is set forth in the attached Joint Proxy Statement/Prospectus.

     Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of Mac Frugal's Common Stock entitled to vote is required for adoption of the Merger Agreement. Your vote is important, regardless of the number of shares you own.

     Attached to this letter is a Notice of Mac Frugal's Special Meeting and a Joint Proxy Statement/Prospectus with respect to the Merger. These materials include information concerning Mac Frugal's, Consolidated Stores and Sub, as well as a description of the proposed Merger. We encourage you to carefully read and review them.

     We urge you to complete, sign, date and return the enclosed proxy card as soon as possible, whether or not you plan to attend the Mac Frugal's Special Meeting in person and regardless of the number of shares you own. You may, of course, attend the Mac Frugal's Special Meeting and vote in person even if you have previously returned your proxy card.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

                                          Sincerely,

                                          David H. Batchelder
                                          Chairman of the Board

                    MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.
                           2430 E. DEL AMO BOULEVARD
                        DOMINGUEZ, CALIFORNIA 90220-6306

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY   , 1998

To the Stockholders of Mac Frugal's Bargains - Close-outs Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Mac Frugal's Bargains - Close-outs Inc., a Delaware corporation ("Mac Frugal's"),
will be held at 10:00 a.m., local time, on           , January   , 1998, at the
Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California (the "Mac Frugal's Special Meeting"), for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 4, 1997 (the "Merger Agreement"), by and among Consolidated Stores Corporation, a Delaware corporation ("Consolidated Stores"), MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Consolidated Stores ("Sub"), and Mac Frugal's, pursuant to which:

             (a) Sub will be merged with and into Mac Frugal's (the "Merger"), with Mac Frugal's surviving as a wholly owned subsidiary of Consolidated Stores; and

             (b) at the Effective Time of the Merger, all issued and outstanding shares of common stock, par value $.02778 per share, of Mac Frugal's ("Mac Frugal's Common Stock") (other than shares of Mac Frugal's Common Stock held in the treasury of Mac Frugal's or owned by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores) will be canceled and converted automatically into the right to receive, upon the surrender of the certificate formerly representing such shares, a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of Consolidated Stores ("Consolidated Stores Common Stock") determined as more fully described in the attached Joint Proxy Statement/Prospectus. Under the terms of the Merger Agreement, Consolidated Stores will issue between 0.88 and 1.00 shares of Consolidated Stores Common Stock for each share of Mac Frugal's Common Stock.

          2. To transact such other business as may properly come before the Mac Frugal's Special Meeting or any adjournments or postponements thereof.

     Additional information relating to these matters is set forth in the attached Joint Proxy Statement/Prospectus.

     Only holders of record of shares of Mac Frugal's Common Stock at the close
of business on December   , 1997 are entitled to notice of, and to vote at, the
Mac Frugal's Special Meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the Mac Frugal's Special Meeting in person. However, to ensure your representation at the Mac Frugal's Special Meeting, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed postage-prepaid envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Philip L. Carter
                                          President and Chief Executive Officer
December   , 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE MAC FRUGAL'S SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE MAC FRUGAL'S SPECIAL MEETING.

     DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION; DATED NOVEMBER 26, 1997
                        CONSOLIDATED STORES CORPORATION
                                      AND
                    MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.
                             JOINT PROXY STATEMENT

                        CONSOLIDATED STORES CORPORATION
                                   PROSPECTUS
                            ------------------------
    This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share ("Consolidated Stores Common Stock"), of Consolidated Stores Corporation, a Delaware corporation ("Consolidated Stores"), in connection with the solicitation of proxies by the Board of Directors of Consolidated Stores (the "Consolidated Stores Board") for use at a Special Meeting of Stockholders of
Consolidated Stores to be held at 1:00 p.m., local time, on January   , 1998, at
the headquarters of Consolidated Stores' principal operating subsidiary located at 300 Phillipi Road, Columbus, Ohio, and at any and all adjournments or postponements thereof (the "Consolidated Stores Special Meeting") for the purposes described herein.

    This Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $.02778 per share ("Mac Frugal's Common Stock"), of Mac Frugal's Bargains - Close-outs Inc., a Delaware corporation ("Mac Frugal's"), in connection with the solicitation of proxies by the Board of Directors of Mac Frugal's (the "Mac Frugal's Board") for use at a Special Meeting of Stockholders
of Mac Frugal's to be held at 10:00 a.m., local time, on January   , 1998, at
the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California, and at any and all adjournments or postponements thereof (the "Mac Frugal's Special Meeting," and together with the Consolidated Stores Special Meeting, the "Special Meetings") for the purposes described herein.

    This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger, dated as of November 4, 1997 (the "Merger Agreement"), by and among Consolidated Stores, MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Consolidated Stores ("Sub"), and Mac Frugal's, which provides for the merger (the "Merger") of Sub with and into Mac Frugal's, with Mac Frugal's surviving as a wholly owned subsidiary of Consolidated Stores. Subject to the terms and conditions of the Merger Agreement, if the Merger is consummated, each share of Mac Frugal's Common Stock issued and outstanding immediately prior to the Effective Time of the Merger other than shares of Mac Frugal's Common Stock owned by Mac Frugal's as treasury stock and other than shares of Mac Frugal's Common Stock held by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and converted automatically into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Consolidated Stores Common Stock equal to the "Exchange Rate."

    The Exchange Rate means: (i) 1.00, if and only if the average closing price per share of Consolidated Stores Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape during the period comprising the twenty NYSE trading days immediately preceding the second NYSE trading day immediately preceding the Effective Time of the Merger (the "Pricing Period") (the "Average Consolidated Stores Share Price") is less than or equal to $39.00; or (ii) the quotient of (a) $39.00 divided by (b) the Average Consolidated Stores Share Price, if and only if the Average Consolidated Stores Share Price is both (x) greater than $39.00 and (y) less than or equal to $41.49; or (iii)
 .94, if and only if the Average Consolidated Stores Share Price is both (x) greater than $41.49 and (y) less than or equal to $43.62; or (iv)(a) .94 less
(b) the product of (x) the Average Consolidated Stores Share Price less $43.62 multiplied by (y) .01, if and only if the Average Consolidated Stores Share Price is both (A) greater than $43.62 and (B) less than or equal to $49.62; or
(v) .88, if and only if the Average Consolidated Stores Share Price is greater than $49.62. In the event that the Average Consolidated Stores Share Price is less than or equal to $35.00, Mac Frugal's may, at any time on or prior to the Effective Time, terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement. Each option granted by Mac Frugal's to purchase Mac Frugal's Common Stock that is outstanding and unexercised (each a "Mac Frugal's Stock Option") will be converted automatically into an option to purchase shares of Consolidated Stores Common Stock, on the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in this Proxy Statement/Prospectus. PROMPTLY FOLLOWING THE CLOSING OF THE PRICING PERIOD, CONSOLIDATED STORES AND MAC FRUGAL'S WILL ISSUE A JOINT PRESS RELEASE ANNOUNCING THE EXCHANGE RATE. ONCE THE PRICING PERIOD HAS ENDED, STOCKHOLDERS MAY ALSO CALL GEORGESON & COMPANY AT 1-800-223-2064 TO CONFIRM THE EXCHANGE RATE. No fractional shares of Consolidated Stores Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Mac Frugal's Common Stock who otherwise would be entitled to receive a fractional share of Consolidated Stores Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average Consolidated Stores Share Price. See "MERGER AGREEMENT -- Conversion of Mac Frugal's Common Stock." Each share of Consolidated Stores Common Stock will be issued with one associated preferred stock purchase right (a "Right").

    This Proxy Statement/Prospectus also constitutes the prospectus of Consolidated Stores filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the shares of Consolidated Stores Common Stock to be issued in the Merger. Such Registration Statement also relates to the Consolidated Stores Rights.

      SEE "RISK FACTORS" ON PAGE 23 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF CONSOLIDATED STORES AND MAC FRUGAL'S.

    This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Consolidated Stores and Mac Frugal's on or
about December   , 1997.
                            ------------------------
THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
       The date of this Proxy Statement/Prospectus is December   , 1997.

                               TABLE OF CONTENTS

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                                       SECTION                                          PAGE
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
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    1
FORWARD-LOOKING STATEMENTS............................................................    3
SUMMARY...............................................................................    4
  The Companies.......................................................................    4
  The Special Meetings................................................................    4
  Risk Factors........................................................................    5
  The Merger..........................................................................    6
  Accounting Treatment................................................................   14
  Certain Federal Income Tax Consequences.............................................   15
  Appraisal Rights....................................................................   15
  Other Legal Matters; Regulatory Approvals...........................................   15
  Comparative Market Prices and Dividends.............................................   15
UNAUDITED COMPARATIVE PER SHARE DATA..................................................   18
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA......................................   19
SELECTED HISTORICAL FINANCIAL DATA....................................................   19
SELECTED UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA...................................   22
RISK FACTORS..........................................................................   23
  Effect of Consolidated Stores' Stock Price on Merger Consideration..................   23
  Ability to Efficiently Integrate and Operate Mac Frugal's...........................   23
  Ability to Achieve Continued Growth.................................................   23
  Competition.........................................................................   24
  Seasonality.........................................................................   24
  Purchasing of Suitable Merchandise..................................................   24
  Impact of Foreign Imports...........................................................   24
  Disruptions in Receiving and Distribution...........................................   25
  Effect of Certain Anti-Takeover Provisions..........................................   25
INTRODUCTION..........................................................................   26
CONSOLIDATED STORES SPECIAL MEETING...................................................   27
  Purpose.............................................................................   27
  Record Date; Voting Rights..........................................................   27
  Share Ownership of Management.......................................................   27
  Quorum..............................................................................   27
  Revocation of Proxies...............................................................   27
  Solicitation of Proxies.............................................................   28
  Required Vote.......................................................................   28
MAC FRUGAL'S SPECIAL MEETING..........................................................   28
  Purpose.............................................................................   28
  Record Date; Voting Rights..........................................................   28
  Share Ownership of Management.......................................................   29
  Quorum..............................................................................   29
  Revocation of Proxies...............................................................   29
  Solicitation of Proxies.............................................................   29
  Required Vote.......................................................................   29

                                       SECTION                                          PAGE
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
THE MERGER............................................................................   30
  General.............................................................................   30
  Background of the Merger............................................................   31
  Consolidated Stores' Reasons for the Merger; Recommendation of the Consolidated
     Stores Board.....................................................................   33
  Opinion of Financial Advisor to Consolidated Stores.................................   34
  Mac Frugal's Reasons for the Merger; Recommendation of the Mac Frugal's Board.......   38
  Opinion Addressed to the Mac Frugal's Board.........................................   40
  Plans for Mac Frugal's..............................................................   44
  Interests of Certain Persons........................................................   44
  Indemnification.....................................................................   51
  Estimated Synergies.................................................................   51
  Certain Federal Income Tax Consequences.............................................   51
  Accounting Treatment................................................................   53
  Other Legal Matters; Regulatory Approvals...........................................   53
  No Appraisal Rights.................................................................   54
  Delisting and Deregistration of Mac Frugal's Common Stock...........................   54
  Resales of Consolidated Stores Common Stock.........................................   54
  New York Stock Exchange Listing.....................................................   54
COMPARATIVE MARKET PRICES AND DIVIDENDS...............................................   55
MERGER AGREEMENT......................................................................   57
  The Merger..........................................................................   57
  Conversion of Mac Frugal's Common Stock.............................................   57
  Exchange Procedures.................................................................   58
  Treatment of Stock Options..........................................................   59
  Interim Operations..................................................................   60
  Treatment of Certain Indebtedness...................................................   62
  No Solicitation.....................................................................   62
  Directors' and Officers' Insurance and Indemnification..............................   64
  Employee Benefits and Employee Matters..............................................   64
  Confidentiality Agreements..........................................................   65
  Representations and Warranties......................................................   65
  Effective Time......................................................................   65
  Conditions to the Merger............................................................   65
  Termination; Fees...................................................................   66
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.....................................   68
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS............................   76
DESCRIPTION OF CONSOLIDATED STORES CAPITAL STOCK......................................   77
  Consolidated Stores Common Stock....................................................   77
  Dividend Rights.....................................................................   77
  Voting Rights.......................................................................   77
  Change of Control...................................................................   77
  Miscellaneous.......................................................................   79
  Consolidated Stores Preferred Stock.................................................   80

                                       SECTION                                          PAGE
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
COMPARISON OF THE RIGHTS OF HOLDERS OF MAC FRUGAL'S COMMON STOCK AND CONSOLIDATED
  STORES COMMON STOCK.................................................................   80
     Authorized Capital Stock.........................................................   80
     Board of Directors...............................................................   80
     Repurchase and Redemption of Shares..............................................   82
     Payment of Dividends to Stockholders.............................................   82
     Preemptive Rights................................................................   83
     Amendments to Charter; Amendments to By-Laws.....................................   83
     Change of Control Provisions.....................................................   83
     Special Meeting of Stockholders..................................................   83
     Stockholder Consent to Action Without a Meeting..................................   84
     Liquidation Rights...............................................................   84
BUSINESS OF CONSOLIDATED STORES.......................................................   85
BUSINESS OF MAC FRUGAL'S..............................................................   85
EXPERTS...............................................................................   86
LEGAL OPINIONS........................................................................   86
STOCKHOLDERS' PROPOSALS...............................................................   86
ANNEXES
  Annex A Agreement and Plan of Merger dated November 4, 1997.........................  A-1
  Annex B Consulting Agreement dated November 4, 1997.................................  B-1
  Annex C Noncompetition Agreement dated November 4, 1997.............................  C-1
  Annex D Opinion, dated November 3, 1997, of Merrill Lynch...........................  D-1
  Annex E Opinion, dated November 4, 1997, of NMSI....................................  E-1

                             AVAILABLE INFORMATION

     Each of Consolidated Stores and Mac Frugal's is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning Consolidated Stores and Mac Frugal's directors and officers, their remuneration, stock options granted to them, the principal holders of Consolidated Stores and Mac Frugal's securities, any material interests of such persons in transactions with Consolidated Stores and Mac Frugal's and other matters is required to be disclosed in proxy statements distributed to Consolidated Stores stockholders and to Mac Frugal's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Thirteenth Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov. Consolidated Stores Common Stock and Mac Frugal's Common Stock are each listed on the New York Stock Exchange ("NYSE"). Reports, proxy statements and other information filed by Mac Frugal's and Consolidated Stores may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     Consolidated Stores has filed with the Commission a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Consolidated Stores Common Stock offered hereby of which this Proxy Statement/Prospectus is a part. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto filed by Consolidated Stores, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The Registration Statement and exhibits thereto may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF CONSOLIDATED STORES COMMON STOCK OR MAC FRUGAL'S COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO, IN THE CASE OF DOCUMENTS RELATING TO CONSOLIDATED STORES, MICHAEL
J. POTTER, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, CONSOLIDATED STORES CORPORATION, 300 PHILLIPI ROAD, P.O. BOX 28512, COLUMBUS, OHIO 43228-0512, TELEPHONE NUMBER (614) 278-6800 AND, IN THE CASE OF DOCUMENTS RELATING TO MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC., NEIL T. WATANABE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 2430 E. DEL AMO BOULEVARD, DOMINGUEZ, CALIFORNIA 90220-6306, TELEPHONE NUMBER (310) 537-9220. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY
REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN JANUARY   , 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by Consolidated Stores pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. Consolidated Stores' Annual Report on Form 10-K for the fiscal year ended February 1, 1997;

          2. Consolidated Stores' Annual Report on Form 10-K/A dated June 27, 1997;

          3. Consolidated Stores' Quarterly Reports on Forms 10-Q for the fiscal quarters ended May 3, 1997 and August 2, 1997;

          4. Consolidated Stores' Current Report on Form 8-K dated May 21, 1997;

          5. Consolidated Stores' Current Report on Form 8-K dated November 6, 1997;

          6. The description of capital stock of Consolidated Stores, including Consolidated Stores Common Stock, that is contained in the registration statement filed under the Exchange Act under File No. 333-2545, including all amendments or reports filed for the purpose of updating such description;

          7. Consolidated Stores' Schedule 14A Definitive Proxy Statement dated April 25, 1997; and

          8. Consolidated Stores' Registration Statement on Form S-8 dated July 25, 1997.

     The following documents previously filed with the Commission by Mac Frugal's pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. Mac Frugal's Annual Report on Form 10-K for the fiscal year ended February 2, 1997;

          2. Mac Frugal's Quarterly Reports on Form 10-Q for the quarters ended May 4, 1997 and August 3, 1997;

          3. Mac Frugal's Current Report on Form 8-K dated November 7, 1997; and

          4. Mac Frugal's Schedule 14A Definitive Proxy Statement dated May 15, 1997.

     The information relating to Consolidated Stores and Mac Frugal's contained in this Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

     All information herein with respect to Consolidated Stores and Sub has been furnished by Consolidated Stores and all information herein with respect to Mac Frugal's has been furnished by Mac Frugal's.

     This Proxy Statement/Prospectus does not cover any resale of the securities to be received by stockholders of Mac Frugal's upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

     All documents filed by either Consolidated Stores or Mac Frugal's pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and be a part hereof from the dates of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER CONSOLIDATED STORES OR MAC FRUGAL'S. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CONSOLIDATED STORES OR MAC FRUGAL'S SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Proxy Statement/Prospectus under "THE MERGER -- Background of the Merger," "THE MERGER -- Consolidated Stores' Reasons for the Merger; Recommendation of the Consolidated Stores Board," "THE
MERGER -- Mac Frugal's Reasons for the Merger; Recommendation of the Mac Frugal's Board" and "THE MERGER -- Estimated Synergies," in addition to certain statements contained elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference that are not statements of historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, without limitation, statements regarding Consolidated Stores' or Mac Frugal's future financial position, business strategy, budgets, reserve estimates, expected future production, capital costs and expenses, expected cost savings or synergies, expected sources, timing and adequacy of funding of projects and other cash requirements and plans and objectives of management for future operations. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements ("Cautionary Statements") include the general economic conditions, changes in consumer demand and preferences, adverse weather patterns, import risks, including potential political and social unrest, duties, tariffs and quotas and other factors disclosed under "Risk Factors." All subsequent written and oral forward-looking statements relating to the matters described in this Proxy Statement/Prospectus and attributable to Consolidated Stores or Mac Frugal's or to persons acting on behalf of either are expressly qualified in their entirety by the Cautionary Statements.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein. Stockholders are urged to review carefully this Proxy Statement/Prospectus, the Merger Agreement attached hereto as Annex A and the other Annexes attached hereto.

THE COMPANIES

     Consolidated Stores Corporation. Consolidated Stores Corporation ("Consolidated Stores") is a Delaware corporation with its principal executive offices located at 300 Phillipi Road, Columbus, Ohio 43228-0512. The telephone number of Consolidated Stores at such offices is (614) 278-6800. Consolidated Stores is the nation's largest close-out retailer with 1,946 stores located in all 50 states and Puerto Rico. Consolidated Stores operates 677 retail close-out stores, primarily under the names Odd Lots and Big Lots in the Midwestern, Southern and Mid-Atlantic regions of the United States, and 1,269 retail toy stores throughout the United States and Puerto Rico, primarily under the names K-B Toys, K-B Toy Works and K-B Toy Outlet. Approximately 1,045 of the toy stores were acquired as of May 5, 1996 in the acquisition of Kay-Bee Center, Inc. from Melville Corporation. See "BUSINESS OF CONSOLIDATED STORES."

     MBC Consolidated Acquisition Corporation. MBC Consolidated Acquisition Corporation ("Sub"), a newly incorporated Delaware corporation and a wholly owned subsidiary of Consolidated Stores, has not conducted any business other than in connection with the Agreement and Plan of Merger, dated as of November 4, 1997, by and among Mac Frugal's, Consolidated Stores and Sub (the "Merger Agreement"). All of the issued and outstanding shares of capital stock of Sub are directly owned by Consolidated Stores. The principal executive offices of Sub are located at 300 Phillipi Road, Columbus, Ohio 43228-0512. The telephone number of Sub at such offices is (614) 278-6800. See "BUSINESS OF CONSOLIDATED STORES."

     Mac Frugal's Bargains - Close-outs Inc. Mac Frugal's Bargains - Close-outs Inc. ("Mac Frugal's") is a Delaware corporation with its principal executive offices located at 2430 E. Del Amo Boulevard, Dominguez, California 90220-6306. The telephone number of Mac Frugal's at such offices is (310) 537-9220. Mac Frugal's operates a chain of 326 retail stores that specialize in the sale of new "close-out" merchandise which is purchased from manufacturers and wholesalers at prices less than initial wholesale prices and is sold at prices below normal retail prices. Mac Frugal's operates 121 of its retail stores under the name "Pic 'N' Save" in the Southern California area and 205 of its retail stores under the name "Mac Frugal's Bargains - Close-outs" in the western region of the United States. Approximately 52% of Mac Frugal's stores are located in California. See "BUSINESS OF MAC FRUGAL'S."

THE SPECIAL MEETINGS

  Consolidated Stores Special Meeting

     Purpose. The Consolidated Stores Special Meeting will be held at the headquarters of Consolidated Stores' principal operating subsidiary located at
300 Phillipi Road, Columbus, Ohio, on January   , 1998, at 1:00 p.m., local
time, to consider and vote upon a proposal to approve the issuance of shares of common stock, par value $.01 per share, of Consolidated Stores (the "Consolidated Stores Common Stock") pursuant to the Merger Agreement (the "Share Issuance"). The stockholders of Consolidated Stores will also consider and take action upon any other business that may properly be brought before the Consolidated Stores Special Meeting. See "CONSOLIDATED STORES SPECIAL
MEETING -- Purpose."

     Record Date.  Only holders of record of Consolidated Stores Common Stock at
the close of business on December   , 1997 ("Consolidated Stores Record Date")
are entitled to receive notice of and to vote at the Consolidated Stores Special Meeting. At the close of business on the Consolidated Stores Record Date, there
were           shares of Consolidated Stores Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "CONSOLIDATED STORES SPECIAL MEETING -- Record Date; Voting Rights."

     Required Vote. Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of Consolidated Stores Common Stock entitled to vote at the Consolidated Stores Special Meeting.

     THE BOARD OF DIRECTORS OF CONSOLIDATED STORES (THE "CONSOLIDATED STORES BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF CONSOLIDATED STORES, HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CONSOLIDATED STORES STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE. SEE "CONSOLIDATED STORES SPECIAL MEETING -- REQUIRED VOTE."

     Share Ownership of Management. At the close of business on the Consolidated Stores Record Date, directors and executive officers of Consolidated Stores and their affiliates were the record owners of an aggregate
of           (approximately      %) of the shares of Consolidated Stores Common
Stock then outstanding.

  Mac Frugal's Special Meeting

     Purpose. The Mac Frugal's Special Meeting will be held at the Long Beach Airport Marriott Hotel, 4700 Airport Plaza Drive, Long Beach, California, on
January   , 1998, at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of Sub with and into Mac Frugal's, with Mac Frugal's surviving as a wholly owned subsidiary of Consolidated Stores. The stockholders of Mac Frugal's will also consider and take action upon any other business which may properly be brought before the Mac Frugal's Special Meeting. See "MAC FRUGAL'S SPECIAL MEETING -- Purpose."

     Record Date. Only holders of record of common stock, par value $.02778 per share, of Mac Frugal's (the "Mac Frugal's Common Stock") at the close of
business on December   , 1997 (the "Mac Frugal's Record Date") are entitled to
receive notice of and to vote at the Mac Frugal's Special Meeting. At the close
of business on the Mac Frugal's Record Date, there were           shares of Mac
Frugal's Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "MAC FRUGAL'S SPECIAL MEETING -- Record Date; Voting Rights."

     Required Vote. Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Mac Frugal's Common Stock entitled to vote thereon at the Mac Frugal's Special Meeting.

     Share Ownership of Management. At the close of business on the Mac Frugal's Record Date, directors and executive officers of Mac Frugal's and their
affiliates were the record owners of an aggregate of (approximately   %) of the
shares of Mac Frugal's Common Stock then outstanding.

     PRIOR TO THE EXECUTION OF THE MERGER AGREEMENT, THE BOARD OF DIRECTORS OF MAC FRUGAL'S (THE "MAC FRUGAL'S BOARD") UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF MAC FRUGAL'S, APPROVED THE MERGER AGREEMENT, AND RECOMMENDED THAT STOCKHOLDERS OF MAC FRUGAL'S VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MAC FRUGAL'S SPECIAL MEETING.

RISK FACTORS

     Stockholders of Mac Frugal's, in deciding whether to approve the Merger Agreement, and stockholders of Consolidated Stores, in deciding whether to approve the Share Issuance, should carefully consider the following risk factors, in addition to other information contained in this Joint Proxy Statement/Prospectus or incorporated by reference herein: (i) the effect of Consolidated Stores' stock price on the Exchange Rate; (ii) Consolidated Stores' ability to efficiently integrate and operate the Mac Frugal's business; (iii) Consolidated Stores' ability to achieve continued growth; (iv) the highly competitive and seasonal nature of the retail industry; (v) the ability to purchase suitable merchandise at competitive prices; (vi) the potential impact of foreign imports; (vii) disruptions in receiving and distribution operations; and (viii) effects of certain anti-takeover provisions on Consolidated Stores Common Stock. See "Risk Factors" beginning on page 23 for a more detailed discussion of such factors.

THE MERGER

  General

     Pursuant to the Agreement and Plan of Merger, dated as of November 4, 1997, by and among Consolidated Stores, Sub and Mac Frugal's (the "Merger Agreement"), on the date on which a certificate of merger has been filed with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Mac Frugal's Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Mac Frugal's Common Stock owned by Mac Frugal's as treasury stock and shares of Mac Frugal's Common Stock owned by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores, shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and converted automatically into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Consolidated Stores Common Stock equal to the Exchange Rate (as defined below).

     The Exchange Rate means: (i) 1.00, if and only if the average closing price per share of Consolidated Stores Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape during the period comprising the twenty NYSE trading days immediately preceding the second NYSE trading day immediately preceding the Effective Time of the Merger (the "Pricing Period") (the "Average Consolidated Stores Share Price") is less than or equal to $39.00; or (ii) the quotient of (a) $39.00 divided by (b) the Average Consolidated Stores Share Price, if and only if the Average Consolidated Stores Share Price is both (x) greater than $39.00 and (y) less than or equal to $41.49; or (iii)
 .94, if and only if the Average Consolidated Stores Share Price is both (x) greater than $41.49 and (y) less than or equal to $43.62; or (iv)(a) .94 less
(b) the product of (x) the Average Consolidated Stores Share Price less $43.62 multiplied by (y) .01, if and only if the Average Consolidated Stores Share Price is both (A) greater than $43.62 and (B) less than or equal to $49.62; or
(v) .88, if and only if the Average Consolidated Stores Share Price is greater than $49.62. In the event that the Average Consolidated Stores Share Price is less than or equal to $35.00, Mac Frugal's may, on or prior to the Effective Time, terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement. PROMPTLY FOLLOWING THE CLOSING OF THE PRICING PERIOD, CONSOLIDATED STORES AND MAC FRUGAL'S WILL ISSUE A JOINT PRESS RELEASE ANNOUNCING THE EXCHANGE RATE. ONCE THE PRICING PERIOD HAS ENDED, STOCKHOLDERS MAY ALSO CALL GEORGESON & COMPANY AT 1-800-223-2064 TO CONFIRM THE EXCHANGE RATE. No fractional shares of Consolidated Stores Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Mac Frugal's Common Stock who otherwise would be entitled to receive a fractional share of Consolidated Stores Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average Consolidated Stores Share Price. Additionally, each share of Consolidated Stores Common Stock issued pursuant to the Merger will be issued with one associated Consolidated Stores Right. See "MERGER AGREEMENT -- Conversion of Mac Frugal's Common Stock."

     By way of example (but in each instance subject to payment of cash in lieu of fractional shares): if the Average Consolidated Stores Share Price is $38.00, the Exchange Rate will be 1.00 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive one share of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $40.00, the Exchange Rate will be .975 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .975 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $42.00, the Exchange Rate will be .94 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive
 .94 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share price is $44.00, the Exchange Rate will be .936 shares and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .936 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $50.00, the Exchange Rate will be .88 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .88 shares of Consolidated Stores Common Stock.

     THE CONSIDERATION TO BE RECEIVED BY MAC FRUGAL'S STOCKHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT BE DETERMINED PRECISELY PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND DAY IMMEDIATELY PRECEDING THE EFFECTIVE TIME. THE CONSIDERATION WILL DEPEND UPON THE AVERAGE CONSOLIDATED STORES SHARE PRICE, WHICH ESTABLISHES THE EXCHANGE RATE. BECAUSE THE AVERAGE CONSOLIDATED STORES SHARE PRICE AND THE EXCHANGE RATE AS OF THE EFFECTIVE TIME ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT CONSIDERATION PER SHARE TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING MAC FRUGAL'S COMMON STOCK IS NOT CURRENTLY DETERMINABLE. Had
the Merger been consummated on December   , 1997, the Average Consolidated
Stores Share Price would have been $          and each share of Mac Frugal's
Common Stock outstanding would have been converted into           shares of
Consolidated Stores Common Stock (together with one associated Consolidated Stores Right). In fact, the Average Consolidated Stores Share Price may be
greater than or less than $          . See "MERGER AGREEMENT -- Conversion of
Mac Frugal's Common Stock."

     THE MARKET VALUE OF THE CONSOLIDATED STORES COMMON STOCK DURING THE PRICING PERIOD AND AFTER THE EFFECTIVE TIME WILL, AMONG OTHER THINGS, DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, THE PERFORMANCE OF CONSOLIDATED STORES, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE RETAIL CLOSE-OUT INDUSTRY, AND MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE PRICES OF SECURITIES. SEE "THE MERGER -- GENERAL."

  Consolidated Stores' Reasons for the Merger; Recommendation of the Consolidated Stores Board

     The Consolidated Stores Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Consolidated Stores and has approved the Merger Agreement. THE CONSOLIDATED STORES BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CONSOLIDATED STORES VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE CONSOLIDATED STORES SPECIAL MEETING. In reaching its conclusion, the Consolidated Stores Board considered a number of factors, including, without limitation, the following:

     - the judgment, advice and analyses of its management;

     - the analyses prepared by Merrill Lynch & Co. ("Merrill Lynch"), and the opinion of Merrill Lynch, delivered to the Consolidated Stores Board, dated November 3, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Exchange Rate is fair from a financial point of view to Consolidated Stores. See "THE MERGER -- Opinion of Financial Advisor to Consolidated Stores"; "THE MERGER -- Background of the Merger";

     - the financial condition, results of operations and cash flows of Consolidated Stores and Mac Frugal's, both on a historical and a prospective basis;

     - the fact that the Merger is expected to be accretive to Consolidated Stores' earnings per share by the end of the first year of operations following the Merger;

     - Consolidated Stores management's preliminary review of Mac Frugal's business and operations, that the Merger will result in a number of important synergies including, but not limited to, improvement in gross margins through enhanced purchasing power, enhanced utilization of distribution facilities, elimination of duplicative overhead, reduced advertising and marketing expenses, the consolidation of data centers and improved communications systems and a working capital benefit from the consolidation of warehouse inventories. See "THE MERGER -- Estimated Synergies";

     - the terms and conditions of the Merger Agreement, including the amount and form of Merger consideration and the structuring of the Merger to take advantage of the pooling of interests method of accounting; and

     - historical market prices and trading information with respect to Consolidated Stores Common Stock and Mac Frugal's Common Stock.

     - the strategic fit between Consolidated Stores and Mac Frugal's, including the potential for synergies, and the fact that Mac Frugal's was the foremost logical acquisition partner given Consolidated Stores' and Mac Frugal's businesses and geographical diversity.

     In view of the number and disparate nature of the factors considered by the Consolidated Stores Board, the Consolidated Stores Board did not assign relative weight to the factors considered in reaching its conclusions. Rather, the Consolidated Stores Board viewed its conclusions and recommendations as being based on the totality of the information being presented to and considered by it. See "THE MERGER -- Consolidated Stores' Reasons for the Merger; Recommendations of the Consolidated Stores Board."

  Opinion of Financial Advisor to Consolidated Stores

     Merrill Lynch delivered its oral opinion on November 3, 1997 to the Consolidated Stores Board, which was confirmed by its written opinion, dated November 3, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Exchange Rate is fair from a financial point of view to Consolidated Stores. The full text of the Merrill Lynch written opinion, which sets forth a description of the assumptions made, factors considered and limitations on the review undertaken, is attached hereto as Annex D. CONSOLIDATED STORES STOCKHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION CAREFULLY IN ITS ENTIRETY. See "THE MERGER -- Opinion of Financial Advisor to Consolidated Stores."

  Mac Frugal's Reasons for the Merger; Recommendation of the Mac Frugal's Board

     AT A SPECIAL MEETING HELD ON NOVEMBER 4, 1997, THE MAC FRUGAL'S BOARD (A) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTEREST OF THE STOCKHOLDERS OF MAC FRUGAL'S, AND
(B) UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. AT SUCH MEETING, THE MAC FRUGAL'S BOARD RECOMMENDED THAT THE HOLDERS OF SHARES OF MAC FRUGAL'S COMMON STOCK APPROVE AND ADOPT THE MERGER.

     In reaching its conclusion to approve and recommend the Merger Agreement, the Mac Frugal's Board considered a number of factors, including, without limitation, the following:

          - the Exchange Rate in the Merger, assuming the Average Consolidated Stores Share Price is $40 1/4, the closing price of Consolidated Stores Common Stock on November 3, 1997 (the last full trading day prior to the approval of the Merger Agreement), represents a premium of approximately 21% over $32.36, the average closing price of Mac Frugal's Common Stock over the twenty consecutive NYSE trading days ended November 3, 1997;

          - the Exchange Rate provides for participation in increases in value of the Consolidated Stores Common Stock above $41.50 per share as well as for limited downside protection if the price drops below $41.50, and the Merger Agreement provides a right of termination for Mac Frugal's if the price of Consolidated Stores Common Stock drops to or below $35;

          - the information presented by Batchelder & Partners, Inc. ("Batchelder & Partners") to the Mac Frugal's Board, including analysis of historical trading prices, ratios of Mac Frugal's versus Consolidated Stores Common Stock and comparative stock prices for each company relative to applicable stock market indices;

          - the written opinion of NationsBanc Montgomery Securities, Inc. ("NMSI") dated November 4, 1997 addressed to and considered by the Mac Frugal's Board, a copy of which is attached hereto as Annex E, which contains certain important qualifications and a description of assumptions made, matters considered, areas of reliance on others, and limitations on the review undertaken by NMSI (Mac Frugal's stockholders should review this opinion in its entirety. See "The Merger -- Opinion Addressed to the Mac Frugal's Board" and "The Merger -- Background of the Merger");

          - other strategic alternatives open to Mac Frugal's, such as remaining independent and continuing to grow by expansion, involve a greater risk from the standpoint of stockholder value than the proposed Merger;

          - the Merger Agreement permits Mac Frugal's to furnish information to and participate in discussions with competing bidders under specified circumstances consistent with the Mac Frugal's Board's legal obligations;

          - the strategic fit between Mac Frugal's and Consolidated Stores, including the potential for synergies, and the fact that Consolidated Stores was the foremost logical acquisition partner given Mac Frugal's and Consolidated Stores' businesses and geographical diversity;

          - the Merger is expected to be treated as a tax-free reorganization and is intended to be accounted for under the pooling of interests method of accounting. (See "THE MERGER -- Accounting Treatment" and "THE
     MERGER -- Certain Federal Income Tax Consequences"); and

          - the Merger Agreement is not conditioned on Consolidated Stores obtaining financing in connection with the transactions contemplated by the Merger.

     In view of the number and disparate nature of the factors considered by the Mac Frugal's Board, the Mac Frugal's Board did not assign relative weights to the factors considered in reaching its conclusions. Rather, the Mac Frugal's Board viewed its conclusions and recommendations as being based on the totality of the information being presented to and considered by it. See "THE
MERGER -- Mac Frugal's Reasons for the Merger; Recommendation of the Mac Frugal's Board."

  Opinion Addressed to the Mac Frugal's Board

     NMSI delivered its oral opinion to the Mac Frugal's Board on November 4, 1997, which was confirmed by its written fairness opinion dated November 4, 1997 to the Mac Frugal's Board. The full text of the NMSI opinion, which sets forth certain important qualifications, assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken, is attached hereto as Annex E. MAC FRUGAL'S STOCKHOLDERS ARE URGED TO READ THE NMSI OPINION CAREFULLY IN ITS ENTIRETY. See "THE MERGER -- Opinion Addressed to the Mac Frugal's Board."

  Plans for Mac Frugal's

     It is expected that certain business functions of Mac Frugal's will be integrated into the operations of Consolidated Stores following the Merger. Consolidated Stores expects to take an estimated pre-tax charge to earnings ranging from $75 million to $100 million relating to the cost of integrating the two companies.

     As a result of the Merger, Consolidated Stores anticipates that only a small percentage of the combined stores of Consolidated Stores and Mac Frugal's will be closed or converted to another retail format. A decision on which stores, if any, will be closed or converted to another retail format will not be made until after the consummation of the Merger. In addition, Consolidated Stores will continue to evaluate the business and operations of Mac Frugal's after the consummation of the Merger and will take such further actions as it deems appropriate under the circumstances then existing. See "THE
MERGER -- Plans for Mac Frugal's."

  Background of the Merger

     For a description of the background of the Merger, see "THE
MERGER -- Background of the Merger."

  Interests of Certain Persons

     Mac Frugal's Board. Certain members of the Mac Frugal's Board may be deemed to have interests in the Merger that are in addition to their interests
as stockholders of Mac Frugal's generally. As of                , 1997, Daniel
H. Batchelder and James J. Zehentbauer, members of the Mac Frugal's Board,
exercised and sold an aggregate of        of the vested shares underlying their
Mac Frugal's stock options. Additionally, Messrs. Batchelder and Zehentbauer are principals of Batchelder & Partners, financial advisors to Mac Frugal's in connection with the Merger, which firm will receive a representation fee equal to one-half of one percent of the total merger consideration received by Mac Frugal's or its stockholders upon consummation of the Merger. Of this fee, $150,000 was paid upon the engagement of Batchelder & Partners, $500,000 was paid upon execution of the Merger Agreement and the remainder is due upon consummation of the Merger. Assuming the Average Consolidated Stores Share Price
is           , the representation fee payable to Batchelder & Partners would be
$          . Additionally, Mac Frugal's has agreed to reimburse

Batchelder & Partners for its reasonable out-of-pocket expenses; provided, however, that expenses in excess of $25,000 must be approved by Mac Frugal's, which approval shall not be unreasonably withheld. In connection with the engagement of Batchelder & Partners as financial advisor, Mac Frugal's has agreed to indemnify Batchelder & Partners and its respective directors, officers, partners, agents, employees, affiliates and controlling persons, to the full extent permitted by law, from and against all losses, claims, damages, liabilities and expenses incurred by such persons which are related to or arise out of the engagement of Batchelder & Partners as financial advisor, except to the extent that such losses, claims, damages, liabilities and expenses result from the bad faith or gross negligence of the person seeking such indemnification.

     At the close of business on the Mac Frugal's Record Date, directors and executive officers of Mac Frugal's and their affiliates were the record owners
of an aggregate of   (approximately   %) of the Mac Frugal's Common Stock then
outstanding.

     The Mac Frugal's Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER -- Interests of Certain Persons."

     Existing Employment Agreements and Bonuses. Mac Frugal's has employment agreements with each of its six executive officers (the "Covered Executives" or, individually, a "Covered Executive"). Except for the base salaries and severance payments, the forms of these agreements are substantially similar. The agreements provide, among other things, for base salary, performance stock options, performance bonuses, severance payments and certain other termination
protections. For personal tax planning reasons, as of December   , 1997, the
Covered Executives exercised and sold an aggregate of        of the vested
shares underlying their Mac Frugal's stock options. In addition, the Covered Executives and certain other key members of management are eligible to receive bonuses under the 1997 Bonus Plan. See "THE MERGER -- Interests of Certain Persons."

     Savings and Retirement Plan. The Mac Frugal's Bargains - Close-outs Inc. Savings and Retirement Plan, as amended (the "401(k) Plan"), is a profit sharing plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan provides that full-time employees who are at least 21 years of age with one year of service with Mac Frugal's are eligible to make contributions ranging from 1% to 12% of annual compensation ("Deferrals"). Subject to the maximum contribution permitted under the 401(k) Plan, Mac Frugal's will match the amount of employee Deferrals pursuant to the 401(k) Plan ("Matching Amounts") and, may at the discretion of the Mac Frugal's Board, make additional contributions to the plan for the benefit of the participants ("Company Contributions").

     Participants under the 401(k) Plan are 100% vested in Deferrals and Matching Amounts at the time that such contributions are made. The 401(k) Plan is administered by the Profit Sharing Plan Committee (the "Committee"), the members of which are appointed by the Mac Frugal's Board.

     The 401(k) Plan provides that in the event Mac Frugal's undergoes a consolidation, merger, sale, liquidation, or other transfer of substantially all of its operating assets, the ultimate successor is automatically deemed to elect to continue the plan, unless the successor's board of directors resolves to terminate the plan. The Committee may agree to merge or consolidate the 401(k) Plan with another plan so long as the participants are entitled to benefits equal to or greater than those provided under the 401(k) Plan immediately after such merger or consolidation. The 401(k) Plan will be rolled into Consolidated Stores' 401(k) Plan. As of September 30, 1997, the aggregate amount of vested accounts is $24,177,856 and the aggregate amount of unvested accounts is $279,729.

     Long Term Cash Incentive Award Plan. In fiscal 1996, Mac Frugal's adopted a Long Term Cash Incentive Award Plan (the "Cash Incentive Award Plan") for its executive officers. Pursuant to the Cash Incentive Award Plan, each Covered Executive will receive an amount equal to his or her annual base salary in fiscal 1999 if the aggregate earnings per share of Mac Frugal's over the three fiscal years ending with fiscal 1999 exceeds a target level. In addition, the Covered Executive must be employed by Mac Frugal's as an officer through the end of fiscal 1999 in order to earn this award.

     The Cash Incentive Award Plan requires that a pro rata portion of the amount that would have been paid to the Covered Executives at the end of fiscal 1999 be paid to the Covered Executives in the event of a Change in Control (as defined therein). The Merger will constitute a Change in Control under the Cash Incentive Award Plan. The Merger Agreement provides that the Severance Payments (as defined therein) include the 1997 portion of any awards earned by the Covered Executives under the Plan. The Merger Agreement further provides that subject to the payment of the Severance Payments, Mac Frugal's shall amend its Cash Incentive Award Plan to provide that such Plan will be terminated as of the Effective Time.

     Supplemental Executive Retirement Plan. Effective January 1, 1995, Mac Frugal's established the Mac Frugal's Bargains - Close-outs Inc. Supplemental Executive Retirement Plan (the "SERP") for the purpose of providing retirement benefits for a select group of management or highly compensated employees of Mac Frugal's. To date, the SERP has been used solely as a deferred compensation plan for certain executive officers who have elected to defer a portion of earned compensation thereunder. The SERP is an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All amounts due under the SERP are provided solely from the general assets of Mac Frugal's. The SERP is administered by a trustee. The SERP may be amended, modified or terminated at any time by action of the Mac Frugal's Board. The SERP provides that in the event of a "Change of Control," the trustee shall pay to each of the participants within 90 days of such "Change in Control," an amount equal to the participant's account in a single lump-sum payment of cash. A "Change in Control" is defined in the SERP to include any consolidation or merger of Mac Frugal's pursuant to which shares of Mac Frugal's common stock would be converted into cash, securities or other property, other than a merger of Mac Frugal's in which the holders of Mac Frugal's common stock immediately prior to the merger have the same proportionate ownership of at least 80% of common stock of the surviving corporation immediately after the merger. There are currently 17 eligible and 6 active participants in the SERP. The Merger will constitute a Change in Control under the SERP. The estimated aggregate amounts payable to the participants in the SERP as a result of the Merger is $317,593.

     1990 Employee Stock Incentive Plan. Mac Frugal's 1990 Employee Stock Incentive Plan (the "Incentive Plan") authorizes the issuance of options to purchase up to 3,200,000 shares of Mac Frugal's Common Stock including incentive stock options within the meaning of Section 422 of the Code, stock options that do not qualify as incentive stock options, stock appreciation rights and restricted shares of Mac Frugal's Common Stock. Officers and other salaried employees of Mac Frugal's are eligible to participate in the Incentive Plan. As of November 5, 1997, approximately 85 persons were eligible to participate in the Incentive Plan.

     The Incentive Plan is administered by the Compensation Committee of the Mac Frugal's Board. The Compensation Committee selects from the eligible participants under the Incentive Plan and determines the terms and conditions of all grants and awards to such participants including the terms and conditions under which each option may be exercisable and the expiration date of each option, except that each option must expire no later than ten years from the date of grant. Grants and awards are made in consideration of services rendered or to be rendered by the recipients thereof.

     Options to purchase shares of Mac Frugal's Common Stock were granted to certain executive officers of Mac Frugal's during fiscal 1996. All such options
(a) become exercisable in full on the third anniversary of the date of grant,
(b) have an exercise price equal to the fair market value of Mac Frugal's Common Stock on the date of grant, and (c) immediately and fully vest and become exercisable in certain defined events including a merger of Mac Frugal's, a Change in Control (as defined therein) of Mac Frugal's or a sale of substantially all of the assets of Mac Frugal's. Payment of the exercise price of options granted under the Incentive Plan must be made in full in cash or a cash equivalent concurrently with the exercise of such option.

     The Merger will be deemed to be a "Change in Control" under the Incentive Plan, and all of the options outstanding under the Incentive Plan will vest as of the Effective Time and will become options to purchase shares of Consolidated
Stores Common Stock in accordance with the Merger Agreement. As of December   ,
1997, approximately      options are outstanding under the Incentive Plan. See
"THE MERGER -- Interests of Certain Persons."

     1992 Non-Employee Directors Stock Option Plan. The 1992 Non-Employee Directors Stock Option Plan, as amended (the "Non-Employee Directors Plan"), provides for each non-employee director to receive a stock option for 2,250 shares of Mac Frugal's Common Stock upon his election and re-election at the annual meeting of stockholders at which he is elected or re-elected subsequent to the annual stockholders' meeting in 1999. On December 11, 1996, the Mac Frugal's Board approved an amendment that eliminated the grant of the automatic annual options to directors under the Non-Employee Directors Plan until the date of the annual stockholders' meeting in 2000. The exercise price of each such option is the fair market value of the common stock at the close of business on the date preceding the date of the grant. In addition, each non-employee director may elect, on the date of each annual meeting at which he is elected or re-elected, to receive his annual retainer in the form of a stock option to purchase a number of shares of Mac Frugal's Common Stock determined by a formula. The exercise price of each such option is 80% of the fair market value of Mac Frugal's Common Stock on the date of the grant. The options vest and are exercisable one year from the date of the grant at the following annual meeting
of stockholders. As of December   , 1997, approximately
options are outstanding under the Non-Employee Directors Plan.

     On December 11, 1996, the Mac Frugal's Board granted to each of Messrs. Batchelder and Zehentbauer, the non-employee directors, an option to purchase 50,000 shares of Mac Frugal's Common Stock at an exercise price of $25.50, the fair market value of the Mac Frugal's Common Stock on the date of grant. Additionally, effective January 1, 1997, the Mac Frugal's Board granted to each of Messrs. Cooper and Corley, upon their election as non-employee directors, an option to purchase 50,000 shares of Mac Frugal's Common Stock at an exercise price of $24.00, the fair market value of the Mac Frugal's Common Stock on the date of the grant. These options vest and become immediately exercisable in full on the third anniversary of the date of grant, provided that the holder is a member of the Mac Frugal's Board at such time. All of the options immediately and fully vest and become exercisable in certain defined events including a merger, a change in control or a sale of substantially all of the assets of Mac Frugal's. All of the options held by the non-employee directors will vest and become exercisable upon consummation of the Merger. See "THE MERGER -- Interests of Certain Persons."

     Treatment of Stock Options. The Merger Agreement provides that, effective as of the Effective Time, each option granted by Mac Frugal's to purchase Mac Frugal's Common Stock that is outstanding and unexercised immediately prior thereto (each a "Mac Frugal's Stock Option"), whether vested or unvested as of the Effective Time, will cease to represent a right to acquire Mac Frugal's Common Stock and will be converted automatically into a fully vested and exercisable option to purchase shares of Consolidated Stores Common Stock in an amount and at an exercise price determined as provided below. The number of shares of Consolidated Stores Common Stock subject to the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on Mac Frugal's Stock Options immediately prior to the Effective Time and (ii) the ratio of the exercise price per share subject to Mac Frugal's Stock Options to the fair market value (determined immediately prior to the Effective Time) per share subject to such option, provided that any fractional shares of Consolidated Stores Common Stock resulting from such determination will be rounded down to the nearest share. Pursuant to the terms of existing award agreements under the Incentive Plan, outstanding options shall vest and become exercisable upon consummation of the Merger. The Merger Agreement provides that the duration and other terms of the new options will be the same as the Mac Frugal's Stock Options that they replace, except that (i) all references to Mac Frugal's shall be deemed to be references to Consolidated Stores, and (ii) all such new options will not expire until at least 60 days after the end of the first fiscal quarter of Consolidated Stores ending at least 30 days after the Effective Time. New option award agreements will be provided to each holder of new options within 30 days after the Effective Time.

     Concurrent with the execution of the Merger Agreement, each of the Covered Executives delivered a Waiver providing that in the event the Merger is consummated, such Covered Executive will not receive any cash payment in exchange for outstanding vested options under the Incentive Plan held by Covered Executives, including options that become vested in connection with a Change in Control under the terms of existing award agreements under the Incentive Plan and their respective Employment Agreements. Such stock options shall be treated as set forth in the immediately preceding paragraph.

     The Merger Agreement provides that, effective as of the Effective Time, the Option Plans will terminate and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Mac Frugal's or any of its subsidiaries, will be deleted. Furthermore, Mac Frugal's will take all actions necessary to ensure that following the Effective Time, no holder of Mac Frugal's Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements will have any right thereunder to acquire any equity securities of Mac Frugal's or any subsidiary of Mac Frugal's. See "THE MERGER -- Interests of Certain Persons."

     Severance Benefits. With respect to the Covered Executives, upon the date of termination of employment by the Covered Executive pursuant to the terms of their respective employment agreement with Mac Frugal's in effect immediately prior to the Effective Time, Mac Frugal's will pay to each Covered Executive payments (collectively, the "Severance Payments") in the amounts set forth in the Merger Agreement as specified therein.

     The estimated cost of providing the Severance Payments to the Covered Executives upon termination of employment is:

                                                                     AGGREGATE AMOUNT OF
                                                                     SEVERANCE PAYMENTS
                                                                     -------------------
        Philip L. Carter...........................................      $ 4,126,636
        Mark J. Miller.............................................        2,210,538
        Neil T. Watanabe...........................................        1,065,386
        Earl C. Bonnecaze..........................................          835,001
        Frank C. Bianchi...........................................          833,731
        Michael Dobbs..............................................          811,731
                                                                          ----------
          Total Amount of Severance Payments due to the Covered
             Executives............................................      $ 9,883,023
                                                                          ==========

These Severance Payments include (i) the severance amounts due under the employment agreements with the Covered Executives, (ii) payments due under Mac Frugal's 1997 Bonus Plan upon achievement of the required targets, (iii) payments due under Mac Frugal's Long Term Cash Incentive Award Plan, and (iv) the estimated payments in lieu of unused vacation. The Severance Payments will be paid to a Covered Executive only if such Covered Executive is actively employed by Mac Frugal's immediately prior to the Effective Time and terminates his employment in accordance with his employment agreement subsequent to the Effective Time. In addition, each of the Covered Executives and their spouses are entitled to receive medical and dental health benefits equivalent to their current benefits until the earlier of December 31, 1998 or until such Covered Executive is employed full-time by a subsequent permanent employer.

     Other Benefits. Pursuant to the Merger Agreement, employees of Mac Frugal's who continue to be employed by Mac Frugal's as of the Effective Time will receive employee benefits comparable to those benefits provided to similarly situated employees of Consolidated Stores. See "THE
MERGER -- Interests of Certain Persons."

     Consulting Agreement. Concurrent with the execution of the Merger Agreement, Consolidated Stores entered into a Consulting Agreement with Philip
L. Carter, Mac Frugal's President and Chief Executive Officer ("Carter"), whereby immediately following the termination of his employment with Mac Frugal's, Carter will for a period of six months from the Effective Time provide to Consolidated Stores advice and recommendations concerning various matters respecting the business of Mac Frugal's as requested by Consolidated Stores, including, without limitation, advice and recommendations as to business arrangements, customers and the operations of Mac Frugal's. Consolidated Stores will pay to Carter for his services under the agreement an aggregate amount of $970,000, payable in equal weekly installments in arrears. Such amount will be placed in escrow as of the Effective Time. The weekly payments shall continue throughout the six-month period of the consultancy, regardless of whether the Consulting Agreement is terminated by Consolidated Stores. The Consulting Agreement may be terminated by Consolidated Stores at any time upon 30 days written notice to Carter.

     Noncompetition Agreement. Concurrent with the execution of the Merger Agreement, Consolidated Stores entered into a Noncompetition Agreement with Carter, whereby Carter will receive an aggregate amount of $930,000 over the period of the Noncompetition Agreement. Such amount will be placed in escrow as of the Effective Time. Pursuant to the terms of the Noncompetition Agreement, Carter is restricted for a two-year period commencing August 1, 1998 from certain competitive activities, including owning any interest in, or accepting employment directly or indirectly with, any entity that is predominantly engaged in the specialty retail close-out industry or specialty wholesale close-out industry in the United States.

  Indemnification

     Pursuant to the terms of the Merger Agreement, Consolidated Stores has agreed that at all times after the Effective Time, it will indemnify, or will cause Mac Frugal's, as the surviving corporation, and its subsidiaries to indemnify each director, officer, employee or agent of Mac Frugal's or any of Mac Frugal's subsidiaries, successors and assigns (an "Indemnified Party"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Consolidated Stores has also agreed to maintain certain directors and officers liability insurance for three years following the Merger as set forth in the Merger Agreement. See "THE MERGER -- Indemnification"; and "MERGER AGREEMENT -- Directors' and Officers' Insurance and Indemnification."

  Estimated Synergies

     Consolidated Stores management believes the Merger will result in a number of important synergies including, but not limited to: (i) improvement in gross margins through enhanced purchasing power, (ii) reduced transportation and distribution costs (as a percentage of combined revenues of the companies) resulting from the combination of the complimentary distribution networks of the individual companies, (iii) reduced advertising and marketing expenses (as a percentage of combined revenues of the companies) resulting from reduction of overlapping promotion and advertising programs of the separate companies, and
(iv) other reductions in selling and administrative expenses (as a percentage of combined revenues of the companies) from the elimination of certain duplicative financial and administrative functions. Consolidated Stores expects to take an estimated pre-tax charge to earnings of approximately $75 million to $100 million relating to the cost of integrating the two companies. THE FOREGOING ESTIMATES OF COST SAVINGS AND SYNERGIES ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF CONSOLIDATED STORES. THERE CAN BE NO ASSURANCE THAT THEY WILL BE ACHIEVED AND ACTUAL SAVINGS AND SYNERGIES MAY VARY MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT CONSOLIDATED STORES, SUB OR ANY OTHER PARTY CONSIDERS SUCH ESTIMATES AN ACCURATE PREDICTION OF FUTURE EVENTS. See "THE MERGER -- Estimated Synergies."

  Conditions to the Merger

     The obligations of Consolidated Stores and Mac Frugal's to consummate the Merger are subject to the satisfaction or waiver (where permissible) of various conditions, including, among others, the approval of the Merger Agreement by the stockholders of Mac Frugal's, the approval of the Share Issuance by Consolidated Stores stockholders and the absence of any order or legal restraint or prohibition preventing the consummation of the Merger. See "MERGER
AGREEMENT -- Conditions to the Merger."

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "pooling of interests" method of accounting in accordance with generally accepted accounting principles ("GAAP"). See "THE MERGER -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. See "THE MERGER -- Certain Federal Income Tax Consequences." Stockholders are advised to consult their own tax advisors.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law (the "DGCL"), neither Mac Frugal's stockholders nor Consolidated Stores stockholders will have any appraisal rights in connection with the Merger.

OTHER LEGAL MATTERS; REGULATORY APPROVALS

     General. Except as otherwise disclosed herein, based upon its review of publicly available information with respect to Mac Frugal's and the review of certain information furnished by Mac Frugal's to Consolidated Stores, neither Sub nor Consolidated Stores is aware of (i) any license or regulatory permit that appears to be material to the business of Mac Frugal's and its subsidiaries, taken as a whole, that might be adversely affected pursuant to the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the consummation of the Merger. Should any such approval or other action be required, Consolidated Stores and Sub currently contemplate that such approval or action would be sought. While Consolidated Stores does not currently intend to delay the Merger pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of Mac Frugal's, Sub or Consolidated Stores or that certain parts of the business of Mac Frugal's, Sub or Consolidated Stores might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations promulgated thereunder by the Federal Trade Commission ("FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. The consummation of the Merger is also conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. On November 17, 1997, Consolidated Stores and Mac Frugal's filed notifications and report forms under the HSR Act with the FTC and the Antitrust Division.

     At any time before or after the Effective Time, notwithstanding that the waiting period under the HSR Act has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Consolidated Stores or Mac Frugal's. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Consolidated Stores or Mac Frugal's. Private persons may also seek to take legal action under the antitrust laws under certain circumstances.

     Closing Condition. The respective obligations of Consolidated Stores and Mac Frugal's to consummate the Merger are subject to the condition that no court, arbitrator or governmental body, agency or official will have issued any order, decree or ruling which remains in force and there will not have been any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger. See "MERGER AGREEMENT -- Conditions to the Merger."

COMPARATIVE MARKET PRICES AND DIVIDENDS

     The shares of Consolidated Stores Common Stock are listed and principally traded on the NYSE and quoted under the symbol CNS. The following table sets forth, for the quarters indicated, the high and low sales prices per share of Consolidated Stores Common Stock on the NYSE as reported on the Dow Jones News Service. Prices have been restated to reflect (a) a 5 for 4 common stock split effected by a distribution of shares of Consolidated Stores Common Stock on December 24, 1996 to stockholders of record on

December 10, 1996, and (b) a 5 for 4 common stock split effected by a distribution of shares of Consolidated Stores Common Stock on June 24, 1997 to stockholders of record on June 10, 1997.

                                                                    HIGH          LOW
                                                                 -----------      ----
    FISCAL 1995:
      First Quarter............................................   $13  23/64      $10  13/32
      Second Quarter...........................................    14  23/32       10  5/64
      Third Quarter............................................    16  5/64        13  33/64
      Fourth Quarter...........................................    16  13/32       12  13/32
    FISCAL 1996:
      First Quarter............................................   $23  49/64      $13  9/32
      Second Quarter...........................................    25  59/64       19  13/64
      Third Quarter............................................    28  5/16        21  3/64
      Fourth Quarter...........................................    27  23/64       22  61/64
    FISCAL 1997:
      First Quarter............................................   $34  3/32       $25  51/64
      Second Quarter...........................................    40  3/4         29  29/32
      Third Quarter............................................    43  3/8         34  9/16
      Fourth Quarter (through December   , 1997)...............

     Consolidated Stores has never paid cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Consolidated Stores has followed a policy of reinvesting earnings in the business. In addition, a portion of the Consolidated Stores' indebtedness contains covenants that limit Consolidated Stores' ability to pay dividends.

     On November 4, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of Consolidated Stores Common Stock on the NYSE Composite Tape was
$41 1/8 per share. On December   , 1997, the last full trading day for which
information was available prior to the printing and mailing of this Proxy Statement/Prospectus, the reported closing sales price of Consolidated Stores
Common Stock on the NYSE Composite Tape was $     per share.

     The shares of Mac Frugal's Common Stock are listed and principally traded on the NYSE and quoted under the symbol MFI. The following table sets forth, for the quarters indicated, the high and low sales prices per share on the NYSE as reported by the Dow Jones News Service.

                                                                    HIGH          LOW
                                                                 -----------      ----
    FISCAL 1995:
      First Quarter............................................   $17  3/8        $12  15/16
      Second Quarter...........................................    18  3/8         14  3/8
      Third Quarter............................................    18  1/2         11  5/8
      Fourth Quarter...........................................    15              11  1/2
    FISCAL 1996:
      First Quarter............................................   $16  7/8        $12  3/8
      Second Quarter...........................................    19  1/2         13  3/8
      Third Quarter............................................    25  1/8         18  3/8
      Fourth Quarter...........................................    27              21  1/2
    FISCAL 1997:
      First Quarter............................................   $30  3/4        $23
      Second Quarter...........................................    31  5/8         27  1/4
      Third Quarter............................................    34  1/4         26  7/8
      Fourth Quarter (through December   , 1997)...............

     Mac Frugal's has never declared or paid cash dividends on its common stock. Mac Frugal's currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Payment of dividends is within the discretion of Mac Frugal's Board of Directors and will depend upon, among other factors, Mac Frugal's earnings, financial condition and capital requirements. In addition, certain of Mac Frugal's debt instruments contain covenants that limit Mac Frugal's ability to pay dividends.

     On November 4, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of Mac Frugal's Common Stock on the NYSE Composite Tape was $37 9/16
per share. On December   , 1997, the last full trading day for which information
was available prior to the printing and mailing of this Proxy Statement/Prospectus, the reported closing sales price of Mac Frugal's Common
Stock on the NYSE Composite Tape was $          per share.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF CONSOLIDATED STORES COMMON STOCK AND MAC FRUGAL'S COMMON STOCK.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical and pro forma equivalent per share data for Consolidated Stores Common Stock for the 26 weeks ended August 2, 1997 and August 3, 1996 and for the fiscal years ended February 1, 1997, February 3, 1996 and January 28, 1995, and certain historical and pro forma equivalent per share data for Mac Frugal's Common Stock for the 26 weeks ended August 3, 1997 and July 28, 1996 and for the fiscal years ended February 2, 1997, January 28, 1996 and January 29, 1995. The information presented herein should be read in conjunction with the selected historical financial data and unaudited pro forma combined financial statements found elsewhere in this Proxy Statement/Prospectus. Equivalent historical per share data is derived from the audited financial statements of Consolidated Stores and Mac Frugal's. Equivalent pro forma per share data of Consolidated Stores Common Stock is derived from the pro forma combined financial statements found elsewhere in this Proxy Statement/Prospectus. Equivalent pro forma per share data of Mac Frugal's Common Stock is derived from the pro forma combined per share data allocable to the approximately 25,500,000 shares of Mac Frugal's Common Stock that will be converted into shares of Consolidated Stores Common Stock upon completion of the Merger based upon an assumed Exchange Rate of one share of Consolidated Stores Common Stock for each share of Mac Frugal's Common Stock. See "UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

                                              TWENTY-SIX
                                              WEEKS ENDED                       FISCAL YEAR ENDED
                                        -----------------------     ------------------------------------------
                                        AUGUST 2,     AUGUST 3,     FEBRUARY 1,     FEBRUARY 3,    JANUARY 28,
                                         1997(1)       1996(1)        1997(1)         1996(1)        1995(1)
                                        ---------     ---------     -----------     -----------    -----------
                                              (UNAUDITED)
CONSOLIDATED STORES COMMON STOCK:
Income (loss) from continuing
  operations..........................   $ (0.08)      $  0.03         $1.35           $0.92          $0.77
Net income (loss).....................     (0.08)        (0.06)         1.00            0.84           0.74
Book value............................      8.15          7.04          8.15            5.22           4.30

                                              TWENTY-SIX
                                              WEEKS ENDED                       FISCAL YEAR ENDED
                                        -----------------------     ------------------------------------------
                                        AUGUST 3,     JULY 28,      FEBRUARY 2,     JANUARY 28,    JANUARY 29,
                                          1997          1996           1997            1996           1995
                                        ---------     ---------     -----------     -----------    -----------
                                              (UNAUDITED)
MAC FRUGAL'S COMMON STOCK:
Net income............................   $  0.43        $0.25         $  1.67          $0.56          $1.37
Book value............................     10.26         9.25           10.21           9.05           8.49

                                              TWENTY-SIX
                                              WEEKS ENDED                       FISCAL YEAR ENDED
                                        -----------------------     ------------------------------------------
                                        AUGUST 2,     AUGUST 3,     FEBRUARY 1,     FEBRUARY 3,    JANUARY 28,
                                          1997          1996           1997            1996           1995
                                        ---------     ---------     -----------     -----------    -----------
                                              (UNAUDITED)                          (UNAUDITED)
PRO FORMA COMBINED PER CONSOLIDATED
  STORES SHARE(2):
Income from continuing operations.....    $0.04         $0.08          $1.42           $0.83          $0.93
Net income............................     0.04          0.01           1.16            0.77           0.91
Book value............................     8.63          7.56           8.62            6.19           5.39
EQUIVALENT PRO FORMA COMBINED PER MAC
  FRUGAL'S SHARE(3):
Income from continuing operations.....    $0.04         $0.08          $1.42           $0.83          $0.93
Net income............................     0.04          0.01           1.16            0.77           0.91
Book value............................     8.63          7.56           8.62            6.19           5.39

---------------

(1) The pro forma financial information has been prepared assuming the Merger occurred at the beginning of the respective periods using an Exchange Rate of 1.00 share of Consolidated Stores Common Stock for each share of Mac Frugal's Common Stock.

(2) The per share amount used in the pro forma calculations were computed by adding Mac Frugal's weighted average shares outstanding for the respective periods multiplied by an Exchange Rate of 1.00 to the actual number of outstanding shares of Consolidated Stores Common Stock for the respective periods.

(3) Equivalent pro forma data for Mac Frugal's were computed by multiplying the pro forma combined per share data of Consolidated Stores by the Exchange Rate, assuming an Exchange Rate of 1.00.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary sets forth certain unaudited historical consolidated financial data and selected unaudited pro forma financial data. This financial data should be read in conjunction with the historical consolidated financial data, including the notes thereto, which are incorporated herein by reference, and in conjunction with the unaudited pro forma financial statements and related notes thereto included elsewhere in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"; and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth certain selected historical financial data of Consolidated Stores and Mac Frugal's for each of the last five fiscal years and selected unaudited historical financial data for Consolidated Stores' 26 weeks ended August 2, 1997 and August 3, 1996 and Mac Frugal's 26 weeks ended August 3, 1997 and July 28, 1996. The selected historical financial data for the last five fiscal years has been derived from the audited historical financial statements of Consolidated Stores and Mac Frugal's and should be read in conjunction with such information. The information for Consolidated Stores for the 26 weeks ended August 2, 1997 and August 3, 1996 and Mac Frugal's for the 26 weeks ended August 3, 1997 and July 28, 1996 is derived from the unaudited books and records of both Consolidated Stores and Mac Frugal's and includes, in the opinion of the management of each of Consolidated Stores and Mac Frugal's, all adjustments necessary to present fairly the information for each such period. Such adjustments include only normal recurring adjustments. Such data is not necessarily indicative of an entire year's results or future operating results.

                        CONSOLIDATED STORES CORPORATION

                            SELECTED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         TWENTY-SIX WEEKS ENDED                         FISCAL YEAR ENDED
                         ----------------------  ---------------------------------------------------------------
                         AUGUST 2,   AUGUST 3,   FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,  JANUARY 29,  JANUARY 30,
                            1997        1996        1997         1996         1995         1994         1993
                         ----------  ----------  -----------  -----------  -----------  -----------  -----------
                              (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales............. $1,219,200  $  854,516  $ 2,647,516  $ 1,406,016  $ 1,185,054   $ 963,008    $ 856,294
  Operating profit......      1,824      10,049      196,547      118,664      101,480      77,682       62,294
  Income (loss) from
     continuing
     operations before
     extraordinary
     charge.............     (6,534)      2,485      113,311       70,133       57,820      44,743       36,266
  Net income (loss).....     (6,534)     (4,969)      83,917       64,406       55,220      43,027       37,110
  Income (loss) per
     common and common
     equivalent share of
     stock:
     Continuing
       operations.......      (0.08)       0.03         1.35         0.92         0.77        0.60         0.49
     Net income
       (loss)...........      (0.08)      (0.06)        1.00         0.84         0.74        0.58         0.50
BALANCE SHEET DATA:
  Working capital.......    755,060     566,397      469,290      253,858      210,601     174,529      142,305
  Total assets..........  1,636,514   1,286,217    1,330,503      639,815      551,620     468,220      390,942
  Long-term
     obligations........    463,135     334,042      151,292       25,000       40,000      50,000       50,000
  Stockholders'
     equity.............    687,375     586,322      682,085      389,564      315,234     258,535      209,459

                    MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC.

                            SELECTED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              TWENTY-SIX
                             WEEKS ENDED                                 FISCAL YEAR ENDED
                         --------------------   -------------------------------------------------------------------
                         AUGUST 3,   JULY 28,   FEBRUARY 2,   JANUARY 28,   JANUARY 29,   JANUARY 30,   JANUARY 31,
                           1997        1996        1997          1996          1995          1994          1993
                         ---------   --------   -----------   -----------   -----------   -----------   -----------
                             (UNAUDITED)
INCOME STATEMENT DATA:
  Net sales............  $ 360,444   $317,084    $ 772,648     $ 704,934     $ 682,083     $ 627,063     $ 540,295
  Operating profit.....     18,663     13,829       75,826        35,867        70,645        57,667        24,268
  Net income...........     10,991      6,525       43,149        14,559        38,884        31,937        11,348
  Income per common and
     common equivalent
     share of stock....       0.43       0.25         1.67          0.56          1.37          1.07          0.37
BALANCE SHEET DATA:
  Working capital......    141,355    160,748       93,021       144,519        44,012       108,323       105,834
  Total assets.........    413,356    434,817      384,996       419,072       386,376       369,563       382,621
  Long-term
     obligations.......     51,413    101,167        3,757        96,435         4,491         3,869        54,475
  Stockholders'
     equity............    251,593    235,408      252,029       230,399       216,881       257,350       224,447

              SELECTED UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA

     The following selected unaudited pro forma financial information for Consolidated Stores and Mac Frugal's gives effect to the Merger. The applicable transactions are reflected in the pro forma financial statements as if they occurred at the beginning of the earliest periods presented. The Merger will be accounted for under the pooling of interests method of accounting. The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the dates indicated, or of future results of operations or financial position of the stand alone or combined entities. No material adjustments were required to conform the accounting policies of the two companies.

     Consolidated Stores and Mac Frugal's estimate that they will incur aggregate Merger transaction costs of approximately $15 million consisting of fees for investment bankers, attorneys, accountants, financial printing and other related charges. Additionally, it is expected that as a result of the Merger, the combined company will incur consolidation and integration expenses of approximately $60 million to $85 million, before any income tax effect. These expenses are expected to include (i) the costs of integrating Mac Frugal's; (ii) store closure and conversion expenses and associated asset write-offs in overlapping markets; (iii) costs associated with discontinued product, inventory consolidation and retail price equalization for the combined inventory assortment; (iv) write-off of hardware and software relating to the elimination of duplicative management information systems; (v) severance, retention and relocation costs; (vi) incremental advertising and marketing expenses; and (vii) other related charges. Consolidated Stores expects that the majority of these costs will be charged to operations in the fiscal quarter in which the Merger is consummated. Any inventory-related charges in the above estimates will be recorded as a cost of goods sold. The pro forma combined statements of income do not include such merger-related consolidation and integration expenses associated with the Merger. The unaudited pro forma financial statements do not reflect any synergies expected to be realized after the Merger. The unaudited pro forma financial statements are based on the historical consolidated financial statements of Consolidated Stores and Mac Frugal's and should be read in conjunction with (i) such historical financial statements and the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus,
(ii) the unaudited selected pro forma financial data and unaudited comparative per share data, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus and (iii) the selected historical financial data of Consolidated Stores and Mac Frugal's appearing elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA."

    SELECTED UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA (UNAUDITED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                TWENTY-SIX WEEKS ENDED                             FISCAL YEAR ENDED
                                -----------------------   -------------------------------------------------------------------
                                AUGUST 2,    AUGUST 3,    FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,   JANUARY 29,   JANUARY 30,
                                   1997         1996         1997          1996          1995          1994          1993
                                ----------   ----------   -----------   -----------   -----------   -----------   -----------
INCOME STATEMENT DATA:
  Net sales...................  $1,579,644   $1,171,600   $ 3,420,164   $ 2,110,950   $ 1,867,137   $ 1,590,071   $ 1,396,589
  Operating profit............      20,487       23,878       272,373       154,531       172,125       135,349        86,562
  Income from continuing
    operations before
    extraordinary charge......       4,457        9,010       156,460        84,692        96,704        76,680        47,614
  Net income..................       4,457        1,556       127,066        78,965        94,104        74,964        48,458
  Income per common and common
    equivalent share of stock
    (1):
    Continuing operations.....        0.04         0.08          1.42          0.83          0.93          0.73          0.45
    Net income................        0.04         0.01          1.16          0.77          0.91          0.71          0.46
BALANCE SHEET DATA:
  Working capital.............  $  896,415   $  727,145   $   562,311   $   398,377   $   254,613   $   282,852   $   248,139
  Total assets................   2,049,870    1,721,034     1,715,499     1,058,887       937,996       837,783       773,563
  Long-term obligations.......     514,548      435,209       155,049       121,435        44,491        53,869       104,475
  Stockholders' equity........     938,968      821,730       934,114       619,963       532,115       515,885       433,906

---------------

(1) Pro forma adjustment to income per common and common equivalent share of stock represents the assumed issuance of Consolidated Stores Common Stock for Mac Frugal's Common Stock, based on an exchange ratio of 1.00.

                                  RISK FACTORS

EFFECT OF CONSOLIDATED STORES' STOCK PRICE ON MERGER CONSIDERATION

     THE CONSIDERATION TO BE RECEIVED BY MAC FRUGAL'S STOCKHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT BE DETERMINED PRECISELY PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND NYSE TRADING DAY IMMEDIATELY PRECEDING THE EFFECTIVE TIME. THE CONSIDERATION WILL DEPEND UPON THE AVERAGE CONSOLIDATED STORES SHARE PRICE, WHICH ESTABLISHES THE EXCHANGE RATE. BECAUSE THE AVERAGE CONSOLIDATED STORES SHARE PRICE, EXCHANGE RATE AND THE MARKET PRICE OF CONSOLIDATED STORES COMMON STOCK DURING THE PRICING PERIOD ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT CONSIDERATION PER SHARE TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING MAC FRUGAL'S COMMON STOCK IS NOT CURRENTLY DETERMINABLE. In considering the Merger, Mac Frugal's stockholders should take into account the following: (a) that fluctuations in the stock price of Consolidated Stores Common Stock may affect the Exchange Rate, and (b) that the price of Consolidated Stores Common Stock during the Pricing Period, a period when the market price of Consolidated Stores Common Stock fluctuates in anticipation of Consolidated Stores' fourth quarter results, may vary from the price of Consolidated Stores Common Stock as of the Effective Time, the date of this Proxy Statement/Prospectus and the date on which Mac Frugal's Stockholders vote on the Merger. Such fluctuations may be due to changes in the business, operations or prospects of Consolidated Stores, market assessments of the likelihood that the Merger will be consummated and the time thereof, general market, economic and retail conditions, and other factors.

ABILITY TO EFFICIENTLY INTEGRATE AND OPERATE MAC FRUGAL'S

     The future success of Consolidated Stores will depend in part upon its ability to integrate and operate Mac Frugal's successfully with its core close-out business. Consummation of the Merger will significantly expand Consolidated Stores' retail sale of close-out merchandise, which, as a category, is highly competitive, very seasonal and heavily dependent on the ability to select and purchase quality merchandise at attractive prices. Consummation of the Merger will increase the number of retail stores operated by Consolidated Stores by approximately 20%, with most of the acquired stores located in the southwestern United States. While Consolidated Stores operates a number of close-out stores, its historical focus has been in the Midwestern, Southern and Mid-Atlantic regions of the United States. Most of the Mac Frugal's stores are located in geographic areas in which Consolidated Stores has not previously operated a significant number of retail close-out stores. The future success of Consolidated Stores will also depend in part on its ability to retain and assimilate qualified employees of Mac Frugal's. There can be no assurance that Consolidated Stores will be able to efficiently integrate and operate Mac Frugal's with its core close-out business or retain or assimilate qualified employees of Mac Frugal's. A failure to do so could have a material adverse effect on Consolidated Stores' results of operations and financial condition.

ABILITY TO ACHIEVE CONTINUED GROWTH

     Over the past five fiscal years, Consolidated Stores has experienced substantial growth in net sales, operating profit and earnings per share. Consolidated Stores' continued growth depends on, among other factors, its ability to (i) open and operate new stores profitably, (ii) increase comparable store sales and (iii) efficiently integrate and operate Mac Frugal's after the Merger. Consolidated Stores' ability to successfully manage its growth is dependent on a number of factors, including its ability to (a) identify new markets in which it can successfully compete, (b) locate suitable store sites and negotiate acceptable lease terms, (c) introduce its stores and the value-oriented, close-out retailing concept in new markets, (d) adapt its purchasing, distribution, management information and other systems to accommodate expanded operations, (e) attract and train qualified personnel and
(f) maintain adequate financing. In addition, Consolidated Stores' future growth is dependent upon factors beyond its control such as general economic and business conditions affecting manufacturing and consumer spending. There can be no assurance that Consolidated

Stores will be able to achieve its planned store growth or comparable store sales increases or that such growth will allow Consolidated Stores to maintain profitability.

COMPETITION

     The retail industry is highly competitive. The retail close-out stores of Consolidated Stores and Mac Frugal's compete with discount stores (such as Wal-Mart(R), Kmart(R) and Target(R)), deep discount drugstore chains and other value-oriented specialty retailers. Consolidated Stores' retail toy operations compete directly with local and regional enclosed shopping mall-based toy retailers, destination toy stores (such as Toys "R" Us(R)) and discount retailers with toy departments and indirectly with enclosed shopping mall-based retailers such as concept stores and theme-based stores that feature toys or toy-related merchandise. Certain competitors of Mac Frugal's and Consolidated Stores have greater financial, distribution, marketing and other resources than Consolidated Stores.

SEASONALITY

     Consolidated Stores and Mac Frugal's historically have experienced seasonality, with a significant percentage of their net sales and income being realized in the fourth fiscal quarter. As a result of the Merger, Consolidated Stores will continue to recognize a significant volume of its sales, operating profit and net income in the fourth quarter. In addition, Consolidated Stores' quarterly results can be affected by the timing of store openings and closings, the amount of net sales contributed by new and existing stores and the timing of certain holidays. Furthermore, in anticipation of increased sales activity during the fourth fiscal quarter, Consolidated Stores purchases substantial amounts of inventory during the second and third fiscal quarters and hires a significant number of temporary employees to bolster its store staffing during the fourth fiscal quarter. If for any reason Consolidated Stores' net sales are below the financial markets' expectations for the fourth fiscal quarter, the market price of Consolidated Stores Common Stock could be adversely affected.

     The combined operations of Consolidated Stores and Mac Frugal's may also increase demand for seasonal borrowings. Consolidated Stores and Mac Frugal's have traditionally drawn upon their respective credit lines in the first three fiscal quarters and substantially repaid the borrowings during the fourth fiscal quarter. Consummation of the Merger may increase the amount of seasonal borrowings in the first three fiscal quarters. If for any reason the combined operations of Consolidated Stores' and Mac Frugal's net sales are below expectations for the fourth fiscal quarter, their ability to repay seasonal borrowings in total by fiscal year end could be adversely affected.

PURCHASING OF SUITABLE MERCHANDISE

     The success of Consolidated Stores' close-out business depends upon its ability to select and purchase quality merchandise at attractive prices in order to maintain a balance of product in certain core merchandising categories along with a changing mix of merchandise. In addition, the success of Mac Frugal's close-out business depends upon its ability to select and purchase such quality merchandise at attractive prices. Consolidated Stores has no continuing contracts for the purchase of close-out merchandise and relies on buying opportunities from both existing and new sources, for which it competes with other close-out merchandisers and wholesalers. In addition, the success of the Consolidated Stores' toy business depends in part upon its ability to purchase in-line toys at competitive prices and on competitive terms. Although Consolidated Stores believes that its management has longstanding relationships with its suppliers and is competitively positioned to continue to seek new sources, there can be no assurance that Consolidated Stores will be successful in maintaining an adequate continuing supply of quality merchandise at attractive prices.

IMPACT OF FOREIGN IMPORTS

     Consolidated Stores imports approximately 20% to 25% of its inventory directly from certain Asian, South American and European countries, and a material amount of its domestically purchased merchandise is also manufactured abroad. In addition, Mac Frugal's imports approximately 20% to 25% of its inventory. As a result, a significant portion of Consolidated Stores' merchandise supply after the Merger will be subject to certain risks including increased import duties and more restrictive quotas, loss of "most favored nation" ("MFN") trading status, currency fluctuations, work stoppages, transportation delays, economic uncertainties including inflation, foreign government regulations, political unrest and trade restrictions, including retaliation by the United States against foreign practices. MFN status allows the importation of products at lower tariff rates than otherwise imposed by U.S. laws.

     Consolidated Stores believes at least 65% of its direct and indirect imports come from the People's Republic of China ("China"). In addition, at least 50% of Mac Frugal's imported products come from China. The United States customarily grants China MFN status, which must be renewed annually. There are currently a number of trade-related and other issues between the governments of the United States and China, any one of which could result in the revocation or nonrenewal of China's MFN status. If after the Merger, China's MFN status were revoked or not renewed, Consolidated Stores could have higher purchasing costs or a material depletion of available merchandise because of increased tariffs on products imported from China. While Consolidated Stores believes that alternative domestic and foreign sources could supply merchandise to Consolidated Stores, an interruption or delay in supply from China or Consolidated Stores' other foreign sources, or the imposition of additional duties, taxes or other charges on these imports, could have a material adverse effect on Consolidated Stores' results of operations and financial condition.

DISRUPTIONS IN RECEIVING AND DISTRIBUTION

     Substantially all of Consolidated Stores' inventory for Odd Lots and Big Lots is shipped directly from suppliers to Consolidated Stores' 2,884,100 square foot distribution facility in Columbus, Ohio, where the inventory is processed and then distributed to stores. Additionally, Mac Frugal's ships substantially all of its inventory from a single distribution facility in Rancho Cucamonga, California to all of its stores. A natural disaster or other calamity that causes long-term damage to either the Columbus facility or the Rancho Cucamonga facility or any long-term disruption in operations of these facilities could have a material adverse effect on Consolidated Stores' results of operations and financial condition.

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     Consolidated Stores has adopted a stockholder's rights agreement that includes certain provisions that are intended to prevent or delay the acquisition of Consolidated Stores by means of a tender offer, proxy contest or otherwise. Additionally, Consolidated Stores' Restated Certificate of Incorporation authorizes the Board of Directors to issue preferred stock, without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Consolidated Stores Common Stock. The ability of the Consolidated Stores Board to issue and set the terms of Consolidated Stores Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Consolidated Stores. Consolidated Stores is subject to Section 203 of the Delaware General Corporation Law, which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of Consolidated Stores. See "DESCRIPTION OF CONSOLIDATED STORES CAPITAL STOCK."

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share ("Consolidated Stores Common Stock"), of Consolidated Stores Corporation, a Delaware corporation ("Consolidated Stores"), in connection with the solicitation of proxies by the Board of Directors of Consolidated Stores (the "Consolidated Stores Board") for use at a Special Meeting of Stockholders of Consolidated Stores to be held at the Company's principal operating subsidiary
located at 300 Phillipi Road, Columbus, Ohio, on January   , 1998, at 1:00 p.m.,
local time, and at any and all adjournments or postponements thereof (the "Consolidated Stores Special Meeting") for purposes described herein.

     This Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $.02778 per share ("Mac Frugal's Common Stock"), of Mac Frugal's Bargains - Closeouts Inc., a Delaware corporation ("Mac Frugal's"), in connection with the solicitation of proxies by the Board of Directors of Mac Frugal's (the "Mac Frugal's Board") for use at a Special Meeting of Stockholders of Mac Frugal's to be held at the Long Beach Airport Marriott Hotel, 4700
Airport Plaza Drive, Long Beach, California, on January   , 1998, at 10:00 a.m.,
local time, and at any and all adjournments or postponements thereof (the "Mac Frugal's Special Meeting," and together with the Consolidated Stores Special Meeting, the "Special Meetings") for purposes described herein.

     This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger, dated as of November 4, 1997 (the "Merger Agreement"), among Consolidated Stores, MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Consolidated Stores ("Sub"), and Mac Frugal's, which provides for the merger (the "Merger") of Sub with and into Mac Frugal's, with Mac Frugal's surviving as a wholly owned subsidiary of Consolidated Stores. Subject to the terms and conditions of the Merger Agreement, if the Merger is consummated, each share of Mac Frugal's Common Stock issued and outstanding immediately prior to the date on which a certificate of merger has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time") (other than shares of Mac Frugal's Common Stock owned by Mac Frugal's as treasury stock and other than shares of Mac Frugal's Common Stock held by Consolidated Stores or its subsidiaries) shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Consolidated Stores Common Stock equal to the "Exchange Rate."

     The Exchange Rate means: (i) 1.00, if and only if the average closing price per share of Consolidated Stores Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape during the period comprising the twenty NYSE trading days immediately preceding the second NYSE trading day immediately preceding the Effective Time of the Merger (the "Pricing Period") (the "Average Consolidated Stores Share Price") is less than or equal to $39.00; or (ii) the quotient of (a) $39.00 divided by (b) the Average Consolidated Stores Share Price, if and only if the Average Consolidated Stores Share Price is both (x) greater than $39.00 and (y) less than or equal to $41.49; or (iii)
 .94, if and only if the Average Consolidated Stores Share Price is both (x) greater than $41.49 and (y) less than or equal to $43.62; or (iv)(a) .94 less
(b) the product of (x) the Average Consolidated Stores Share Price less $43.62 multiplied by (y) .01, if and only if the Average Consolidated Stores Share Price is both (A) greater than $43.62 and (B) less than or equal to $49.62; or
(v) .88, if and only if the Average Consolidated Stores Share Price is greater than $49.62. In the event that the Average Consolidated Stores Share Price is less than or equal to $35.00, Mac Frugal's may, at any time on or prior to the Effective Time, terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement. PROMPTLY FOLLOWING THE CLOSING OF THE PRICING PERIOD, CONSOLIDATED STORES AND MAC FRUGAL'S WILL ISSUE A JOINT PRESS RELEASE ANNOUNCING THE EXCHANGE RATE. ONCE THE PRICING PERIOD HAS ENDED, STOCKHOLDERS MAY ALSO CALL GEORGESON & COMPANY AT 1-800-223-2064 TO CONFIRM THE EXCHANGE RATE. No fractional shares of Consolidated Stores Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Mac Frugal's Common Stock who otherwise would be entitled to receive a fractional share of Consolidated Stores Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average Consolidated Stores Share Price. Additionally, each share of Consolidated Stores Common Stock issued pursuant to the Merger will be issued with one associated Consolidated Stores Right. See "MERGER AGREEMENT -- Conversion of Mac Frugal's Common Stock."

     This Proxy Statement/Prospectus also constitutes the prospectus of Consolidated Stores filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the shares of Consolidated Stores Common Stock constituting the Share Issuance. Such Registration Statement also relates to the Rights to be issued pursuant to the Consolidated Stores Rights Agreement.

     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Consolidated Stores and Mac Frugal's on or
about December   , 1997.

                      CONSOLIDATED STORES SPECIAL MEETING

PURPOSE

     At the Consolidated Stores Special Meeting, the stockholders of Consolidated Stores will consider and vote upon a proposal to approve the issuance of up to a maximum of 28,000,000 shares of Consolidated Stores Common Stock pursuant to the Merger (the "Share Issuance").

     THE CONSOLIDATED STORES BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF CONSOLIDATED STORES, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF CONSOLIDATED STORES VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE CONSOLIDATED STORES SPECIAL MEETING. See "THE MERGER -- Consolidated Stores' Reasons for the Merger; Recommendation of the Consolidated Stores Board."

RECORD DATE; VOTING RIGHTS

     Only holders of record of Consolidated Stores Common Stock at the close of
business on December   , 1997 (the "Consolidated Stores Record Date") are
entitled to receive notice of and to vote at the Consolidated Stores Special Meeting. At the close of business on the Consolidated Stores Record Date, there
were           shares of Consolidated Stores Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

SHARE OWNERSHIP OF MANAGEMENT

     At the close of business on the Consolidated Stores Record Date, directors and executive officers of Consolidated Stores and their affiliates were the
record owners of an aggregate of           (approximately      %) of the shares
of Consolidated Stores Common Stock then outstanding.

QUORUM

     The holders of a majority of the shares of Consolidated Stores Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Consolidated Stores Special Meeting in order for a quorum to be present.

     Shares of Consolidated Stores Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

     In the event that a quorum is not present at the Consolidated Stores Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

REVOCATION OF PROXIES

     All shares of Consolidated Stores Common Stock represented by properly executed proxies in the enclosed form that are received in time for the Consolidated Stores Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF A PROXY IS

SUBMITTED BUT NO DIRECTIONS ARE GIVEN THEREIN, SHARES OF CONSOLIDATED
STORES COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE SHARE ISSUANCE. Abstentions will have the effect of a vote cast against the Share Issuance. Broker non-votes will be disregarded and will have no effect on the vote. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the Consolidated Stores Special Meeting, including the right to vote for any adjournment or postponement thereof proposed by the Consolidated Stores Board, including a postponement and adjournment to solicit additional proxies. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Consolidated Stores, by signing and returning a later dated proxy or by voting in person at the Consolidated Stores Special Meeting. Attendance at the Consolidated Stores Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Consolidated Stores Board. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by directors, officers and regular employees of Consolidated Stores. Such directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Consolidated Stores has retained Georgeson & Company to aid in the solicitation of proxies from its stockholders. The fees paid to Georgeson & Company are not expected to exceed approximately $11,500, plus reasonable out-of-pocket costs and expenses. Consolidated Stores will bear its expenses in connection with the solicitation of proxies for its Special Meeting.

REQUIRED VOTE

     Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance, provided that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of Consolidated Stores Common Stock entitled to vote thereon at the Consolidated Stores Special Meeting.

                          MAC FRUGAL'S SPECIAL MEETING

PURPOSE

     At the Mac Frugal's Special Meeting, the stockholders of Mac Frugal's will consider and vote upon a proposal to approve and adopt the Merger Agreement. The stockholders of Mac Frugal's will also consider and take action upon any other business that may properly be brought before the Mac Frugal's Special Meeting.

     PRIOR TO THE EXECUTION OF THE MERGER AGREEMENT, THE MAC FRUGAL'S BOARD UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF MAC FRUGAL'S, APPROVED THE MERGER AGREEMENT, AND RECOMMENDED THAT THE STOCKHOLDERS OF MAC FRUGAL'S VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MAC FRUGAL'S SPECIAL MEETING. See "THE
MERGER -- Mac Frugal's Reasons for the Merger; Recommendation of the Mac Frugal's Board." For a discussion of the interests that certain executive officers of Mac Frugal's have with respect to the Merger in addition to their interests as stockholders of Mac Frugal's generally and information regarding the treatment of options to purchase Mac Frugal's Common Stock, see "THE
MERGER -- Interests of Certain Persons." Such interests, together with other relevant factors, were considered by the Mac Frugal's Board in making its recommendation and approving the Merger Agreement.

RECORD DATE; VOTING RIGHTS

     Only holders of record of Mac Frugal's Common Stock at the close of
business on December   , 1997 (the "Mac Frugal's Record Date") are entitled to
receive notice of and to vote at the Mac Frugal's Special Meeting. At the close
of business on the Mac Frugal's Record Date, there were           shares of Mac
Frugal's Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

SHARE OWNERSHIP OF MANAGEMENT

     At the close of business on the Mac Frugal's Record Date, directors and executive officers of Mac Frugal's and their affiliates were the beneficial
owners of an aggregate of           (approximately      %) of the Mac Frugal's
Common Stock then outstanding.

QUORUM

     The presence of stockholders entitled to cast at least a majority of the votes that all stockholders of Mac Frugal's are entitled to cast on the Merger Agreement at the Mac Frugal's Special Meeting is required in order for a quorum to be present.

     Mac Frugal's Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

     In the event that a quorum is not present at Mac Frugal's Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

REVOCATION OF PROXIES

     All Mac Frugal's Common Stock represented by properly executed proxies in the enclosed form that are received in time for the Mac Frugal's Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. IF A PROXY IS SUBMITTED BUT NO DIRECTIONS ARE GIVEN THEREIN, SHARES OF MAC FRUGAL'S COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Abstentions and broker non-votes will have the effect of a vote cast against the Merger and the Merger Agreement. In addition, the persons designated in such proxy will have discretion to vote upon any procedural matter relating to the Mac Frugal's Special Meeting, including the right to vote for any adjournment or postponement thereof proposed by the Mac Frugal's Board to solicit additional proxies. Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Mac Frugal's, by signing and returning a later dated proxy or by voting in person at the Mac Frugal's Special Meeting. Attendance at the Mac Frugal's Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Mac Frugal's Board. In addition to the use of the mail, solicitation may be made in person or by telephone or otherwise by officers and regular employees of Mac Frugal's. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Mac Frugal's has retained Georgeson & Company to aid in the solicitation of proxies from its stockholders. The fees paid to Georgeson & Company are not expected to exceed approximately $9,000, plus reasonable out-of-pocket expenses. Mac Frugal's will bear its expenses in connection with the solicitation of proxies for its Special Meeting.

REQUIRED VOTE

     Approval and adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Mac Frugal's Common Stock entitled to vote thereon at the Mac Frugal's Special Meeting.

                                   THE MERGER

     The description of the Merger and the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a conformed copy of which is attached hereto as Annex A and incorporated herein by reference.

GENERAL

     The Merger will become effective upon the date on which a certificate of merger (the "Certificate of Merger") has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time"), or at such time as is agreed upon by the parties and specified in the Certificate of Merger. At the Effective Time, each share of Mac Frugal's Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Mac Frugal's Common Stock owned by Mac Frugal's as treasury stock and shares of Mac Frugal's Common Stock owned by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores), shall by virtue of the Merger and without any action on the part of the holder thereof be canceled and converted automatically into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Consolidated Stores Common Stock, equal to the Exchange Rate (as defined herein).

     The Exchange Rate means: (i) 1.00, if and only if the average closing price per share of Consolidated Stores Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape during the period comprising the twenty NYSE trading days immediately preceding the second NYSE trading day immediately preceding the Effective Time of the Merger (the "Pricing Period") (the "Average Consolidated Stores Share Price") is less than or equal to $39.00; or (ii) the quotient of (a) $39.00 divided by (b) the Average Consolidated Stores Share Price, if and only if the Average Consolidated Stores Share Price is both (x) greater than $39.00 and (y) less than or equal to $41.49; or (iii)
 .94, if and only if the Average Consolidated Stores Share Price is both (x) greater than $41.49 and (y) less than or equal to $43.62; or (iv)(a) .94 less
(b) the product of (x) the Average Consolidated Stores Share Price less $43.62 multiplied by (y) .01, if and only if the Average Consolidated Stores Share Price is both (A) greater than $43.62 and (B) less than or equal to $49.62; or
(v) .88, if and only if the Average Consolidated Stores Share Price is greater than $49.62. In the event that the Average Consolidated Stores Share Price is less than or equal to $35.00, Mac Frugal's may, on or prior to the Effective Time, terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement. PROMPTLY FOLLOWING THE CLOSING OF THE PRICING PERIOD, CONSOLIDATED STORES AND MAC FRUGAL'S WILL ISSUE A JOINT PRESS RELEASE ANNOUNCING THE EXCHANGE RATE. ONCE THE PRICING PERIOD HAS ENDED, STOCKHOLDERS MAY ALSO CALL GEORGESON & COMPANY AT 1-800-223-2064 TO CONFIRM THE EXCHANGE RATE. No fractional shares of Consolidated Stores Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Mac Frugal's Common Stock who otherwise would be entitled to receive a fractional share of Consolidated Stores Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average Consolidated Stores Share Price. Additionally, each share of Consolidated Stores Common Stock issued pursuant to the Merger will be issued with one associated Consolidated Stores Right. See "MERGER AGREEMENT -- Conversion of Mac Frugal's Common Stock."

     By way of example (but in each instance subject to payment of cash in lieu of fractional shares): if the Average Consolidated Stores Share Price is $38.00, the Exchange Rate will be 1.00 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive one share of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $40.00, the Exchange Rate will be .975 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .975 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $42.00, the Exchange Rate will be .94 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive
 .94 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share price is $44.00, the Exchange Rate will be .936 shares of Consolidated Stores Common Stock and each holder of a share of Mac Frugal's Common Stock will be entitled to .936 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $50.00, the Exchange Rate will be .88 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .88 shares of Consolidated Stores Common Stock.

     THE CONSIDERATION TO BE RECEIVED BY MAC FRUGAL'S STOCKHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT BE DETERMINED PRECISELY PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND DAY IMMEDIATELY PRECEDING THE EFFECTIVE TIME. THE CONSIDERATION WILL DEPEND UPON THE AVERAGE CONSOLIDATED STORES SHARE PRICE, WHICH ESTABLISHES THE EXCHANGE RATE. BECAUSE THE AVERAGE CONSOLIDATED STORES SHARE PRICE AND THE EXCHANGE RATE AS OF THE EFFECTIVE TIME ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE MAC FRUGAL'S SPECIAL MEETING, THE EXACT CONSIDERATION PER SHARE TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING MAC FRUGAL'S COMMON STOCK IS NOT CURRENTLY
DETERMINABLE. Had the Merger been consummated on December      , 1997, the
Average Consolidated Stores Share Price would have been $          and each
share of Mac Frugal's Common Stock outstanding would have been converted into shares of Consolidated Stores Common Stock (together with one associated Consolidated Stores Right). In fact, the Average Consolidated Stores Share Price
may be greater than or less than $          . See "MERGER AGREEMENT --
Conversion of Mac Frugal's Common Stock."

     THE MARKET VALUE OF THE CONSOLIDATED STORES COMMON STOCK DURING THE PRICING PERIOD AND AFTER THE EFFECTIVE TIME WILL, AMONG OTHER THINGS, DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, THE PERFORMANCE OF CONSOLIDATED STORES, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE RETAIL CLOSEOUT INDUSTRY, AND MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE PRICES OF SECURITIES.

BACKGROUND OF THE MERGER

     The Consolidated Stores Board and senior management of Consolidated Stores regularly review the current and future state of Consolidated Stores' strategic position and short-term and long-term prospects. In the ordinary course of Consolidated Stores' long-term strategic review process, Consolidated Stores routinely analyzes potential acquisitions of various retail store operations.

     On August 19, 1997, the Consolidated Stores Board held a meeting. At that meeting, members of Consolidated Stores' senior management made presentations to the Consolidated Stores Board regarding the proposed acquisition of Mac Frugal's. The Consolidated Stores Board analyzed and discussed the proposed acquisition, and it was the consensus of the Consolidated Stores Board that senior management of Consolidated Stores should continue to analyze a possible transaction and report back to the Consolidated Stores Board.

     On September 11, 1997, Mr. William G. Kelley, Chairman and Chief Executive Officer of Consolidated Stores, spoke by telephone with Mr. Philip L. Carter, President and Chief Executive Officer of Mac Frugal's who is a member of the Mac Frugal's Board. In the conversation, Mr. Kelley told Mr. Carter that Consolidated Stores was interested in purchasing Mac Frugal's in a merger transaction involving a stock-for-stock exchange. Mr. Carter told Mr. Kelley that he would be willing to meet with Mr. Kelley.

     On September 12, 1997, Mr. Kelley and Mr. Michael J. Potter, Senior Vice President and Chief Financial Officer of Consolidated Stores, met in Marina Del Rey, California with Mr. Carter. A meeting took place and issues such as the possible synergies that would be created from a merger were discussed. Mr. Carter informed Mr. Kelley and Mr. Potter that the possibility of a merger would be discussed with the Mac Frugal's Board at its regularly scheduled board meeting on September 17, 1997. The parties ended the meeting without any definitive conclusions about a future meeting.

     On September 15, 1997, Mr. Kelley spoke with Mr. Carter by telephone and discussed the letter that Mr. Kelley would be forwarding to Mr. Carter. On September 15, 1997, Mr. Kelley forwarded a letter to Mr. Carter discussing certain tentative terms of a merger transaction including the possible price.

     On September 17, 1997, the Mac Frugal's Board discussed the possibility of a merger with Consolidated Stores and potential issues relevant to a merger transaction. At the Board meeting, the Mac Frugal's Board authorized management to engage Batchelder & Partners, Inc. ("Batchelder & Partners") as a financial advisor to Mac Frugal's in connection with the Merger. Batchelder & Partners is a nationally recognized investment banking firm with substantial experience in merger transactions. Thereafter, Mr. Carter delivered a memorandum dated September 18, 1997 to Mr. Kelley outlining issues that Mac Frugal's would like to discuss in connection with any merger transaction between the two companies.

     During the week of September 15, 1997, Mr. Carter called Mr. Kelley and a meeting was arranged for September 22, 1997 in Los Angeles, California to discuss the issues outlined in the September 18, 1997 memorandum.

     At the September 22, 1997 meeting, Mr. Kelley, Mr. Potter and Mr. Albert J. Bell, Senior Vice President, General Counsel and Secretary of Consolidated Stores, together with representatives of Merrill Lynch, met with Mr. Carter and Mr. David H. Batchelder, the Chairman of Mac Frugal's and a principal of Batchelder & Partners, and other representatives of Batchelder & Partners, and established a preliminary basis for continuing discussions to reach an agreement concerning a merger transaction. At the meeting, the parties identified issues that would have to be resolved before realistic consideration could be given to a merger transaction. At such time, a fixed exchange rate proposal was made by Consolidated Stores, but was not accepted by Mac Frugal's. The parties ended the meeting without any definitive conclusions about a future meeting.

     Between the September 22, 1997 meeting and mid-October, representatives of Merrill Lynch and Batchelder & Partners discussed possible exchange rate proposals and the possibility of a "collar" structure. These discussions culminated in the decision of Consolidated Stores to instruct its counsel to commence drafting a merger agreement.

     During the week of October 12, 1997, members of senior management of Consolidated Stores and its legal advisors continued to negotiate the terms of the proposed merger with representatives of Mac Frugal's, including Mr. Carter and Mr. Batchelder, and their legal and financial advisors.

     Throughout the month of October, each of Mac Frugal's and Consolidated Stores, and their respective financial and legal advisors, conducted due diligence investigations. Each party provided requested documents to the other party and its advisors for review, and numerous meetings and discussions took place between members of the management teams of each party, legal counsel for each party and the outside auditors for each party.

     On October 22, 1997, counsel for Consolidated Stores distributed a draft of the Merger Agreement to Mac Frugal's and its legal and financial advisors.

     On October 27, 1997, representatives of Consolidated Stores and its legal and financial advisors met in Los Angeles, California with representatives of Mac Frugal's and its legal and financial advisors to commence negotiations with respect to the terms of the proposed Merger Agreement. These negotiations continued throughout the week. The issues discussed in these negotiations included finalizing the Exchange Rate, the amount and triggers for termination fees, the terms of the prohibition on solicitation of competing offers, the terms of executive severance packages and the feasibility of the proposed tax and accounting treatment for the transaction.

     On October 31, 1997, the Mac Frugal's Board held a special meeting to review, with the advice and assistance of Mac Frugal's Board's financial and legal advisors, the proposed Merger Agreement and the transactions contemplated thereby. At such meeting, Mac Frugal's management and its financial and legal advisors discussed the transaction with the Mac Frugal's Board, and NMSI advised the Board that it would be prepared to provide its opinion to the effect that based upon, and subject to certain factors and assumptions stated therein, the Exchange Rate would be fair as of that date from a financial point of view to such Mac Frugal's stockholders. Following the Mac Frugal's Board's review of the transaction, the Mac Frugal's Board advised management and its financial and legal advisors that it would consider the transaction further over the weekend and instructed its representatives to proceed with negotiations with a view to resolving any remaining issues.

     On November 3, 1997, the Consolidated Stores Board held a special meeting to review, with the advice and assistance of the Board's financial and legal advisors, the proposed Merger Agreement and the transactions contemplated thereby. At such meeting, Consolidated Stores' management and legal advisors made presentations to the Consolidated Stores Board concerning the transaction, and Merrill Lynch delivered its opinion to the Consolidated Stores Board to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Exchange Rate is fair from a financial point of view to Consolidated Stores. The full text of the Merrill Lynch written opinion, which sets forth a description of the assumptions made, factors considered and limitations on the review undertaken, is attached hereto as Annex D. Stockholders of Consolidated Stores are urged to read the Merrill Lynch opinion carefully in its entirety. Following the Consolidated Stores Board's review of the transaction, the Consolidated Stores Board, subject to the resolution of remaining open issues, unanimously authorized and approved the proposed Merger Agreement and the transactions contemplated thereby and authorized the execution and delivery of such Merger Agreement.

     Negotiations between members of senior management of Consolidated Stores and its legal advisors and representatives of Mac Frugal's and their legal and financial advisors to finalize the remaining issues in the Merger Agreement continued through November 4, 1997. On the morning of November 4, 1997, the Mac Frugal's Board met again with its financial and legal advisors and determined that the transaction had been fully negotiated in a satisfactory manner. NMSI then provided its opinion to the Mac Frugal's Board as of that date to the effect that the Exchange Rate is fair to the Mac Frugal's stockholders from a financial point of view. The full text of the opinion of NMSI, which contains certain important qualifications, assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken, is attached hereto as Annex E. Stockholders of Mac Frugal's are urged to read the NMSI opinion carefully in its entirety. Following the Mac Frugal's Board's review of the transaction, the Mac Frugal's Board unanimously approved the proposed Merger Agreement and the transactions contemplated thereby, authorized the execution and delivery of such Merger Agreement, determined that the Merger is fair to and in the best interests of the Mac Frugal's stockholders and determined to recommend the transaction to the Mac Frugal's stockholders.

     On the evening of November 4, 1997, Consolidated Stores, the Sub and Mac Frugal's executed and delivered the Merger Agreement.

     On                , 1997, the applicable waiting period under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), expired.

CONSOLIDATED STORES' REASONS FOR THE MERGER; RECOMMENDATION OF THE CONSOLIDATED STORES BOARD

     The Consolidated Stores Board has unanimously determined that the Merger is advisable and fair to and in the best interests of Consolidated Stores from a financial point of view and has approved the Merger Agreement. Accordingly, the Consolidated Stores Board recommends that the stockholders of Consolidated Stores vote to approve the Share Issuance.

     From time to time over the last several years, the Consolidated Stores Board has reviewed and reexamined its business strategy and prospects. In the course of doing so, the Consolidated Stores Board considered possible acquisitions and combinations with various industry participants. The acquisition in 1996 of Kay-Bee Center, Inc. was the result of such a review and the identification of an opportunity to expand the operations of Consolidated Stores. After careful review and consideration, the Consolidated Stores Board determined that the Merger provides another opportunity to expand the operations of Consolidated Stores and provides significant value to the stockholders of Consolidated Stores.

     For the foregoing reasons, the Consolidated Stores Board believes that the terms and conditions of the Merger Agreement are in the best interests of Consolidated Stores. In reaching its conclusion, the Consolidated Stores Board considered, among other things:

          1. The judgment, advice and analyses of Consolidated Stores' management.

          2. The analyses prepared by Merrill Lynch and the written opinion of Merrill Lynch delivered to the Consolidated Stores Board on November 3, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Exchange Rate is fair from a financial point of view to Consolidated Stores. The full text of the Merrill Lynch written opinion, which sets forth the assumptions made, factors considered and limitations on the review undertaken, is attached as Annex D hereto. STOCKHOLDERS OF CONSOLIDATED STORES ARE URGED TO READ THE MERRILL LYNCH OPINION CAREFULLY IN ITS ENTIRETY. See "THE MERGER --

     Opinion of Financial Advisor to Consolidated Stores"; and "THE MERGER -- Background of the Merger."

          3. The financial condition, results of operations and cash flows of Consolidated Stores and Mac Frugal's, both on a historical and a prospective basis.

          4. The fact that the Merger is expected to be accretive to Consolidated Stores' earnings per share by the end of the first year of operations following the Merger.

          5. Consolidated Stores management believes the Merger will result in a number of important synergies including: (i) improvement in gross margins through enhanced purchasing power, (ii) reduced transportation and distribution costs (as a percentage to combined revenues of the companies) resulting from the combination of the complimentary distribution networks of the individual companies, (iii) reduced advertising and marketing expenses (as a percentage to combined revenues of the companies) resulting from reduction of overlapping promotion and advertising programs of the separate companies, and (iv) other reductions in selling and administrative expenses (as a percentage to combined revenues of the companies) from the elimination of certain duplicative financial and administrative functions. See "THE MERGER -- Estimated Synergies."

          6. The terms and conditions of the Merger Agreement, including the amount and form of Merger consideration, the structure of the "collar" mechanism and the structuring of the transaction to take advantage of the pooling of interests method of accounting.

          7. Historical market prices and trading information with respect to Consolidated Stores Common Stock and Mac Frugal's Common Stock.

          8. The strategic fit between Consolidated Stores and Mac Frugal's, including the potential for synergies, and the fact that Consolidated Stores was the foremost logical acquisition partner given Consolidated Stores' and Mac Frugal's businesses and geographical diversity.

     The foregoing discussion of the information and factors considered and given weight by the Consolidated Stores Board is not intended to be exhaustive. The Consolidated Stores Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Consolidated Stores Board viewed their position and recommendation as being based on the totality of the information presented to and considered by it.

     THE CONSOLIDATED STORES BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CONSOLIDATED STORES COMMON STOCK VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

OPINION OF FINANCIAL ADVISOR TO CONSOLIDATED STORES

     Consolidated Stores retained Merrill Lynch to act as its exclusive financial advisor in connection with the Merger. On November 3, 1997, Merrill Lynch delivered to the Consolidated Stores Board its oral opinion, later confirmed in writing (the "Merrill Lynch Opinion"), to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Exchange Rate is fair from a financial point of view to Consolidated Stores.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE CONSOLIDATED STORES BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATE TO CONSOLIDATED STORES, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CONSOLIDATED STORES TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CONSOLIDATED STORES STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE SHARE ISSUANCE OR ANY TRANSACTION RELATED THERETO. CONSOLIDATED STORES STOCKHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND FACTORS CONSIDERED BY MERRILL LYNCH. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The Exchange Rate was determined through arms-length negotiations between Consolidated Stores and Mac Frugal's and was approved by the Consolidated Stores Board.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Consolidated Stores Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch Opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Consolidated Stores or Mac Frugal's. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the Consolidated Stores Board were among several factors taken into consideration by the Consolidated Stores Board in making its determination to approve and adopt the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Consolidated Stores Board with respect to the fairness of the Exchange Rate.

     In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to each of Consolidated Stores and Mac Frugal's that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Consolidated Stores and Mac Frugal's, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by Consolidated Stores; (iii) conducted discussions with members of senior management and representatives of Consolidated Stores and Mac Frugal's concerning the matters described in clauses
(i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for the Consolidated Stores Common Stock and Mac Frugal's Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of Consolidated Stores and Mac Frugal's and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of Consolidated Stores and Mac Frugal's and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger;
(ix) reviewed a draft, dated November 2, 1997, of the Merger Agreement; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Consolidated Stores or Mac Frugal's or any of their subsidiaries, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Consolidated Stores or Mac Frugal's. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill

Lynch by Consolidated Stores or Mac Frugal's, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Consolidated Stores or Mac Frugal's management as to the expected future financial performance of Consolidated Stores or Mac Frugal's, as the case may be, and the Expected Synergies. Merrill Lynch expressed no opinion as to such financial forecast information or the Expected Synergies or the assumptions on which they were based. Merrill Lynch further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     The Merrill Lynch Opinion is necessarily based upon market, economic, and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Merrill Lynch assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Merrill Lynch. Additionally, for the purposes of rendering its opinion Merrill Lynch assumed, in all respects material to its analyses, that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Merrill Lynch also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the prices at which shares of Consolidated Stores Common Stock will trade following the announcement or consummation of the Merger.

     The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch Opinion.

     Historical Relative Trading Analysis. Merrill Lynch reviewed the recent historical stock market performance of Mac Frugal's Common Stock and Consolidated Common Stock in relation to each other. This analysis indicated that for the three-year period through October 31, 1997, the ratio of the price of a share of Mac Frugal's Common Stock to the price of a share of Consolidated Stores Common Stock ranged between 0.5543 and 1.9111 and averaged 1.0226. Merrill Lynch also noted that such ratio ranged from 0.5543 to 1.1516 and averaged 0.8607 for the two-year period through October 31, 1997, such ratio ranged from 0.8474 to 1.1516 and averaged 0.8789 for the one-year period through October 31, 1997, such ratio ranged from 0.7113 to 1.0223 and averaged 0.8455 for the 180-day period through October 31, 1997, such ratio ranged from 0.7113 to 0.9143 and averaged 0.7725 for the 90-day period through October 31, 1997, such ratio ranged from 0.7113 to 0.9143 and averaged 0.7716 for the 60-day period through October 31, 1997, such ratio ranged from 0.7204 to 0.9143 and averaged 0.7925 for the 30-day period through October 31, 1997, such ratio ranged from 0.7333 to 0.9143 and averaged 0.8072 for the 20-day period through October 31, 1997, such ratio ranged from 0.7959 to 0.9143 and averaged 0.8379 for the 10-day period through October 31, 1997, and such ratio was 0.8558 based on the closing prices on October 31, 1997.

     Selected Publicly Traded Comparable Companies Analysis. Using publicly available information, Merrill Lynch reviewed the stock prices (as of October 31, 1997) and market multiples of common stocks of the following companies:
Dollar General Corporation; 99 Cents Only Stores; Consolidated Stores; Dollar Tree Stores, Inc.; Family Dollar Stores, Inc.; Mazel Stores, Inc.; Ross Stores, Inc.; The TJX Companies, Inc.; and Value City Department Stores, Inc. Merrill Lynch believes these companies are engaged in lines of business that are generally comparable to those of Mac Frugal's. Merrill Lynch determined the equity market value and derived the unlevered value (defined as equity market value plus the book value of debt less the cash and cash equivalents) for these comparable companies. Merrill Lynch calculated a range of such unlevered values as a multiple of the latest 12 months sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"). Unlevered value as a multiple of the latest 12 months sales ranged from 0.98x to 1.29x, compared to an implied transaction multiple of 1.29x for Mac Frugal's. Unlevered value as a multiple of the latest 12 months EBITDA ranged from 10.0x to 13.4x, compared to an implied transaction multiple of 11.4x for Mac Frugal's. Unlevered value as a multiple of the latest 12 months EBIT ranged from 11.1x to 16.6x, compared to an implied transaction multiple of 14.2x for

Mac Frugal's. Merrill Lynch also determined the prices of the comparable companies as a multiple of estimated fiscal year 1998 earnings per share ("EPS") and estimated fiscal year 1999 EPS as estimated by First Call Research Network. For estimated fiscal year 1998 EPS, the multiples ranged from 18.2x to 24.8x, compared to an implied transaction multiple of 21.2x for Mac Frugal's. For estimated fiscal year 1999 EPS, the multiples ranged from 15.8x to 20.3x, compared to an implied transaction multiple of 18.9x for Mac Frugal's.

     Selected Acquisition Transactions Analysis. Using publicly available information, Merrill Lynch reviewed the purchase prices and multiples paid in selected completed and pending mergers and acquisitions involving discount retail companies which Merrill Lynch deemed relevant in evaluating the Merger. Merrill Lynch reviewed the acquisition of Tuesday Morning Corporation by Madison Dearborn Partners, Inc.; the acquisition of Kay-Bee Center, Inc. by Consolidated Stores; the acquisition of Terrific Promotions, Inc. by Dollar Bills, Inc.; the acquisition of Marshalls of Roseville, Minn., Inc. by The TJX Companies, Inc.; the acquisition of The Price Company by Costco Wholesale Corporation; the acquisition of PACE Membership Warehouse, Inc. by Kmart Corporation; the acquisition of Best Products Co., Inc. by Adler & Shaykin; the acquisition of Zayre Discount Stores by Ames Department Stores, Inc.; the acquisition of Loehmann's, Inc. by Loehmanns Holdings, Inc.; and the acquisition of Montgomery Ward & Co., Incorporated in a management buyout.

     Multiples of unlevered value of the transactions (consideration offered for the equity plus the book value of debt less the cash and cash equivalents) to the sales of the acquired businesses for the 12 months preceding the acquisition ranged from 0.53x to 1.26x, compared to an implied transaction multiple of 1.21x for Mac Frugal's. The multiples of EBITDA for the 12 months preceding the acquisition ranged from 8.0x to 11.7x, compared to an implied transaction multiple of 10.6x for Mac Frugal's. The multiples of EBIT for the 12 months preceding the acquisition announcement ranged from 10.9x to 14.0x, compared to an implied transaction multiple of 13.2x for Mac Frugal's. Multiples of equity value of the transactions to the net income for the 12 months preceding the acquisition ranged from 15.9x to 27.7x, compared to an implied transaction multiple of 22.8x for Mac Frugal's.

     No company, transaction or business used in the analyses described under "-- Selected Publicly Traded Comparable Companies Analysis" and "-- Selected Acquisition Transactions Analysis" is identical to Consolidated Stores, Mac Frugal's or the Merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Mac Frugal's on a stand alone basis using a set of underlying operating plans which were based upon the forecasts provided by management of Mac Frugal's (the "Mac Frugal's Plans"). Utilizing the Mac Frugal's Plans, Merrill Lynch calculated the theoretical unlevered discounted present value for Mac Frugal's by adding together the present value of (i) the planned stream of unlevered free cash flow through the fiscal year 2002 for Mac Frugal's and (ii) the planned value of Mac Frugal's at the end of the fiscal year 2002 (the "Mac Frugal's Terminal Value"). Merrill Lynch also performed a discounted cash flow analysis of Consolidated Stores using a set of underlying operating plans which were based upon the forecasts provided by the management of Consolidated Stores (the "Consolidated Stores Plans"). Utilizing the Consolidated Stores Plans, Merrill Lynch calculated the theoretical unlevered discounted present value for Consolidated Stores by adding together the present value of (i) the projected stream of unlevered free cash flow through the fiscal year 2002 for Consolidated Stores and (ii) the projected value of Consolidated Stores at the end of the fiscal year 2002 (the "Consolidated Stores Terminal Value"). The Mac Frugal's Terminal Value and the Consolidated Stores Terminal Value were each calculated based upon EBITDA multiples ranging from 8.0x to 10.0x. The unlevered after-tax discount rates used in the discounted cash flow analyses ranged from 10.0% to 12.0%.

     The theoretical value of Mac Frugal's based on the Mac Frugal's Plans produced a range of value per share of Mac Frugal's Common Stock of $35.53 to $44.81. Merrill Lynch noted that, based on the closing price of Consolidated Stores Common Stock on October 31, 1997, the implied value of $39.34 per share of

Mac Frugal's Common Stock in the Merger based upon the Exchange Rate was within the range of the theoretical value based on the Mac Frugal's Plans. The theoretical value of Consolidated Stores based on the Consolidated Stores Projections produced a range of value per share of Consolidated Stores Common Stock of $37.78 to $49.68. Merrill Lynch noted that the closing price of Consolidated Stores Common Stock on October 31, 1997, $39.88 per share, was within the range of the theoretical value based on the Consolidated Stores Plans.

     In addition, Merrill Lynch calculated the theoretical value of Mac Frugal's and Consolidated Stores combined, based on the Mac Frugal's Plans, the Consolidated Stores Plans and the Expected Synergies, including certain synergies and cost savings estimated by the management of Consolidated Stores. The theoretical value of Consolidated Stores based on Mac Frugal's and Consolidated Stores combined produced a range of value per share of Consolidated Stores Common Stock of $38.21 to $49.84. Merrill Lynch noted that the per share values were above the comparable per share values for Consolidated Stores on a stand alone basis.

     Contribution Analysis. Merrill Lynch analyzed the percentage of sales, EBITDA, EBIT, pretax income, net income, and cash flow (net income plus depreciation and amortization plus deferred taxes) that each of Consolidated Stores and Mac Frugal's would contribute to the total of the combined entity based upon the Mac Frugal's Plans and Consolidated Stores Plans referred to above. Based upon the Mac Frugal's Plans and Consolidated Stores Plans, Consolidated Stores' contribution to the combined entity ranged from 74.0% to 84.3%. Merrill Lynch noted that, based upon the Exchange Rate as of November 3, 1997, of 0.99 shares of Consolidated Stores Common Stock for each share of Mac Frugal's Common Stock, the Consolidated Stores stockholders would own approximately 78% of the combined entity, within the range of contribution based upon the statistics considered.

     Pro Forma Impact Analysis. Merrill Lynch examined the pro forma impact of the Merger on Consolidated Stores' earnings per share based on operating and financial plans for the two companies. The plan for such earnings was based upon the Mac Frugal's Plans, the Consolidated Stores Plans and the Expected Synergies referred to above. This analysis indicated that the Merger would be accretive to Consolidated Stores' earnings per share in each of the fiscal years 1998 through 2002.

     Consolidated Stores retained Merrill Lynch on the basis of its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm which, as a part of its investment banking business, regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Merrill Lynch has provided financial advisory and financing services to Consolidated Stores and may continue to do so, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity securities of Consolidated Stores and Mac Frugal's for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter, dated as of September 17, 1997, between Consolidated Stores and Merrill Lynch, Consolidated Stores has agreed to pay Merrill Lynch a fee of $4,500,000 for services rendered in connection with the Merger. Of this amount, $250,000 was payable on the date of the engagement letter, and $4,250,000 will be payable upon the consummation of the Merger. Consolidated Stores has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees and disbursements) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

MAC FRUGAL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE MAC FRUGAL'S BOARD

     At a special meeting held on November 4, 1997, the Mac Frugal's Board (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interest of the stockholders of Mac Frugal's, and
(ii) unanimously approved the Merger Agreement and the transactions contemplated thereby. At such meeting, the Mac Frugal's Board determined that it recommended that the holders of shares of Mac Frugal's Common Stock approve and adopt the Merger.

     In reaching its conclusion to approve and recommend the Merger Agreement, the Mac Frugal's Board considered a number of factors, including, without limitation, the following:

          1. The fact that the Exchange Rate in the Merger, assuming the Average Consolidated Stores Share Price is $40 1/4, the closing price of Consolidated Stores Common Stock on November 3, 1997 (the last full trading prior to the approval of the Merger Agreement), represents a premium of approximately 21% over the closing price of $32.36, the average closing price of Mac Frugal's Common Stock over the twenty consecutive NYSE trading days ended November 3, 1997.

          2. The Exchange Rate provides for participation in increases in value of the Consolidated Stores Common Stock above $41.50 per share and $49.62 as well as for limited downside protection if the price drops below $41.50. Mac Frugal's may elect to terminate the Merger Agreement if the price of Consolidated Stores Common Stock drops to or below $35.

          3. The information presented by Batchelder & Partners to the Mac Frugal's Board, including analysis of historical trading prices, ratios of Mac Frugal's versus Consolidated Stores Common Stock and comparative stock prices for each company relative to applicable stock market indices.

          4. The written opinion of NMSI dated November 4, 1997 addressed to and considered by the Mac Frugal's Board attached hereto as Annex E. This opinion contains certain important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by NMSI. Stockholders should review this opinion carefully in its entirety.

          5. The fact that while recent earnings and the expected near-term performance of Mac Frugal's represent a significant improvement over prior periods, other strategic alternatives open to Mac Frugal's, such as remaining independent and continuing to grow by expansion, involve a greater risk from the standpoint of stockholder value than the proposed Merger.

          6. The fact that while the Merger Agreement prohibits Mac Frugal's from soliciting or encouraging potential acquisition proposals, it does permit Mac Frugal's to furnish information to and participate in discussions with competing bidders under specified circumstances, consistent with the Mac Frugal's Board's legal obligations.

          7. The strategic fit between Mac Frugal's and Consolidated Stores, including the potential for synergies, and the fact that Consolidated Stores was the foremost logical acquisition partner given Mac Frugal's and Consolidated Stores' businesses and geographical diversity.

          8. The fact that the Merger is expected to be treated as a tax-free reorganization and is intended to be accounted for under the pooling of interests method of accounting. See "THE MERGER -- Accounting Treatment" and "THE MERGER -- Certain Federal Income Tax Consequences."

          9. The Merger Agreement is not conditioned on Consolidated Stores obtaining financing in connection with the transactions contemplated by the Merger.

     The Mac Frugal's Board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Mac Frugal's Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, it.

     The Mac Frugal's Board recognized that, while there can be no assurance as to the level of growth or profits to be attained by Consolidated Stores in the future and there can be no assurance that the requisite Federal Trade Commission (the "FTC") approval for the Merger will be obtained, the Merger and the transactions contemplated thereby give Mac Frugal's stockholders the opportunity to receive Consolidated Stores Common Stock pursuant to the Merger and thereby participate in the synergies expected to be created by the combination of Mac Frugal's with Consolidated Stores and the future growth and profits of the combined company. See "THE MERGER -- Estimated Synergies."

     It is presently expected that, if the Merger is not consummated, Mac Frugal's management, under the general direction of the current Mac Frugal's Board, will continue to manage Mac Frugal's as an ongoing business.

     THE MAC FRUGAL'S BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MAC FRUGAL'S COMMON STOCK VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION ADDRESSED TO THE MAC FRUGAL'S BOARD

     The Board of Directors of Mac Frugal's retained NationsBanc Montgomery Securities, Inc. ("NMSI") to review the Merger and render an opinion as investment bankers as to the fairness from a financial point of view of the aggregate consideration to be received by the holders of Mac Frugal's Common Stock pursuant to the Merger. NMSI was not retained to act as financial advisor to Mac Frugal's or the Board of Directors of Mac Frugal's in connection with the Merger, and NMSI was not retained or requested to consider any strategic or financial alternatives to the Merger or to seek indications of interest from other potential buyers in connection with rendering its opinion. Mac Frugal's selected and retained NMSI for this assignment on the basis of NMSI's experience and expertise in transactions similar to the Merger, and its reputation in the retail and investment communities. NMSI is a nationally recognized investment banking and financial advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with the consideration by the Board of Directors of Mac Frugal's of the merits of the Merger, NMSI was asked under the terms of its engagement to perform various financial analyses and deliver to the Board of Directors of Mac Frugal's its opinion based on such analyses that is more fully described below. At the November 4, 1997 meeting of the Board of Directors of Mac Frugal's, NMSI delivered an oral opinion described below to the Mac Frugal's Board, which was subsequently confirmed in writing as of such date. THE OPINION OF NMSI WAS DIRECTED SOLELY TO THE BOARD OF DIRECTORS OF MAC FRUGAL'S FOR ITS CONSIDERATION IN CONNECTION WITH THE MERGER AND IS NOT A RECOMMENDATION TO ANY HOLDER OF MAC FRUGAL'S COMMON STOCK AS TO WHETHER THE MERGER IS IN SUCH HOLDER'S BEST INTERESTS OR AS TO WHETHER HOLDERS OF MAC FRUGAL'S COMMON STOCK SHOULD VOTE FOR OR AGAINST THE MERGER. THE FULL TEXT OF SUCH WRITTEN OPINION OF NMSI DATED NOVEMBER 4, 1997, IS ATTACHED HERETO AS ANNEX E, AND SETS FORTH CERTAIN IMPORTANT QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AREAS OF RELIANCE ON OTHERS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION. NMSI HAS PROVIDED THAT ITS OPINION IS NOT A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT (A STATEMENT TO SUCH EFFECT IS INCLUDED IN NMSI'S OPINION) AND NMSI HAS NOT ASSUMED RESPONSIBILITY UNDER THE TERMS OF ITS ENGAGEMENT FOR PERFORMING THE LEVEL OF DILIGENCE OR INDEPENDENT VERIFICATION THAT WOULD BE REQUIRED FOR NMSI TO RENDER A REPORT OR VALUATION WITHIN THE MEANING OF THE APPLICABLE PROVISIONS OF THE SECURITIES ACT.

     The summary description of NMSI's opinion set forth below is qualified in its entirety by the full text of the opinion attached hereto as Annex E.

     In connection with its opinion, NMSI among other things (i) reviewed certain publicly available financial and other data with respect to Mac Frugal's and Consolidated Stores, including the consolidated financial statements for recent years and interim periods to August 3, 1997, and certain other relevant financial and operating data relating to Mac Frugal's and Consolidated Stores made available to it from published sources and from the internal records of Mac Frugal's and Consolidated Stores; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Mac Frugal's Common Stock and Consolidated Stores Common Stock; (iv) compared Mac Frugal's and Consolidated Stores from a financial point of view with certain other companies in the retail industry which NMSI deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the retail industry which NMSI deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Mac Frugal's and Consolidated Stores certain information of a business and financial nature regarding Mac Frugal's and Consolidated Stores furnished by Mac Frugal's and Consolidated Stores to NMSI, including financial forecasts and related assumptions of Mac Frugal's and Consolidated Stores; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Mac Frugal's counsel; and (viii) performed such other analyses and examinations as NMSI deemed appropriate.

     Based upon its review of the foregoing, but subject to the limitations set forth below and in reliance upon the assumptions set forth below, NMSI provided the Board of Directors of Mac Frugal's with its opinion as investment bankers that as of the date of their opinion (November 4, 1997), the aggregate consideration to be received by the holders of Mac Frugal's Common Stock pursuant to the Merger was fair to such holders of Mac Frugal's Common Stock from a financial point of view. The terms of the Merger and the amount of the consideration to be received by stockholders of Mac Frugal's thereunder were determined pursuant to negotiations between Mac Frugal's and Consolidated Stores and not pursuant to recommendations of NMSI. No limitations were imposed by Mac Frugal's on NMSI with respect to the investigations made or procedures followed in rendering its opinion.

     In connection with its review, NMSI did not assume any obligation to verify the above described information reviewed by it, and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Mac Frugal's and Consolidated Stores provided to NMSI by Mac Frugal's and Consolidated Stores' respective managements, NMSI assumed that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of the respective managements as to the future financial performance of Mac Frugal's and Consolidated Stores, and that such projections (together with NMSI's analysts' forecasts that were discussed with the respective managements of Mac Frugal's and Consolidated Stores) provided a reasonable basis upon which NMSI could form its opinion. NMSI also assumed that there had been no material changes in Mac Frugal's or Consolidated Stores' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NMSI. NMSI relied on advice of the counsel and the independent accountants to Mac Frugal's as to all legal and financial reporting matters with respect to Mac Frugal's, the Merger and the Merger Agreement. NMSI assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NMSI did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Mac Frugal's or Consolidated Stores, nor was NMSI furnished with any such appraisals. Finally, NMSI's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NMSI as of, the date of the opinion (November 4, 1997). Accordingly, although subsequent developments may affect this opinion, NMSI did not assume and does not have any obligation to update, revise or reaffirm this opinion.

     NMSI also assumed that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Mac Frugal's of any of the conditions to its obligations thereunder. The full text of the Merger Agreement is attached hereto as Annex A and the terms described in the Merger Agreement and the conditions to Mac Frugal's obligations thereunder should be reviewed and understood by holders of Mac Frugal's Common Stock in connection with their consideration of the Merger.

     Finally, NMSI did not and could not express any opinion regarding the price at which the Consolidated Stores Common Stock may trade at any future time. Since the aggregate consideration to be received by the holders of Mac Frugal's Common Stock pursuant to the Merger is based upon a fixed exchange ratio (subject to adjustment downward if the price of Consolidated Stores Common Stock for purposes of the Merger Agreement exceeds $39.00 per share), the market value of the aggregate consideration that holders of Mac Frugal's Common Stock will receive in the Merger may vary significantly from what such holders would have received when the opinion of NMSI was presented to the Mac Frugal's Board. Additionally, the market value of the aggregate consideration received by holders of Mac Frugal's Common Stock in the Merger can be expected to change after the consummation of the Merger as the trading price of Consolidated Stores Common Stock changes in the ordinary course (or otherwise) of purchases and sales in the open market.

     Set forth below is a brief summary of the report presented by NMSI to the Mac Frugal's Board on November 4, 1997 in connection with its opinion described above.

     Comparable Public Company Analysis. Using public and other available information, NMSI calculated a range of implied values for Mac Frugal's Common Stock based on a comparison of the last twelve months' revenues ("LTM Revenues"), estimated 1997 revenues ("1997E Revenues), estimated 1998 revenues ("1998E Revenues"), last twelve months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"), last twelve months' earnings before interest and taxes ("LTM EBIT"), estimated 1997 earnings per share ("EPS") and estimated 1998 EPS of seven publicly traded comparable discount retail companies and three publicly traded comparable close-out retail companies (the "Retail Companies"). The Retail Companies used in this analysis were Dollar General Corporation, Dollar Tree Stores, Inc., Family Dollar Stores, Inc., Fred's, Kmart(R), Shopko Stores, Wal-Mart Stores, Mazel Stores, Inc., 99 Cents Only Stores, and Consolidated Stores. The October 29, 1997 stock prices of the Retail Companies reflected the following mean and median multiples of (i) aggregate value (defined as equity value plus net debt): 1.25x and 0.90x LTM Revenues; 1.14x and 0.87x 1997E Revenues; 0.97x and 0.76x 1998E Revenues; 13.2x and 12.6x LTM EBITDA; and 16.7x and 16.6x LTM EBIT; and (ii) equity value: 24.2x and 23.8x estimated 1997 EPS; and 19.7x and 19.9x estimated 1998 EPS. NMSI applied the mean and median multiples for the Retail Companies to the applicable results and forecasts for Mac Frugal's (and made adjustments by subtracting Mac Frugal's net debt as of August 3, 1997 ($44 million) where applicable) to determine the implied equity value of Mac Frugal's. The range of values produced from these calculations for the implied equity value of Mac Frugal's was $656.7 million to $1,201.5 million. NMSI considered the different types of multiples calculated and gave more weight to the multiples of reported cash flow and earnings per share in this analysis. This analysis indicated an implied equity value (defined as aggregate value minus net debt) of Mac Frugal's of between $900.0 million and $1,100.0 million, or between $35.43 and $43.31 per share.

     Comparable Transaction Analysis. NMSI reviewed the consideration paid in merger and acquisition transactions in the retail industry that have been announced since January 1995. NMSI analyzed the consideration paid in such transactions as a multiple of aggregate value to the target companies' LTM Revenues, LTM EBITDA, and LTM EBIT. Such analysis yielded mean and median multiples of 0.63x and 0.60x LTM Revenues, 7.8x and 7.6x LTM EBITDA, and 13.3x and 13.6x LTM EBIT, respectively. NMSI then applied the foregoing multiples to Mac Frugal's LTM Revenues, LTM EBITDA and LTM EBIT. The range of values produced from such calculations for the implied equity value of Mac Frugal's was $443.2 million to $966.1 million. NMSI gave more weight to the value calculations based on LTM EBITDA in this analysis. This analysis indicated an imputed equity value of Mac Frugal's of between $700.0 million and $800.0 million, or between $27.56 and $31.50 per share.

     Premiums Paid Analysis. NMSI reviewed the consideration paid in comparable U.S. acquisitions involving consideration of between $500 million and $2 billion that have been announced since January 1, 1996 (excluding technology and biotechnology deals). NMSI calculated the premiums paid in these transactions over the applicable stock prices of the target companies one day, one week and 30 days prior to the announcement of the acquisition, and then calculated the average of those premiums (which were 25.2%, 29.9% and 36.3%, respectively). NMSI also calculated the premiums paid in transactions that qualify for pooling of interest accounting over the applicable stock prices of the target companies one day, one week and 30 days prior to the announcement of the acquisition offer, and then calculated the average of those premiums (which were 29.0%, 33.2% and 39.7%, respectively). NMSI then applied the average premiums so derived to Mac Frugal's closing stock price on October 29, 1997 ($32.44), which NMSI noted was the highest closing price for Mac Frugal's Common Stock during the preceding 24 months. Based on this analysis, an application of the average premiums to the closing stock price of Mac Frugal's Common Stock indicated an assessed equity valuation range of $1,031.7 million to $1,151.0 million, or between $40.62 to $45.32 per share.

     No company or transaction used in the comparable company analysis, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to Mac Frugal's or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Mac Frugal's and the Merger are being compared.

     Discounted Cash Flow Analysis. NMSI performed a discounted cash flow analysis using forecasts for Mac Frugal's for 1998 available from NMSI's retail analyst and financial forecasts for 1998 and 1999 supplied by and discussed with Mac Frugal's management. Further financial forecasts for 2000 through 2004 were prepared by NMSI (with the assistance of and following discussions with Mac Frugal's management) from the 1998 and 1999 forecasts described in the preceding sentence based primarily on Mac Frugal's management's current assumptions for new store openings and operating margins.

     In conducting this discounted cash flow analysis, NMSI first calculated the estimated future streams of free cash flows that Mac Frugal's would produce through 2004 and then estimated Mac Frugal's terminal value at the end of 2004 by applying a range of EBITDA exit multiples from 7.0x to 9.0x to Mac Frugal's estimated EBITDA in 2004. Such cash flow streams and terminal values were discounted to present values using discount rates ranging from 12.0% to 14.0%, chosen to reflect reasonable ranges of Mac Frugal's cost of capital. This analysis indicated an implied equity value of Mac Frugal's (using a 13% discount rate) of between $711.2 million and $838 million, or between $28.00 and $33.00 per share.

     Pro Forma Merger Analysis. Holders of Mac Frugal's Common Stock will receive Consolidated Stores Common Stock in the Merger. NMSI reviewed and analyzed the pro forma financial impact of the Merger on Consolidated Stores' projected earnings per share for Consolidated Stores' 1997 and 1998 fiscal years. Assuming the accuracy of the financial forecasts used for Mac Frugal's and Consolidated Stores, and without giving effect to any operating synergies that might be realized following the Merger, this analysis indicated that the Merger should be accretive to Consolidated Stores' anticipated 1997 and 1998 earnings per share.

     Pro Forma Contribution Analysis. Assuming no adjustment in the exchange ratio (i.e., that one share of Consolidated Stores Common Stock will be received for each share of Mac Frugal's Common Stock owned), Mac Frugal's current stockholders will have an aggregate ownership interest in Consolidated Stores of approximately 22.4% after the consummation of the Merger. On a pro forma basis (assuming the accuracy of the financial forecasts used for Mac Frugal's and Consolidated Stores), Mac Frugal's would contribute to the combined operations of Consolidated Stores, after giving effect to the Merger, the following: 20.4% of the 1997E Revenues, 23.2% of 1997 estimated earnings before interest, taxes, depreciation and amortization, 23.2% of 1997 estimated earnings before interest and taxes, 24.4% of 1997 estimated net income, and 23.1% of 1998 estimated net income.

     While the foregoing summary describes all analyses and examinations that NMSI deemed material to the preparation of its opinion to the Mac Frugal's Board, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by NMSI. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description; and selecting portions of the analyses and of the factors considered by NMSI, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of NMSI to the Mac Frugal's Board. In addition, NMSI may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NMSI's or Mac Frugal's view of the actual value of Mac Frugal's or Mac Frugal's Common Stock. To the contrary, NMSI expressed no opinion on the actual value of Mac Frugal's or Mac Frugal's Common Stock, and its opinion that is addressed and limited to the Mac Frugal's Board extends only to the belief expressed by NMSI that the immediate value to holders of Mac Frugal's Common Stock, from a financial point of view under the Merger, is within the range of values that might fairly be ascribed to Mac Frugal's Common Stock as of the date of the opinion of NMSI (November 4, 1997).

     In performing its analyses, NMSI made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mac

Frugal's and Consolidated Stores. The analyses performed by NMSI are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of NMSI's analysis for the Mac Frugal's Board of the fairness of the Merger to Mac Frugal's from a financial point of view, and were provided solely to the Mac Frugal's Board in connection with the Mac Frugal's Board's consideration of the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. NMSI used in its analyses various projections of future performance prepared by the managements of Mac Frugal's and Consolidated Stores. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in such projections.

     As described above, the opinion of NMSI and the presentation to the Mac Frugal's Board summarized above were among the many factors taken into consideration by the Mac Frugal's Board in making its determination to approve and to recommend that its stockholders approve the Merger. NMSI, however, does not make any recommendation to holders of Mac Frugal's Common Stock (or to any other person or entity) as to whether such stockholders should vote for or against the Merger.

     NMSI's fee for delivering the above described opinion was not conditioned on the outcome of the opinion (or whether such opinion was deemed favorable or unfavorable by Mac Frugal's or its Board of Directors). Of the total fee of $1,100,000 plus out-of-pocket expenses to be paid to NMSI pursuant to the terms of its engagement, $700,000 plus expenses has been paid or is currently payable and $400,000 will be due upon the consummation of the Merger. In addition, Mac Frugal's has agreed to indemnify NMSI, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the past, NMSI has provided financial advisory and investment banking services to Mac Frugal's and has received customary fees for the rendering of such services. In the ordinary course of its business, NMSI actively trades securities of both Mac Frugal's and Consolidated Stores for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

PLANS FOR MAC FRUGAL'S

     It is expected that certain business functions of Mac Frugal's will be integrated into the operations of Consolidated Stores following the Merger. Consolidated Stores expects to take an estimated pre-tax charge to earnings ranging from $75 million to $100 million relating to the cost of integrating the two companies.

     As a result of the Merger, Consolidated Stores anticipates that only a small percentage of the combined stores, if any, of Consolidated Stores and Mac Frugal's will be closed or converted to another retail format. A decision on which stores will be closed, if any, will not be made until after the consummation of the Merger. In addition, Consolidated Stores will continue to evaluate the business and operations of Mac Frugal's after the consummation of the Merger and will take such further actions as it deems appropriate under the circumstances then existing.

INTERESTS OF CERTAIN PERSONS

     Certain members of Mac Frugal's management and Mac Frugal's Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Mac Frugal's generally. At the close of business on the Mac Frugal's Record Date, directors and executive officers of Mac Frugal's and their affiliates were the beneficial owners of an aggregate of
(approximately   %) of the Mac Frugal's Common Stock then outstanding. For
personal tax planning reasons, the Covered Executives (as defined below)
exercised and sold an aggregate of                of the vested shares
underlying their Mac Frugal's stock options. Additionally, as of
               , 1997, Messrs. David H. Batchelder and James J. Zehentbauer,
members of the Mac Frugal's Board, exercised and sold an aggregate of        of
the vested shares underlying their Mac Frugal's stock options. Messrs. Batchelder and Zehentbauer are principals of Batchelder & Partners, financial advisors to Mac Frugal's in connection with the Merger, which firm will receive a representation fee equal to one-half of one percent of the total merger consideration received by Mac Frugal's or its stockholders upon consummation of the Merger. Of this fee, $150,000 was paid upon the engagement of Batchelder & Partners, $500,000 was paid upon execution of the Merger Agreement and the remainder is due upon consummation of the Merger.
Assuming the Average Consolidated Stores Share Price is        , the
representation fee payable to Batchelder & Partners would be $       .
Additionally, Mac Frugal's has agreed to reimburse Batchelder & Partners for its reasonable out-of-pocket expenses; provided however, that expenses in excess of $25,000 must be approved by Mac Frugal's, which approval shall not be unreasonably withheld. Mac Frugal's also has agreed to indemnify Batchelder & Partners and its respective directors, officers, partners, agents, employees, affiliates and controlling persons, to the full extent permitted by law, from and against all losses, claims, damages, liabilities and expenses incurred by such persons which are related to or arise out of the engagement of Batchelder & Partners as financial advisor, except to the extent that such losses, claims, damages, liabilities and expenses result from the bad faith or gross negligence of the person seeking such indemnification. The Mac Frugal's Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Described below under "Existing Arrangements" are material employment and employee benefit agreements and arrangements as they currently exist. A description of the effect of the Merger on such agreements and arrangements follows under the heading "THE MERGER -- Interests of Certain Persons -- Treatment Under the Merger Agreement."

  EXISTING ARRANGEMENTS

     Existing Employment Agreements. Mac Frugal's has employment agreements (the "Employment Agreements") with its six executive officers (collectively, the "Covered Executives" or, individually, a "Covered Executive"). Except for the base salaries and severance payments (described below), the forms of these agreements are substantially similar. The significant provisions of the agreements are as follows:

          1. Term of the Employment Agreements. The Employment Agreements continue until terminated by reason of (a) the employee's death, (b) the employee's total disability for any consecutive six-month period, (c) 30 days written notice of termination by Mac Frugal's, (d) 30 days written notice of termination by Mac Frugal's "For Cause" (as defined in the Employment Agreements) or (e) written notice by the employee to Mac Frugal's of termination in the event (i) the employee's authority to function in the capacity in which he was hired is removed or limited in any material respect (unless such removal or limitation results from an event that would entitle Mac Frugal's to terminate the employment agreement "For Cause") and such removal or limitation is not cured by Mac Frugal's within 45 days after such written notice, (ii) Mac Frugal's breaches in any material respect any of its covenants or agreements under the employment agreement and such breach is not cured by Mac Frugal's within 45 days after such written notice, (iii) certain defined events of a change in control of Mac Frugal's provided notice of termination of employment is given within a specified time after such change in control, or (iv) in the case of Neil T. Watanabe, Mr. Watanabe is forced to relocate due to a move or consolidation of the corporate headquarters. The Merger will constitute a change in control as defined in the Employment Agreements. For purposes of the Employment Agreements, a change in control giving rise to the receipt of severance payments upon a Covered Executive's termination of employment within two months thereafter means the acquisition by any person of beneficial ownership of more than 35% of the combined voting power of Mac Frugal's outstanding securities, as a result of purchases of such securities which are not expressly approved by the Mac Frugal's Board. The Employment Agreements provide that for purposes of determining whether or not the Mac Frugal's Board has expressly approved purchases of the Mac Frugal's then outstanding securities, express approval of the Board shall mean that individuals constituting at least a majority of the Mac Frugal's Board for a consecutive 24-month period voted in favor thereof. For purposes of the Employment Agreements, the Merger was not expressly approved by the Mac Frugal's Board because a majority of the members of the Mac Frugal's Board have not been on the Board for a consecutive 24-month period due to resignations by certain directors in the ordinary course. See "-- Treatment Under the Merger Agreement -- Severance Benefits" below for a description of the Severance Payments due to the Covered Executives upon termination of employment after the Effective Time in accordance with their Employment Agreements. None of the agreements provide for any fixed term of employment and all are subject to termination by Mac Frugal's upon 30 days notice.

          2. Base Salary and Bonus. The Employment Agreements provide for the payment of base salary and participation in Mac Frugal's performance bonus plan, described more fully below. The following table sets forth Mac Frugal's Covered Executives, their positions and their current base salaries:

     The Covered Executives are as follows:

                   NAME                                 POSITION                    BASE SALARY
    ----------------------------------  ----------------------------------------    -----------
    Philip L. Carter ("Carter").......  President and Chief Executive Officer        $ 590,000
    Mark J. Miller ("Miller").........  Executive Vice President of Merchandise      $ 450,000
                                        and Stores
    Neil T. Watanabe ("Watanabe").....  Senior Vice President and Chief              $ 230,000
                                        Financial Officer
    Earl C. Bonnecaze ("Bonnecaze")...  Senior Vice President, Stores                $ 182,000
    Frank C. Bianchi ("Bianchi")......  Senior Vice President, Human Resources       $ 180,000
    Michael Dobbs ("Dobbs")...........  Senior Vice President, Distribution          $ 177,000

     The Mac Frugal's 1997 Bonus Plan was approved by the Mac Frugal's Board on March 12, 1997 and provides a salary bonus to the Covered Executives and certain other key members of management. The maximum aggregate amount payable to the Covered Executives under the Mac Frugal's 1997 Bonus Plan is approximately $1.5 million. Certain of the bonuses for 1997 are based on achieving a pre-tax profit goal of $67,797,000, while others are based on departmental increases in gross margin dollars over last year.

     Pursuant to the Merger Agreement, Consolidated Stores acknowledged that, subject to the terms of the 1997 Bonus Plan, the 1997 Bonus Plan Awards will be earned by the Covered Executives employed by Mac Frugal's immediately prior to the Merger and all bonus payments and grants of options for 1997 will be made on or before April 1, 1998. In calculating the 1997 Bonus Plan payments, all adjustments taken and costs and expenses incurred in connection with the Merger will be excluded.

          3. Other Benefits. The Employment Agreements provide that the Covered Executives will be eligible to participate in Mac Frugal's other employee benefit programs for the provision of welfare and other benefits.

          4. Severance. Each of the Employment Agreements provides that, in the event the executive's employment is terminated without cause (as defined in the Employment Agreements), Mac Frugal's will continue to make the base salary payments at the rate then being paid for 34.8 months after termination of employment in the case of Carter, 18 months in the case of Miller, 12 months in the case of Watanabe, Bianchi and Dobbs, and, in the case of Bonnecaze, 6 months if his employment is terminated prior to the second anniversary of the date of his employment agreement, 9 months if his employment is terminated prior to the third such anniversary and 12 months if his employment is terminated subsequent to the third such anniversary. The Employment Agreements also provide that if, within a specified time after a change in control (as defined therein), the Covered Executive's employment terminates, then Mac Frugal's will pay him a lump sum severance payment equal to 2 (2.9 in the case of Carter) multiplied by the sum of his annual base salary in effect during the year immediately preceding termination and the amount of any incentive, bonus or other cash compensation that was paid to him during either the 12 months immediately preceding the date of termination or the 12 months immediately preceding the change in control, whichever is greater. In addition, upon such termination after a change in control, the Covered Executive would be entitled to receive a cash payment equal to the amount by which the greater of (i) the closing price of the common stock on the day before termination or (ii) the highest price per share actually paid in connection with the change in control, exceeds the per share exercise price of each then vested and exercisable stock option held by such Covered Executive, multiplied by the number of shares covered by each such option. Concurrent with the execution of the Merger Agreement, each of the Covered Executives delivered a Waiver providing that in the event the Merger is consummated, such Covered Executive will not receive the cash payment described in the immediately preceding sentence for such options, but shall receive options to purchase shares of Consolidated Stores Common Stock in accordance with the Merger Agreement. For personal tax planning reasons, as
     of             , 1997, certain of the Covered Executives exercised and sold
     an aggregate of        of the vested shares underlying the Mac Frugal's
     stock options.

     Carter's Employment Agreement additionally provides that any unvested portion of the stock option to purchase 250,000 shares of common stock granted to him on May 2, 1995 shall immediately vest and become exercisable in the event of a change in control (as defined therein).

     The estimated aggregate cost of providing Severance Payments (as defined in the Merger Agreement) to the Covered Executives upon termination of employment is $9,883,023. See "-- Treatment Under the Merger Agreement --Severance Benefits." These Severance Payments include (i) the severance amounts due under the Employment Agreements described above, (ii) payments due under Mac Frugal's 1997 Bonus Plan upon achievement of the required targets, (iii) payments due under Mac Frugal's Long Term Cash Incentive Award Plan discussed below, and (iv) the estimated expense of unused vacation. In addition, the Covered Executives would be entitled to receive medical and dental health benefits equivalent to their current benefits until the earlier of December 31, 1998 or until such covered Executive is employed full-time by a subsequent permanent employer.

     Savings and Retirement Plan. The Mac Frugal's Bargains - Close-outs Inc. Savings and Retirement Plan, as amended (the "401(k) Plan"), is a profit sharing plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan provides that full-time employees who are at least 21 years of age with one year of service with Mac Frugal's are eligible to make contributions ranging from 1% to 12% of annual compensation ("Deferrals"). Subject to the maximum contribution permitted under the 401(k) Plan, Mac Frugal's will match the amount of employee Deferrals pursuant to the 401(k) Plan ("Matching Amounts") and, may at the discretion of the Mac Frugal's Board, make additional contributions to the plan for the benefit of the participants ("Company Contributions").

     Participants under the 401(k) Plan are 100% vested in Deferrals and Matching Amounts at the time that such contributions are made. The 401(k) Plan is administered by the Profit Sharing Plan Committee (the "Committee"), the members of which are appointed by the Mac Frugal's Board.

     The 401(k) Plan provides that in the event Mac Frugal's undergoes a consolidation, merger, sale, liquidation, or other transfer of substantially all of its operating assets, the ultimate successor is automatically deemed to elect to continue the plan, unless the successor's board of directors resolves to terminate the plan. The Committee may agree to merge or consolidate the 401(k) Plan with another plan so long as the participants are entitled to benefits equal to or greater than those provided under the 401(k) Plan immediately after such merger or consolidation. The 401(k) Plan will be rolled into Consolidated Stores' 401(k) Plan. As of September 30, 1997, the aggregate amount of vested accounts is $23,898,126 and the aggregate amount of unvested accounts is $279,729.

     Long Term Cash Incentive Award Plan. In fiscal 1996, Mac Frugal's adopted the Cash Incentive Award Plan (the "Cash Incentive Award Plan") for its executive officers. Pursuant to the Cash Incentive Award Plan, each Covered Executive will receive an amount equal to his or her annual base salary in fiscal 1999 if the aggregate earnings per share of Mac Frugal's over the three fiscal years ending with fiscal 1999 exceeds a target level. In addition, the Covered Executive must be employed by Mac Frugal's as an officer through the end of fiscal 1999 in order to earn this award.

     The Cash Incentive Award Plan requires that a pro rata portion of the amount that would have been paid to the Covered Executives at the end of fiscal 1999 be paid to the Covered Executives in the event of a Change in Control (as defined therein). The Merger Agreement provides that the Severance Payments include the 1997 portion of any awards earned by the Covered Executives under this Plan. The Merger Agreement further provides that subject to the payment of the Severance Payments, Mac Frugal's shall amend its Cash Incentive Award Plan to provide that such Plan will be terminated as of the Effective Time.

     Supplemental Executive Retirement Plan. Effective January 1, 1995, Mac Frugal's established the Mac Frugal's Bargains - Close-outs Inc. Supplemental Executive Retirement Plan (the "SERP") for the purpose of providing retirement benefits for a select group of management or highly compensated employees of Mac Frugal's. To date, the SERP has been used solely as a deferred compensation plan for certain executive officers who have elected to defer a portion of earned compensation thereunder. The SERP is an unfunded plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All amounts due under the SERP are provided solely from the general assets of Mac Frugal's. The SERP is administered by a trustee. The SERP may be amended, modified or terminated at any time by action of the Mac Frugal's Board. The SERP provides that in the event of a "Change in Control," the trustee shall pay to each of the participants within 90 days of such "Change in Control," an amount equal to the participant's account in a single lump-sum payment of cash. A "Change in Control" is defined in the SERP to include any consolidation or merger of Mac Frugal's pursuant to which shares of Mac Frugal's common stock would be converted into cash, securities or other property, other than a merger of Mac Frugal's in which the holders of Mac Frugal's common stock immediately prior to the merger have the same proportionate ownership of at least 80% of common stock of the surviving corporation immediately after the merger. There are currently 17 eligible and 6 active participants in the SERP. The Merger will constitute a "Change in Control" under the SERP. The estimated aggregate amounts payable to the participants in the SERP as a result of the Merger is $317,593.

     1990 Employee Stock Incentive Plan. Mac Frugal's 1990 Employee Stock Incentive Plan (the "Incentive Plan") authorizes the issuance of options to purchase up to 3,200,000 shares of Mac Frugal's Common Stock including incentive stock options within the meaning of Section 422 of the Code, stock options that do not qualify as incentive stock options, stock appreciation rights and restricted shares of Mac Frugal's Common Stock. Officers and other salaried employees of Mac Frugal's are eligible to participate in the Incentive Plan. As of November 5, 1997, approximately 85 persons were eligible to participate in the Incentive Plan.

     The Incentive Plan is administered by the Compensation Committee of the Mac Frugal's Board. The Committee selects from the eligible participants under the Incentive Plan and determines the terms and conditions of all grants and awards to such participants including the terms and conditions under which each option may be exercisable and the expiration date of each option, except that each option must expire no later than ten years from the date of grant. Grants and awards are made in consideration of services rendered or to be rendered by the recipients thereof.

     Options to purchase shares of Mac Frugal's Common Stock were granted to certain executive officers of Mac Frugal's during fiscal 1996. All such options
(a) become exercisable in full on the third anniversary of the date of grant,
(b) have an exercise price equal to the fair market value of Mac Frugal's Common Stock on the date of grant, and (c) immediately and fully vest and become exercisable in certain defined events including a merger of Mac Frugal's, a Change in Control (as defined therein) of Mac Frugal's or a sale of substantially all of the assets of Mac Frugal's. Payment of the exercise price of options granted under the Incentive Plan must be made in full in cash or a cash equivalent concurrently with the exercise of such option.

     The Merger will be deemed to be a "Change in Control" under the Incentive Plan, and all of the options outstanding under the Incentive Plan will vest as of the Effective Time and will become options to purchase shares of Consolidated
Stores Common Stock in accordance with the Merger Agreement. As of December   ,
1997, approximately           options are outstanding under the Incentive Plan.
See "THE MERGER -- Interests of Certain Persons -- Treatment Under the Merger Agreement."

     1992 Non-Employee Directors Stock Option Plan. The 1992 Non-Employee Directors Stock Option Plan, as amended (the "Non-Employee Directors' Plan"), provides for each non-employee director to receive a stock option for 2,250 shares of Mac Frugal's Common Stock upon his election and re-election at the annual meeting of stockholders at which he is elected or re-elected subsequent to the annual stockholders' meeting in 1999. On December 11, 1996, the Mac Frugal's Board approved an amendment that eliminated the grant of the automatic annual options to directors under the Non-Employee Directors Plan until the date of the annual stockholders' meeting in 2000. The exercise price of each such option is the fair market value of the common stock at the close of business on the date preceding the date of the grant. In addition, each non-employee director may elect, on the date of each annual meeting at which he is elected or re-elected, to receive his annual retainer in the form of a stock option to purchase a number of shares of Mac Frugal's Common Stock determined by a formula. The exercise price of each such option is 80% of the fair market value of the Mac Frugal's Common Stock on the date of the grant. The options vest and are exercisable one year from the date of the grant at the
following annual meeting of stockholders. As of December   , 1997, approximately
          options are outstanding under the Non-Employee Directors Plan.

     On December 11, 1996, the Mac Frugal's Board granted to each of Messrs. Batchelder and Zehentbauer, the non-employee directors, an option to purchase 50,000 shares of Mac Frugal's Common Stock at an exercise price of $25.50, the fair market value of the Mac Frugal's Common Stock on the date of grant. Additionally, effective January 1, 1997, the Mac Frugal's Board granted to each of Messrs. Cooper and Corley, upon their election as non-employee directors, an option to purchase 50,000 shares of Mac Frugal's Common Stock at an exercise price of $24.00, the fair market value of the Mac Frugal's Common Stock on the date of grant. These options vest and become immediately exercisable in full on the third anniversary of the date of grant, provided that the holder is a member of the Mac Frugal's Board at such time. All of the options immediately and fully vest and become exercisable in certain defined events including a merger, a change in control or a sale of substantially all of the assets of Mac Frugal's. All of the options held by the non-employee directors will vest and become exercisable upon consummation of the Merger.

  TREATMENT UNDER THE MERGER AGREEMENT

     The Merger Agreement provides that Consolidated Stores will cause Mac Frugal's to provide its employees with certain payments and benefits, as described below.

     Treatment of Stock Options. The Merger Agreement provides that, effective as of the Effective Time, each option granted by Mac Frugal's to purchase shares of Mac Frugal's Common Stock that is outstanding and unexercised immediately prior thereto (the "Mac Frugal's Stock Options"), whether vested or unvested as of the Effective Time, will cease to represent a right to acquire shares of Mac Frugal's Common Stock and will be converted automatically into a fully vested and exercisable option to purchase shares of Consolidated Stores Common Stock in an amount and at an exercise price determined as provided below. The number of shares of Consolidated Stores Common Stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on Mac Frugal's Stock Options immediately prior to the Effective Time and (ii) the ratio of the exercise price per share subject to Mac Frugal's Stock Options to the fair market value (determined immediately prior to the Effective Time) per share subject to such option, provided that any fractional shares of Consolidated Stores Common Stock resulting from such determination will be rounded down to the nearest share. Pursuant to the terms of existing award agreements under the Incentive Plan, outstanding options shall vest and become exercisable upon consummation of the Merger. The Merger Agreement provides that the duration and other terms of the new options will be the same as the Mac Frugal's Stock Options that they replace, except that (i) all references to Mac Frugal's shall be deemed to be references to Consolidated Stores, and (ii) all such new options will not expire until at least 60 days after the end of the first fiscal quarter of Consolidated Stores ending at least 30 days after the Effective Time. New option award agreements will be provided to each holder of new options within 30 days after the Effective Time.

     Concurrent with the execution of the Merger Agreement, each of the Covered Executives delivered a Waiver providing that in the event the Merger is consummated, such Covered Executive will not receive any cash payment in exchange for outstanding vested options under the Incentive Plan held by Covered Executives, including options that vest in connection with a Change in Control under the terms of existing award agreements under the Incentive Plan and their respective Employment Agreements. Such stock options shall be treated as set forth in the immediately preceding paragraph.

     The Merger Agreement provides that, effective as of the Effective Time, the Incentive Plan and the Non-Employee Directors Plan (the "Option Plans") will terminate and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Mac Frugal's or any of its Subsidiaries, will be deleted. Furthermore, Mac Frugal's will take all actions necessary to ensure that following the Effective Time, no holder of Mac Frugal's Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements will have any right thereunder to acquire any equity securities of Mac Frugal's or any subsidiary of Mac Frugal's.

     Severance Benefits. With respect to the Covered Executives, upon the date of termination of employment by the Covered Executive pursuant to the terms of their respective Employment Agreement with Mac Frugal's in effect immediately prior to the Effective Time, Mac Frugal's will pay to each Covered Executive payments ("Severance Payments") in the amounts set forth in the Merger Agreement as specified therein.

     The estimated cost of providing the Severance Payments to the Covered Executives upon termination of employment is:

                                                                         AGGREGATE AMOUNT OF
                                                                         SEVERANCE PAYMENTS
                                                                         -------------------
    Philip L. Carter...................................................      $ 4,126,636
    Mark J. Miller.....................................................        2,210,538
    Neil T. Watanabe...................................................        1,065,386
    Earl C. Bonnecaze..................................................          835,001
    Frank C. Bianchi...................................................          833,731
    Michael Dobbs......................................................          811,731
                                                                         -------------------
      Total Amount of Severance Payments due to the Covered
         Executives....................................................      $ 9,883,023

     These Severance Payments include (i) the severance amounts due under the Employment Agreements, (ii) payments due under Mac Frugal's 1997 Bonus Plan upon achievement of the required targets, (iii) payments due under Mac Frugal's Long Term Cash Incentive Award Plan, and (iv) the estimated payments in lieu of unused vacation. The Severance Payments will be paid to a Covered Executive only if such Covered Executive is actively employed by Mac Frugal's immediately prior to the Effective Time and terminates his employment in accordance with his Employment Agreement subsequent to the Effective Time. In addition, each of the Covered Executives and their spouses are entitled to receive medical and dental health benefits equivalent to their current benefits until the earlier of December 31, 1998 or until such Covered Executive is employed full-time by a subsequent permanent employer.

     Other Benefits. Pursuant to the Merger Agreement, employees of Mac Frugal's who continue to be employed by Mac Frugal's as of the Effective Time will receive employee benefits comparable to those benefits provided to similarly situated employees of Consolidated Stores. In addition, with respect to medical benefits provided to continuing employees as of the Effective Time, waiting periods and pre-existing condition requirements under the plans covering the continuing employees will be waived, and these employees will be given credit for any co-payments and deductibles actually paid by such employees under Mac Frugal's medical plans during the calendar year in which the closing of the Merger occurs. Finally, service with Mac Frugal's will be recognized for purposes of eligibility under Consolidated Stores' welfare plans as well as for purposes of Consolidated Stores' programs or policies for vacation pay and sick pay.

     Certain additional information with respect to executive compensation and related employee benefits and other information concerning Mac Frugal's executive officers and directors, as modified by the foregoing discussion set forth in this Proxy Statement/Prospectus, is set forth in the Mac Frugal's
Schedule 14A Definitive Proxy Statement dated May 15, 1997 under the sections titled "Information About the Board of Directors and Committees of The Board of Directors -- Director Compensation," "Principal Stockholders -- Security Ownership of Management," "Compensation of Executive Officers" and "Employment Agreements" and is incorporated herein by reference.

     Consulting Agreement. Concurrent with the execution of the Merger Agreement, Consolidated Stores entered into a Consulting Agreement with Philip
L. Carter, Mac Frugal's President and Chief Executive Officer, whereby immediately following the termination of his employment with Mac Frugal's, Carter will for a period of six months from the Effective Time provide to Consolidated Stores advice and recommendations concerning various matters respecting the business of Mac Frugal's as requested by Consolidated Stores, including, without limitation, advice and recommendations as to business arrangements, customers and the operations of Mac Frugal's. Consolidated Stores will pay to Carter for his services under the agreement an aggregate amount of $970,000, payable in equal weekly installments in arrears. Such amount will be placed in escrow as of the Effective Time. The weekly payments shall continue throughout the six-month period of the consultancy regardless of whether the Consulting Agreement is terminated by Consolidated Stores. The Consulting Agreement may be terminated by Consolidated Stores at any time upon 30 days written notice to Carter.

     Noncompetition Agreement. Concurrent with the execution of the Merger Agreement, Consolidated Stores entered into a Noncompetition Agreement with Philip L. Carter, whereby Carter will receive an aggregate amount of $930,000 over the period of the Noncompetition Agreement. Such amount will be placed in escrow as of the Effective Time. Pursuant to the terms of the Noncompetition Agreement, Carter is restricted for a two-year period commencing August 1, 1998 from certain competitive activities, including owning any interest in, or accepting employment directly or indirectly with, any entity that is predominantly engaged in the specialty retail close-out industry or specialty wholesale close-out industry in the United States.

INDEMNIFICATION

     Pursuant to the terms of the Merger Agreement, Consolidated Stores has agreed that at all times after the Effective Time, it will indemnify, or will cause Mac Frugal's, as the surviving corporation, and its subsidiaries to indemnify each director, officer, employee or agent of Mac Frugal's or any of Mac Frugal's subsidiaries, successors and assigns (an "Indemnified Party"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Consolidated Stores has also agreed to maintain certain directors and officers liability insurance for three years following the Merger as set forth in the Merger Agreement. See "MERGER AGREEMENT -- Directors' and Officers' Insurance and Indemnification."

ESTIMATED SYNERGIES

     Upon consummation of the Merger, Consolidated Stores intends to review Mac Frugal's and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. Upon consummation of the Merger, Consolidated Stores intends to review the business of Mac Frugal's and identify synergies and cost savings.

     Consolidated Stores management believes the Merger will result in a number of important synergies including, but not limited to: (i) improvement in gross margins through enhanced purchasing power, (ii) reduced transportation and distribution costs (as a percentage of combined revenues of the companies) resulting from the combination of the complimentary distribution networks of the individual companies, (iii) reduced advertising and marketing expenses (as a percentage of combined revenues of the companies) resulting from reduction of overlapping promotion and advertising programs of the separate companies, and
(iv) other reductions in selling and administrative expenses (as a percentage of combined revenues of the companies) from the elimination of certain duplicative financial and administrative functions. Consolidated Stores expects to take an estimated pre-tax charge to earnings of approximately $75 million to $100 million relating to the cost of integrating the two companies. THE FOREGOING ESTIMATES OF COST SAVINGS AND SYNERGIES ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF CONSOLIDATED STORES. THERE CAN BE NO ASSURANCE THAT THEY WILL BE ACHIEVED AND ACTUAL SAVINGS AND SYNERGIES MAY VARY MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT CONSOLIDATED STORES, SUB OR ANY OTHER PARTY CONSIDERS SUCH ESTIMATES AN ACCURATE PREDICTION OF FUTURE EVENTS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material tax consequences of the Merger. The Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, the Merger Agreement contains a covenant by Consolidated Stores that it will not take any action, nor will it cause Sub or Mac Frugal's to take any action, following the Effective Time, that would jeopardize the characterization of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In addition, certain factual representations deemed necessary by counsel to Mac Frugal's and by counsel to Consolidated Stores in order to confirm that the requirements of Code Sections 368(a)(1)(A) and 368(a)(2)(E) are expected to be satisfied have been obtained from the parties to the Merger. However, none of the parties to the Merger intends to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger.

     Mac Frugal's has, however, received an opinion of Gibson, Dunn & Crutcher, LLP substantially to the effect that for federal income tax purposes:

          (a) the Merger will qualify as a tax-free reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E) and Mac Frugal's and Consolidated Stores will each be a party to the reorganization;

          (b) no gain or loss will be recognized by Mac Frugal's as a result of the Merger;

          (c) no gain or loss will be recognized by a stockholder of Mac Frugal's upon the exchange of shares of Mac Frugal's Common Stock for Consolidated Stores Common Stock (including the Consolidated Stores Rights), except that gain or loss will be recognized by a stockholder of Mac Frugal's on the receipt of cash in lieu of fractional shares;

          (d) the adjusted tax basis of the Consolidated Stores Common Stock received by a stockholder of Mac Frugal's pursuant to the Merger (including any fractional share interests deemed received) will be the same as the adjusted tax basis of the shares of Mac Frugal's Common Stock surrendered in exchange therefor;

          (e) the holding period of the Consolidated Stores Common Stock received by a stockholder of Mac Frugal's as a result of the Merger (including any fractional share interests deemed received) will include the holding period of the shares of Mac Frugal's Common Stock surrendered in exchange therefor, provided that such Mac Frugal's Common Stock is held as a capital asset by the Mac Frugal's stockholder at the consummation of the Merger; and

          (f) any cash payment received by a holder of Mac Frugal's Common Stock in lieu of a fractional share of Consolidated Stores Common Stock will be treated as if such fractional share of Consolidated Stores Common Stock had been issued in the Merger and then redeemed by Consolidated Stores.

     The above tax opinion is based upon certain representations and assumptions referred to in such tax opinion and assumes that the Merger will be completed in the manner described in this Proxy Statement/Prospectus and that the representations made by the parties to the Merger are accurate and complete and will continue to be accurate and complete as of the Effective Time. Any change in the facts, representations or assumptions could affect the status of the Merger as a tax-free reorganization (within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code).

     Finally, under Revenue Ruling 90-11, the Rights accompanying the Consolidated Stores Common Stock to be received by holders of Mac Frugal's Common Stock in the Merger will be considered part of the Consolidated Stores Common Stock prior to the occurrence of a Triggering Event (as defined in the Consolidated Stores Rights Plan). The opinion with respect to the receipt of the Rights in subparagraph (c) above is based upon the current position of the Internal Revenue Service as set forth in Revenue Ruling 90-11 and in several private letter rulings that the receipt of such rights upon the exchange of shares in a merger that is a tax-free reorganization does not give rise to the realization of gross income. No assurance can be given that the Internal Revenue Service will not change its position on the tax treatment of a merger.

     In connection with the foregoing, see "THE MERGER" and "MERGER AGREEMENT."

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAWS AND INTERNAL REVENUE SERVICE PRONOUNCEMENTS AT THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH MAY DIFFER AT THE EFFECTIVE TIME OR THEREAFTER. FURTHER, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS OF

MAC FRUGAL'S, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES OF MAC FRUGAL'S COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS, OR ENTITIES THAT ARE OTHERWISE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ENTITIES AND REGULATED INVESTMENT COMPANIES).

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION TO THEM AND POSSIBLE EFFECT UPON THEM OF ANY PENDING LEGISLATION, THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "pooling of interests" method of accounting in accordance with generally accepted accounting principles ("GAAP"). Under this method of accounting, the recorded assets and liabilities of Mac Frugal's will be carried forward to Consolidated Stores at their recorded amounts, income of Consolidated Stores will include income of Mac Frugal's for the entire fiscal year in which the Merger occurs and the reported income of Mac Frugal's for prior periods will be combined with and included as income of Consolidated Stores. The qualification of the Merger as a pooling of interests is a condition to the consummation of the Merger.

OTHER LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. Except as otherwise disclosed herein, based upon its review of publicly available information with respect to Mac Frugal's and the review of certain information furnished by Mac Frugal's to Consolidated Stores, neither Sub nor Consolidated Stores is aware of (i) any license or regulatory permit that appears to be material to the business of Mac Frugal's and its subsidiaries, taken as a whole, that might be adversely affected pursuant to the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the consummation of the Merger. Should any such approval or other action be required, Consolidated Stores and Sub currently contemplate that such approval or action would be sought. While Consolidated Stores does not currently intend to delay the Merger pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of Mac Frugal's, Sub or Consolidated Stores or that certain parts of the businesses of Mac Frugal's, Sub or Consolidated Stores might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

     ANTITRUST. Under the HSR Act and the regulations promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. The consummation of the Merger is also conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. On November 17, 1997, Consolidated Stores and Mac Frugal's filed notifications and report forms under the HSR Act with the FTC and the Antitrust Division.

     At any time before or after the Effective Time, notwithstanding that the waiting period under the HSR Act has expired, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Consolidated Stores or Mac Frugal's. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Consolidated Stores or Mac Frugal's. Private persons may also seek to take legal action under the antitrust laws under certain circumstances.

     CLOSING CONDITION. The respective obligations of Consolidated Stores and Mac Frugal's to consummate the Merger are subject to the condition that no court, arbitrator or governmental body, agency or official will have issued any order, decree or ruling which remains in force and there will not have been any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger. See "MERGER AGREEMENT -- Conditions to the Merger."

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law (the "DGCL"), neither Mac Frugal's stockholders nor Consolidated Stores stockholders will have any appraisal rights in connection with the Merger.

DELISTING AND DEREGISTRATION OF MAC FRUGAL'S COMMON STOCK

     If the Merger is consummated, the shares of Mac Frugal's Common Stock will be delisted from the New York Stock Exchange (the "NYSE") and will be deregistered under the Exchange Act.

RESALES OF CONSOLIDATED STORES COMMON STOCK

     All shares of Consolidated Stores Common Stock constituting the Share Issuance will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Mac Frugal's for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. In addition, such shares may not be transferred by an "affiliate" in violation of the Commission's rules governing the treatment of the Merger as a pooling of interests.

     Mac Frugal's has agreed to deliver to Consolidated Stores a letter identifying, to the best of Mac Frugal's knowledge, all persons who are, at the time of the Mac Frugal's Special Meeting, deemed to be "affiliates" (as used in the preceding paragraph) of Mac Frugal's and to use its best efforts to cause each person so identified to deliver to Consolidated Stores at least 30 days prior to the Closing Date an agreement, substantially in the form previously approved by Consolidated Stores and Mac Frugal's, providing that such person will not sell, pledge, transfer or otherwise dispose of any Consolidated Stores Common Stock received by such person in exchange for shares of Mac Frugal's Common Stock pursuant to the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act. Such agreement further provides that such person will not sell, pledge, transfer or otherwise dispose of any Consolidated Stores Common Stock received by such person in exchange for shares of Mac Frugal's Common Stock pursuant to the Merger, or any interest therein, until such time as financial results of Consolidated Stores covering at least 30 days of post-merger operations have been published. In the Merger Agreement, Consolidated Stores has agreed that as soon as is reasonably practicable, but in no event later than 15 business days after the end of the first fiscal month of Consolidated Stores ending at least 30 days after the Effective time, Consolidated Stores will publish financial results covering at least 30 days of post-merger combined operations.

NEW YORK STOCK EXCHANGE LISTING

     Consolidated Stores has agreed to use its best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Consolidated Stores Common Stock to be issued in the Merger.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

COMPARATIVE MARKET PRICES AND DIVIDENDS

     The shares of Consolidated Stores Common Stock are listed and principally traded on the NYSE and quoted under the symbol CNS. The following table sets forth, for the quarters indicated, the high and low sales prices per share of Consolidated Stores Common Stock on the NYSE as reported on the Dow Jones News Service. Prices have been restated to reflect (a) a 5 for 4 common stock split effected by a distribution of shares of Consolidated Stores Common Stock on December 24, 1996 to stockholders of record on December 10, 1996, and (b) a 5 for 4 common stock split effected by a distribution of shares of Consolidated Stores Common Stock on June 24, 1997 to stockholders of record on June 10, 1997.

                                                                       HIGH       LOW
                                                                       ----       ---
        FISCAL 1995:
          First Quarter..............................................  $13 23/64  $10 13/32
          Second Quarter.............................................   14 23/32   10 5/64
          Third Quarter..............................................   16 5/64    13 33/64
          Fourth Quarter.............................................   16 13/32   12 13/32
        FISCAL 1996:
          First Quarter..............................................  $23 49/64  $13 9/32
          Second Quarter.............................................   25 59/64   19 13/64
          Third Quarter..............................................   28 5/16    21 3/64
          Fourth Quarter.............................................   27 23/64   22 61/64
        FISCAL 1997:
          First Quarter..............................................  $34 3/32   $25 51/64
          Second Quarter.............................................   40 3/4     29 29/32
          Third Quarter..............................................   43 3/8     34 9/16
          Fourth Quarter (through December   , 1997).................

     Consolidated Stores has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Consolidated Stores has followed a policy of reinvesting earnings in the business. In addition, a portion of the Consolidated Stores' indebtedness contains covenants that limit Consolidated Stores' ability to pay dividends.

     On November 4, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of Consolidated Stores Common Stock on the NYSE Composite Tape was
$41 1/8 per share. On December   , 1997, the last full trading day for which
information was available prior to the printing and mailing of this Proxy Statement/Prospectus, the reported closing sales price of Consolidated Stores
Common Stock on the NYSE Composite Tape was $          per share.

     The shares of Mac Frugal's Common Stock are listed and principally traded on the NYSE and quoted under the symbol MFI. The following table sets forth, for the quarters indicated, the high and low sales prices per share on the NYSE as reported by the Dow Jones News Service.

                                                                       HIGH       LOW
                                                                       ----       ---
        FISCAL 1995:
          First Quarter..............................................  $17 3/8    $12 15/16
          Second Quarter.............................................   18 3/8     14 3/8
          Third Quarter..............................................   18 1/2     11 5/8
          Fourth Quarter.............................................   15         11 1/2
        FISCAL 1996:
          First Quarter..............................................  $16 7/8    $12 3/8
          Second Quarter.............................................   19 1/2     13 3/8
          Third Quarter..............................................   25 1/8     18 3/8
          Fourth Quarter.............................................   27         21 1/2
        FISCAL 1997:
          First Quarter..............................................  $30 3/4    $23
          Second Quarter.............................................   31 5/8     27 1/4
          Third Quarter..............................................   34 1/4     26 7/8
          Fourth Quarter (through December   , 1997).................

     Mac Frugal's has never declared or paid cash dividends on its common stock. Mac Frugal's currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Payment of dividends is within the discretion of Mac Frugal's Board of Directors and will depend upon, among other factors, Mac Frugal's earnings, financial condition and capital requirements. In addition, certain of Mac Frugal's debt instruments contain covenants that limit Mac Frugal's ability to pay dividends.

     On November 4, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of Mac Frugal's Common Stock on the NYSE Composite Tape was $37 9/16
per share. On December   , 1997, the last full trading day for which information
was available prior to the printing and mailing of this Proxy Statement/Prospectus, the last sales prices reported for Mac Frugal's Common
Stock on the NYSE Composite Tape was $          per share.

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF CONSOLIDATED STORES COMMON STOCK AND MAC FRUGAL'S COMMON STOCK.

                                MERGER AGREEMENT

     The following summary of the Merger Agreement and the Merger contained in this Proxy Statement/ Prospectus is not intended to be a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which is attached hereto as Annex A. Capitalized terms not otherwise defined herein or in the following summary shall have the meanings set forth in the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with the DGCL, at the Effective Time, Mac Frugal's and Sub shall consummate the Merger pursuant to which (i) Sub shall be merged with and into Mac Frugal's and the separate corporate existence of Sub shall thereupon cease, and (ii) Mac Frugal's shall be the surviving corporation and shall continue to be governed by the laws of the State of Delaware. Pursuant to the Merger, (x) the Certificate of Incorporation of Mac Frugal's, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the surviving corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of Mac Frugal's, as in effect immediately prior to the Effective Time, shall be the By-laws of the surviving corporation until thereafter amended as provided by law, the Certificate of Incorporation of the surviving corporation and such By-laws. The Merger shall have the effects set forth in the DGCL.

CONVERSION OF MAC FRUGAL'S COMMON STOCK

     The Merger Agreement provides that each share of Common Stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time without any other action by Consolidated Stores, Sub or Mac Frugal's, shall, at the Effective Time, be converted into and become one fully paid and nonassessable share of common stock of Mac Frugal's.

     Each share of Mac Frugal's Common Stock issued and outstanding immediately prior to the Effective Time (other than Mac Frugal's Common Stock owned by Mac Frugal's as treasury stock and any Mac Frugal's Common Stock owned by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Consolidated Stores Common Stock equal to the Exchange Rate.

     The Exchange Rate means: (i) 1.00, if and only if the average closing price per share of Consolidated Stores Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape during the period comprising the twenty NYSE trading days immediately preceding the second NYSE trading day immediately preceding the Effective Time of the Merger (the "Pricing Period") (the "Average Consolidated Stores Share Price") is less than or equal to $39.00; or (ii) the quotient of (a) $39.00 divided by (b) the Average Consolidated Stores Share Price, if and only if the Average Consolidated Stores Share Price is both (x) greater than $39.00 and (y) less than or equal to $41.49; or (iii)
 .94, if and only if the Average Consolidated Stores Share Price is both (x) greater than $41.49 and (y) less than or equal to $43.62; or (iv)(a) .94 less
(b) the product of (x) the Average Consolidated Stores Share Price less $43.62 multiplied by (y) .01, if and only if the Average Consolidated Stores Share Price is both (A) greater than $43.62 and (B) less than or equal to $49.62; or
(v) .88, if and only if the Average Consolidated Stores Share Price is greater than $49.62. In the event that the Average Consolidated Stores Share Price is less than or equal to $35.00, Mac Frugal's may, on or prior to the Effective Time, terminate the Merger Agreement in accordance with the termination provisions of the Merger Agreement. PROMPTLY FOLLOWING THE CLOSING OF THE PRICING PERIOD, CONSOLIDATED STORES AND MAC FRUGAL'S WILL ISSUE A JOINT PRESS RELEASE ANNOUNCING THE EXCHANGE RATE. ONCE THE PRICING PERIOD HAS ENDED, STOCKHOLDERS MAY ALSO CALL GEORGESON & COMPANY AT 1-800-223-2064 TO CONFIRM THE EXCHANGE RATE. No fractional shares of Consolidated Stores Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Mac Frugal's Common Stock who otherwise would be entitled to receive a fractional share of Consolidated Stores Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average

Consolidated Stores Share Price. The Exchange Rate, along with the cash in lieu of fractional shares and the treatment of Mac Frugal's stock options shall hereinafter be referred to as the "Merger Consideration."

     By way of example (but in each instance subject to payment of cash in lieu of fractional shares): if the Average Consolidated Stores Share Price is $38.00, the Exchange Rate will be 1.00 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive one share of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $40.00, the Exchange Rate will be .975 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .975 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $42.00, the Exchange Rate will be .94 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive
 .94 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share price is $44.00, the Exchange Rate will be .936 shares of Consolidated Stores Common Stock and each holder of a share of Mac Frugal's Common Stock will be entitled to .936 shares of Consolidated Stores Common Stock. If the Average Consolidated Stores Share Price is $50.00, the Exchange Rate will be .88 and each holder of a share of Mac Frugal's Common Stock will be entitled to receive .88 shares of Consolidated Stores Common Stock.

     THE CONSIDERATION TO BE RECEIVED BY MAC FRUGAL'S STOCKHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT BE DETERMINED PRECISELY PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND DAY IMMEDIATELY PRECEDING THE EFFECTIVE TIME. THE CONSIDERATION WILL DEPEND UPON THE AVERAGE CONSOLIDATED STORES SHARE PRICE, WHICH ESTABLISHES THE EXCHANGE RATE. BECAUSE THE AVERAGE CONSOLIDATED STORES SHARE PRICE AND THE EXCHANGE RATE AS OF THE EFFECTIVE TIME ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT CONSIDERATION PER SHARE TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING MAC FRUGAL'S COMMON STOCK IS NOT CURRENTLY DETERMINABLE. Had
the Merger been consummated on December   , 1997, the Average Consolidated
Stores Share Price would have been $          and each share of Mac Frugal's
Common Stock outstanding would have been converted into           shares of
Consolidated Stores Common Stock (together with one associated Consolidated Stores Right). In fact, the Average Consolidated Stores Share Price may be
greater than or less than $          , and the price at which Consolidated
Stores Common Stock will be trading on the NYSE on and after the Effective Time may be greater than or less than the Average Consolidated Stores Share Price.

     All shares of Mac Frugal's Common Stock that are owned by Mac Frugal's as treasury stock and any shares of Mac Frugal's Common Stock owned by Consolidated Stores, Sub or any other direct or indirect wholly owned subsidiary of Consolidated Stores shall, at the Effective Time, be canceled and retired and shall cease to exist and no Consolidated Stores Common Stock shall be delivered in exchange therefor.

     The Merger Agreement provides that, on and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Mac Frugal's Common Stock (the "Certificates") shall cease to have any rights as stockholders of Mac Frugal's, except the right to receive the Merger Consideration set forth therein for each share of Mac Frugal's Common Stock held by them.

     Each share of Consolidated Stores Common Stock issued to holders of Mac Frugal's Common Stock in the Merger will be issued together with one associated Right in accordance with the Consolidated Stores Rights Agreement. See "DESCRIPTION OF CONSOLIDATED STORES CAPITAL STOCK -- Change of
Control -- Consolidated Stores Rights Agreement."

     THE MARKET VALUE OF THE CONSOLIDATED STORES COMMON STOCK DURING THE PRICING PERIOD AND AFTER THE EFFECTIVE TIME WILL, AMONG OTHER THINGS, DEPEND UPON, AND IS EXPECTED TO FLUCTUATE WITH, THE PERFORMANCE OF CONSOLIDATED STORES, CONDITIONS (ECONOMIC OR OTHERWISE) AFFECTING THE RETAIL CLOSEOUT INDUSTRY, AND MARKET CONDITIONS AND OTHER FACTORS THAT GENERALLY INFLUENCE PRICES OF SECURITIES.

EXCHANGE PROCEDURES

     Consolidated Stores will designate National City Bank (the "Exchange Agent") to act as agent for the holders of shares of Mac Frugal's Common Stock in connection with the Merger to receive the shares of

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

Consolidated Stores Common Stock to which holders of shares of Mac Frugal's Common Stock will become entitled pursuant to the Merger Agreement.

     No certificates or scrip representing fractional shares of Consolidated Stores Common Stock will be issued upon the surrender for exchange of Certificates representing shares of Mac Frugal's Common Stock, no dividend or distribution with respect to shares will be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to exercise any other rights of a stockholder of Consolidated Stores. In lieu of any such fractional shares, each holder of Mac Frugal's Common Stock who otherwise would be entitled to receive a fractional share of Consolidated Stores Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average Consolidated Stores Share Price. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Mac Frugal's in lieu of any fractional interests, Consolidated Stores will make available to the Exchange Agent, which will in turn make available in accordance with the Merger Agreement, such amounts to such former Mac Frugal's stockholders.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Consolidated Stores may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Consolidated Stores, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Mac Frugal's Common Stock formerly represented by such Certificate and the Certificate so surrendered will forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of Mac Frugal's that such tax either has been paid or is not applicable.

     Immediately following the Effective Time, Consolidated Stores will deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of Mac Frugal's Common Stock, certificates representing an aggregate number of shares of Consolidated Stores Common Stock as nearly as practicable equal to the product of the Exchange Rate and the number of shares of Mac Frugal's Common Stock to be converted into Consolidated Stores Common Stock. As soon as practicable after the Effective Time, each holder of shares of Mac Frugal's Common Stock converted into Consolidated Stores Common Stock, upon surrender to the Exchange Agent of one or more Certificates for such shares for cancellation, will be entitled to receive certificates representing the number of shares of Consolidated Stores Common Stock into which such shares of Mac Frugal's Common Stock will have been converted in the Merger. No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Consolidated Stores Common Stock until such persons surrender their Certificates for shares of Mac Frugal's Common Stock, at which time all such dividends will be paid. In no event will the persons entitled to receive such dividends be entitled to receive interest on such dividends. Neither the Exchange Agent, Consolidated Stores, Sub or Mac Frugal's will be liable to a holder of shares of Mac Frugal's Common Stock for any Consolidated Stores Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TREATMENT OF STOCK OPTIONS

     The Merger Agreement provides that, effective as of the Effective Time, each Mac Frugal's Stock Option, whether vested or unvested as of the Effective Time, will cease to represent a right to acquire shares of Mac Frugal's Common Stock and will be converted automatically into a fully vested and exercisable option to purchase shares of Consolidated Stores Common Stock in an amount and at an exercise price determined as provided below. The number of shares of Consolidated Stores Common Stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the

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

aggregate gain (or loss) on Mac Frugal's Stock Options immediately prior to the Effective Time and (ii) the ratio of the exercise price per share subject to Mac Frugal's Stock Options to the fair market value (determined immediately prior to the Effective Time) per share subject to such option, provided that any fractional shares of Consolidated Stores Common Stock resulting from such determination will be rounded down to the nearest share. The adjustment provided herein with respect to any Mac Frugal's Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The Merger Agreement also provides that the duration, vesting and other terms of the new options will be the same as the Mac Frugal's Stock Options that they replace, except that (i) all references to Mac Frugal's shall be deemed to be references to Consolidated Stores, and (ii) all such new options will not expire until at least 60 days after the end of the first fiscal quarter of Consolidated Stores ending at least 30 days after the Effective Time. New option awards agreements will be provided to each holder of new options within 30 days after the Effective Time.

     Concurrent with the execution of the Merger Agreement, each of the Covered Executives delivered a Waiver providing that in the event the Merger is consummated, the Covered Executive will not be entitled to receive any cash payment in exchange for outstanding vested options under the Incentive Plan held by Covered Executives (as defined in the Merger Agreement), including options that become vested in connection with a "Change in Control" under the terms of existing award agreements under the Incentive Plan and their respective Employment Agreements. Such stock options shall be treated as set forth in the immediately preceding paragraph.

     The Merger Agreement provides that, effective as of the Effective Time, the Option Plans will terminate and the provisions in any other plan, program, agreement or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of Mac Frugal's or any of its subsidiaries will be deleted. Furthermore, Mac Frugal's will take all actions necessary to ensure that following the Effective Time, no holder of Mac Frugal's Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements will have any right thereunder to acquire any equity securities of Mac Frugal's, the Surviving Corporation or any subsidiary of either of the foregoing.

INTERIM OPERATIONS

     In the Merger Agreement, Mac Frugal's has covenanted and agreed that: (i) except as expressly provided in the Merger Agreement, and (ii) during the period following execution of the Merger Agreement and prior to the Effective Time, except with the prior written consent of Consolidated Stores, which shall not be unreasonably withheld: (a) the business of Mac Frugal's and its subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of Mac Frugal's and its subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) Mac Frugal's will not, directly or indirectly, split, combine or reclassify the outstanding shares of Mac Frugal's Common Stock, or any outstanding capital stock of any of the subsidiaries of Mac Frugal's; (c) neither Mac Frugal's nor any of its subsidiaries will: (I) amend its certificate of incorporation or by-laws or similar organizational documents;
(II) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Mac Frugal's subsidiaries to Mac Frugal's or its subsidiaries; (III) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Mac Frugal's or its subsidiaries, other than issuances pursuant to exercise of stock-based awards or options outstanding on the date thereof; (IV) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary course of business consistent with past practice; or (V) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (d) neither Mac Frugal's nor any of its subsidiaries shall: (I) except as otherwise provided in the Merger Agreement, and except for normal, regularly scheduled increases for non-officer employees consistent with past practice or pursuant to the terms of existing collective bargaining agreements, grant any increase in the compensation payable or to become payable by Mac Frugal's or any of its subsidiaries to any officer or employee (including through any new award made under, or the exercise of any discretion under, any Benefit Plan); (II) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the

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

amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (III) enter into any, or amend any existing, employment or severance agreement with or, grant any severance or termination pay to any officer, director, employee or consultant of Mac Frugal's or any of its subsidiaries; (IV) make any additional contributions to any grantor trust created by Mac Frugal's to provide funding for non-tax-qualified employee benefits or compensation; or (V) provide any severance program to any subsidiary which does not have a severance program as of the date of the Merger Agreement;
(e) neither Mac Frugal's nor any of its subsidiaries shall modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice; (f) neither Mac Frugal's nor any of its subsidiaries will permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Consolidated Stores, except in the ordinary course of business consistent with past practice; (g) except as previously disclosed by Mac Frugal's in writing to Consolidated Stores and Sub, neither Mac Frugal's nor any of its Subsidiaries will: (I) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course consistent with past practice; (II) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (III) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Mac Frugal's or customary loans or advances to employees in accordance with past practice); (IV) enter into any purchase order other than in the ordinary course of business consistent with past practice; or
(V) enter into any material commitment (including, but not limited to, any leases, capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice; (h) neither Mac Frugal's nor any of its subsidiaries shall change any of the accounting principles used by it unless required by GAAP; (i) neither Mac Frugal's nor any of its subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (I) reflected or reserved against in the consolidated financial statements (or the notes thereto) of Mac Frugal's and its consolidated subsidiaries, (II) incurred in the ordinary course of business consistent with past practice or (III) which are legally required to be paid, discharged or satisfied; (j) neither Mac Frugal's nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Mac Frugal's or any of its subsidiaries (other than the Merger or in accordance with a Takeover Proposal (as defined below)); (k) neither Mac Frugal's nor any of its subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of Mac Frugal's contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time;
(l) neither Mac Frugal's nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Mac Frugal's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of the Merger Agreement; (m) neither Mac Frugal's nor any of its subsidiaries will close, shut down, or otherwise eliminate any of Mac Frugal's stores other than in the ordinary course of business consistent with past practice; (n) neither Mac Frugal's nor any of its subsidiaries will change the name of or exterior signage (except ordinary course maintenance) at any of Mac Frugal's stores; (o) neither Mac Frugal's nor any of its subsidiaries will close, shut down, or otherwise eliminate any of Mac Frugal's distribution centers; (p) neither Mac Frugal's nor any of its subsidiaries will move the location, close, shut down or otherwise eliminate Mac Frugal's headquarters, or effect a general staff reduction at such headquarters; (q) neither Mac Frugal's nor any of its Subsidiaries will change or modify in any material respect Mac Frugal's existing advertising program and policies except in the ordinary course of business consistent with past practice; (r) except as previously disclosed by Mac Frugal's in writing to Consolidated Stores and Sub, neither Mac Frugal's nor any of its subsidiaries will enter into any new lease (other than renewals of existing leases after consultation with Consolidated Stores) or purchase or acquire or enter into any agreement to purchase or acquire any real estate; (s) neither Mac Frugal's nor any of its subsidiaries will incur any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or

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

would be reasonably likely to have, a material adverse effect on Mac Frugal's and its subsidiaries; (t) neither Mac Frugal's nor any of its subsidiaries will take, or cause, any act or omission that would prevent the Merger from (I) qualifying as a tax-free plan of reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, or (II) being accounted for as a pooling of interests; and (u) neither Mac Frugal's nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     In the Merger Agreement, Consolidated Stores has covenanted and agreed that
(i) except as expressly provided in the Merger Agreement, and (ii) during the period following execution of the Merger Agreement and prior to the Effective Time, except with the prior written consent of Mac Frugal's: (a) the business of Consolidated Stores shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, Consolidated Stores will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners; (b) Consolidated Stores will not, directly or indirectly, split, combine or otherwise reclassify the outstanding Consolidated Stores Common Stock; (c) Consolidated Stores shall not
(I) amend its Certificate of Incorporation or By-laws, except as contemplated by the Merger Agreement, (II) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by its subsidiaries to Consolidated Stores or its subsidiaries, or (III) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Consolidated Stores, other than issuances pursuant to the grant or exercise of stock-based awards or options;
(d) Consolidated Stores will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization other than the Merger or except in accordance with a Takeover Proposal; (e) neither Consolidated Stores nor Sub will take, or cause, any act or omission that would prevent the Merger from (I) qualifying as a tax-free plan of reorganization within the meaning of Section 368(a)(1)(A) or
Section 368(a)(2)(E) of the Code, or (II) being accounted for as a pooling of interests; (f) neither Consolidated Stores nor Sub will take, or agree to commit to take, any action that would make any representation or warranty of Consolidated Stores or Sub contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time; or (g) Consolidated Stores will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

TREATMENT OF CERTAIN INDEBTEDNESS

     The Merger Agreement provides that as of the Effective Time, Consolidated Stores, in its sole discretion, will cause Mac Frugal's to retire (including all fees, penalties or related costs in connection with any such retirement), or to continue performance of, all existing obligations of Mac Frugal's or any of its subsidiaries under any Debt Instrument (as defined in the Merger Agreement). Consolidated Stores expects to terminate the Debt Instruments subsequent to the Effective Time.

NO SOLICITATION

     Pursuant to the Merger Agreement, Mac Frugal's (and its subsidiaries and affiliates over which it exercises control) will not, and Mac Frugal's (and its subsidiaries and affiliates over which it exercises control) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of Mac Frugal's or any subsidiary or an inquiry with respect thereto, or (ii) in the event of an unsolicited Takeover Proposal for Mac Frugal's or any Subsidiary or affiliate of Mac Frugal's, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Consolidated Stores, any of its affiliates or representatives) (each, a "Person") relating to any Takeover Proposal, except in the case of clause (ii) above to the extent that (x) the Takeover Proposal is a bona fide written proposal submitted to Mac Frugal's Board of Directors and (y) the Mac Frugal's Board determines, after having consulted with financial and legal advisors to Mac Frugal's, that the failure to engage in such negotiations or discussions or provide such information would create a reasonable likelihood of a breach of the Board of Directors' fiduciary duties under

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

applicable law. Mac Frugal's has agreed to notify Consolidated Stores and Sub orally and in writing of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall thereafter inform Consolidated Stores on a reasonable basis of the status and content of any discussions or negotiations with such a third party, including any material changes to the terms and conditions thereof. Mac Frugal's and its Board of Directors must afford Consolidated Stores a three-day period after any such notification in which to propose alternative terms for the acquisition by Consolidated Stores of Mac Frugal's. The Merger Agreement also provides that Mac Frugal's shall, and shall cause its subsidiaries and affiliates over which it exercises control to, and will use best efforts to, ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date of the Merger Agreement, if any, with any parties conducted theretofore with respect to any Takeover Proposal relating to Mac Frugal's. The Merger Agreement provides, however, that the covenants relating to solicitation contained therein will not prohibit Mac Frugal's or the Mac Frugal's Board from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making such disclosure as may be required by applicable law.

     Pursuant to the Merger Agreement, Consolidated Stores (and its subsidiaries and affiliates over which it exercises control) will not, and Consolidated Stores (and its subsidiaries and affiliates over which it exercises control) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of Consolidated Stores or any subsidiary or an inquiry with respect thereto, or
(ii) in the event of an unsolicited Takeover Proposal for Consolidated Stores or any subsidiary or affiliate of Consolidated Stores, engage in negotiations or discussions with, or provide any information or data to, any Person relating to any Takeover Proposal, except in the case of clause (ii) above to the extent that (x) the Takeover Proposal is a bona fide written proposal submitted to Consolidated Stores Board and (y) the Consolidated Stores Board determines, after having consulted with financial and legal counsel to Consolidated Stores, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the Board of Directors' fiduciary duties under applicable law. Consolidated Stores has agreed to notify Mac Frugal's orally and in writing of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall thereafter inform Mac Frugal's on a reasonable basis of the status and content of any discussions or negotiations with such a third party, including any material changes to the terms and conditions thereof. The Merger Agreement also provides that Consolidated Stores shall, and will cause its subsidiaries and affiliates over which it exercises control to, use best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date of the Merger Agreement, if any, with any parties conducted theretofore with respect to any Takeover Proposal relating to Consolidated Stores. The Merger Agreement provides, however, that the covenants relating to solicitation contained therein will not prohibit Consolidated Stores or the Consolidated Stores Board from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making such disclosure as may be required by applicable law.

     As used in the Merger Agreement and herein, "Takeover Proposal" when used in connection with any Person shall mean any tender or exchange offer involving the capital stock of such Person, any proposal for a merger, consolidation or other business combination involving such Person or any subsidiary of such Person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any subsidiary of such Person other than pursuant to the transactions to be effected pursuant to the Merger Agreement.

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DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

     In the Merger Agreement, Consolidated Stores agreed that at all times after the Effective Time, it will cause Mac Frugal's and its subsidiaries to indemnify, each person who is now, or has been at any time prior to the date of the Merger Agreement, an employee, agent, director or officer of Mac Frugal's or of any of Mac Frugal's subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel, (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state law. The Merger Agreement provides that Consolidated Stores will, and will cause Mac Frugal's to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Mac Frugal's and its Subsidiaries on the date of the Merger Agreement (provided that Consolidated Stores may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Mac Frugal's and its subsidiaries for such insurance on the date of the Merger Agreement, then Consolidated Stores will cause Mac Frugal's to, and Mac Frugal's will, provide coverage affording the same protections as those maintained by Consolidated Stores as of such date for its officers and directors. The Merger Agreement provides that Consolidated Stores shall pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this paragraph. The rights under this paragraph are in addition to rights that an Indemnified Party may have under the Certificate of Incorporation, By-laws, other similar organizational documents of Mac Frugal's or any of its subsidiaries or the DGCL. The Merger Agreement also provides that the rights under this paragraph shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Consolidated Stores will cause Mac Frugal's and any of its subsidiaries (or their successors) to keep in effect the provisions of its Certificate of Incorporation or By-laws or similar organizational documents providing for indemnification to the fullest extent provided by law.

EMPLOYEE BENEFITS AND EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, Consolidated Stores has agreed that, effective as of the Effective Time, Mac Frugal's will provide to employees of Mac Frugal's certain payments and benefits, as described therein. See "THE MERGER -- Interests of Certain Persons."

     With respect to the Covered Executives, upon the date of termination of his employment by the Covered Executive pursuant to the terms of their respective Employment Agreements with Mac Frugal's in effect immediately prior to the Effective Time, Mac Frugal's will pay to each Covered Executive payments (collectively, the "Severance Payments") in the amounts set forth in the Merger Agreement as specified therein. See "THE MERGER -- Interests of Certain
Persons -- Treatment Under the Merger Agreement."

     The Severance Payments will be paid to a Covered Executive only if such Covered Executive is actively employed by Mac Frugal's immediately prior to the Effective Time and terminates his employment in accordance with his Employment Agreement subsequent to the Effective Time.

     Pursuant to the Merger Agreement, employees of Mac Frugal's who continue to be employed by Mac Frugal's as of the Effective Time will receive employee benefits comparable to those benefits provided to similarly situated employees of Consolidated Stores. In addition, with respect to medical benefits provided to continuing employees as of the Effective Time, waiting periods and pre-existing condition requirements under the plans covering the continuing employees will be waived, and these employees will be given credit for any co-payments and deductibles actually paid by such employees under Mac Frugal's medical plans during the calendar year in which the Closing occurs. Finally, service with Mac Frugal's will be recognized for purposes of eligibility under Consolidated Stores' welfare plans as well as for purposes of Consolidated Stores' programs or policies for vacation pay and sick pay.

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

CONFIDENTIALITY AGREEMENTS

     Pursuant to the Confidentiality Agreements, dated as of October 27, 1997, between Consolidated Stores and Mac Frugal's (the "Confidentiality Agreements"), Consolidated Stores and Mac Frugal's have agreed, among other things, to keep confidential certain non-public confidential or proprietary information of the other party furnished to Consolidated Stores or Mac Frugal's, as the case may be, by or on behalf of such other party. The Confidentiality Agreements provide that without the prior written consent, neither Consolidated Stores or Mac Frugal's or their representatives will disclose to any person or entity the fact that certain information has been made available, the fact that discussions or negotiations are taking place concerning a possible transaction involving Consolidated Stores or Mac Frugal's, or any of the terms, conditions or other facts with respect to any such possible transaction (including the status thereof). The Confidentiality Agreements further provide that Consolidated Stores and Mac Frugal's agree not to offer employment to, or to hire, any officers or buyers of Consolidated Stores or Mac Frugal's or cause any customer or supplier of Consolidated Stores or Mac Frugal's to alter such customer's or supplier's current relationship with Consolidated Stores or Mac Frugal's within two years of the date of the Confidentiality Agreements, unless Consolidated Stores and Mac Frugal's previously agree in writing or the transactions contemplated by the Merger Agreement are consummated.

     The Merger Agreement provides that any provision in the Confidentiality Agreements which in any manner limits, restricts or prohibits the voting or acquisition of shares of Mac Frugal's Common Stock by Consolidated Stores or any of its affiliates or the representation of Consolidated Stores' designees on the Mac Frugal's Board or which in any manner would be inconsistent with the Merger Agreement or the transactions contemplated thereby will terminate as of the date of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, Mac Frugal's has made customary representations and warranties to Consolidated Stores and Sub with respect to, among other things, its organization, capitalization, corporate authorization, financial statements, public filings, insurance, compliance with laws, transactions with affiliates, litigation, absence of defaults, contracts, tax matters, assets, real property, environmental matters, consents and approvals, information in the Proxy Statement/Prospectus, vote required, undisclosed liabilities and the absence of any material adverse change in Mac Frugal's since February 2, 1997.

     In the Merger Agreement, Consolidated Stores and Sub have made customary representations and warranties to Mac Frugal's with respect to, among other things, their organization, capitalization, corporate authorization, financial statements, public filings, insurance, compliance with laws, transactions with affiliates, litigation, absence of defaults, contracts, tax matters, consents and approvals, information in the Proxy Statement/Prospectus, vote required, undisclosed liabilities and the absence of any material adverse change in Consolidated Stores since February 1, 1997.

EFFECTIVE TIME

     The Merger will become effective upon the date on which a certificate of merger (the "Certificate of Merger") has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time"), or at such time as is agreed upon by the parties and specified in the Certificate of Merger.

CONDITIONS TO THE MERGER

     The respective obligations of Consolidated Stores and Sub, on the one hand, and Mac Frugal's, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (i) the Merger Agreement shall have been approved by stockholders of Mac Frugal's and the Share Issuance shall have been approved by the stockholders of Consolidated Stores in accordance with the DGCL; (ii) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force and there shall not be any statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger; (iii) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; (iv) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all material approvals necessary for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained and any such approvals shall be in full force and effect; and (v) the Consolidated Stores Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     The obligation of Mac Frugal's to consummate the Merger is subject to the satisfaction of the following additional conditions, unless waived (if permissible) by Mac Frugal's: (i) Consolidated Stores and Sub shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, and except as contemplated or permitted by the Merger Agreement, the representations and warranties of Consolidated Stores and Sub contained in the Merger Agreement (except to the extent such representations and warranties speak as of an earlier date) shall be true and correct when made and on and as of the Effective Time as if made on and as of such date; (ii) Mac Frugal's shall have received a certificate, dated the Effective Time, signed by the respective President or Chief Executive Officer or a Vice President of both Consolidated Stores and Sub, certifying that the conditions specified in clause (i) above have been fulfilled; (iii) Mac Frugal's shall have received a letter from Deloitte & Touche LLP, Consolidated Stores' independent auditors, dated a date within two business days before the date on which the Registration Statement on Form S-4 shall become effective and addressed to Mac Frugal's, in form and substance reasonably satisfactory to Mac Frugal's and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (including, among other things, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16); (iv) Mac Frugal's shall have received an opinion of Gibson, Dunn & Crutcher LLP, its legal counsel, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the
Code); and (v) on or prior to the mailing date of the Proxy Statement/Prospectus, Mac Frugal's shall have received an updated opinion addressed to it from NMSI to the effect that the Exchange Rate is fair from a financial point of view to Mac Frugal's and its stockholders.

     The obligations of Consolidated Stores and Sub to consummate the Merger shall be subject to the satisfaction of the following additional conditions, unless waived (if permissible) by Consolidated Stores: (i) Mac Frugal's shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, and except as contemplated or permitted by the Merger Agreement, the representations and warranties of Mac Frugal's contained in the Merger Agreement (except to the extent such representations and warranties speak as of an earlier date) shall be true and correct when made and on and as of the Effective Time as if made on and as of such date; (ii) Consolidated Stores and Sub shall have received a certificate, dated the Effective Time, signed by the President or Chief Executive Officer or a Vice President of Mac Frugal's, certifying that the conditions specified in clause (i) above have been fulfilled; (iii) in connection with the receipt of certain regulatory approvals (as required by the Merger Agreement), no approval shall impose on Consolidated Stores or Sub any conditions or other requirements that would (A) cause Consolidated Stores or Sub any material additional costs, or (B) materially interfere with the continued operations of Mac Frugal's and the subsidiaries, taken as a whole, or Consolidated Stores or its subsidiaries; and (iv) Consolidated Stores shall have received a letter from Deloitte & Touche LLP, Consolidated Stores' independent auditors, dated a date within two business days before the date on which the Registration Statement on Form S-4 shall become effective and addressed to Consolidated Stores, in form and substance reasonably satisfactory to Consolidated Stores and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (including, among other things, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16).

TERMINATION; FEES

     The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof: (a) by mutual consent of the Consolidated Stores Board and the Mac Frugal's Board; (b) by either the Consolidated Stores Board or the Mac Frugal's Board (i) if any court of competent jurisdiction or Governmental Entity (as defined therein) shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties thereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable, (ii) if the Merger shall not have been consummated on or before April 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein,
(iii) provided that the terminating party is not then in material breach of the Merger Agreement, if the other party shall have breached any of the covenants or agreements made by such other party or any of the representations or warranties made by such other party, and in either case, such breach is not cured within 30 days following written notice to the breaching party, or which breach cannot be cured prior to the Effective Time and would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement, (iv) if any approval of the stockholders of Consolidated Stores or Mac Frugal's contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at the relevant Special Meeting or at any adjournment or postponement thereof, or (v) if the Board of Directors of the other party withdraws, modifies or changes in a manner adverse to the terminating party its approval or recommendation of the Merger Agreement and the transactions contemplated thereby; (c) by the Mac Frugal's Board if (i) prior to the approval of the Merger Agreement by the requisite vote of Mac Frugal's stockholders, there exists at such time a Takeover Proposal by a third party to merge with or acquire a substantial equity interest in, or a substantial portion of, the assets of the terminating party and the Board of Directors of the terminating party, after having consulted with outside legal counsel, reasonably determines in good faith that acceptance of such Takeover Proposal is necessary in the exercise of its fiduciary duties; or (ii) Mac Frugal's would not be obligated to consummate the transactions contemplated by the Merger Agreement because the Average Parent Share Price is equal to or less than $35.00; or (d) by the Consolidated Stores Board if (i) prior to the approval of the Merger Agreement by the requisite vote of Consolidated Stores stockholders, there exists at such time a Takeover Proposal by a third party to merge with or acquire a substantial equity interest in, or a substantial portion of, the assets of the terminating party and the Board of Directors of the terminating party, after having consulted with outside legal counsel, reasonably determines in good faith that acceptance of such Takeover Proposal is necessary in the exercise of its fiduciary duties, or (ii) Consolidated Stores would not be obligated to consummate the transactions contemplated by the Merger Agreement because the receipt of a required regulatory approval imposes on Consolidated Stores or Sub a condition or requirement that would (1) cause Consolidated Stores or Sub any material additional costs, or (2) materially interfere with the continued operations of Mac Frugal's and the subsidiaries, taken as a whole, or Consolidated Stores or its subsidiaries.

     If (x) the Mac Frugal's Board terminates the Merger Agreement pursuant to clause (c)(i) in the immediately preceding paragraph hereof, or (y) the Consolidated Stores Board terminates the Merger Agreement pursuant to clause
(b)(v) in the immediately preceding paragraph hereof, then in any such case as described above, Mac Frugal's shall pay to Consolidated Stores (not later than the date of termination of the Merger Agreement in the event of termination by Mac Frugal's and the date one business day after the date of termination of the Merger Agreement in the event of termination by Consolidated Stores) an amount equal to $26 million inclusive of Consolidated Stores' reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement. If the Board of Directors of Mac Frugal's terminates the Merger Agreement pursuant to clause (b)(iv) in the immediately preceding paragraph hereof, Mac Frugal's shall pay to Consolidated Stores (not later than the date of termination of the Merger Agreement) an amount equal to $5 million to cover Consolidated Stores' expenses incurred in connection with the Merger Agreement.

     If (x) the Consolidated Board terminates the Merger Agreement pursuant to clause (d)(i) in the second immediately preceding paragraph hereof, or (y) the Mac Frugal's Board terminates the Merger Agreement pursuant to clause (b)(v) in the second immediately preceding paragraph hereof, then in any such case as described above, Consolidated Stores shall pay to Mac Frugal's (not later than the date of termination of the Merger Agreement in the event of termination by Consolidated Stores and the date one business day after the date of termination of the Merger Agreement in the event of termination by Mac Frugal's) an amount equal to $26 million inclusive of Mac Frugal's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement. If the Board of Consolidated Stores terminates the Merger Agreement pursuant to clause (b)(iv) in the second immediately preceding paragraph hereof, Consolidated Stores shall pay to Mac Frugal's (not later than the date of termination of the Merger Agreement) an amount equal to $5 million to cover Mac Frugal's expenses incurred in connection with the Merger Agreement.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Statements of Income for the 26 weeks ended August 2, 1997 and the 26 weeks ended August 3, 1996 and the fiscal year ended February 1, 1997, February 3, 1996, and January 28, 1995 present pro forma operating results for Consolidated Stores as if the Merger had occurred as of the beginning of the periods presented. The following Unaudited Pro Forma Combined Balance Sheets present the pro forma financial condition of Consolidated Stores as if the Merger had occurred as of August 2, 1997 and February 1, 1997. The Exchange Rate of Mac Frugal's was determined based on arm's-length negotiations between the parties to the Merger Agreement. The Unaudited Pro Forma Combined Statements of Income and Balance Sheets were prepared assuming consummation of the Merger, which is accounted for under the pooling of interests method of accounting.

     The pro forma adjustments are described in the accompanying notes and represent Consolidated Stores' preliminary determination of the necessary adjustments. The pro forma adjustments are based upon certain assumptions Consolidated Stores considered reasonable under the circumstances, including certain assumptions based on the information provided by Mac Frugal's. Final amounts will differ from those set forth in the statements.

     Consolidated Stores and Mac Frugal's estimate that they will incur aggregate Merger transaction costs of approximately $15 million consisting of fees for investment bankers, attorneys, accountants, financial printing and other related charges. Additionally, it is expected that as a result of the Merger, the combined company will incur consolidation and integration expenses of approximately $60 million to $85 million, before any income tax effect. These expenses are expected to include (i) the costs of integrating Mac Frugal's; (ii) store closure and conversion expenses and associated asset write-offs in overlapping markets; (iii) costs associated with discontinued product, inventory consolidation and retail price equalization for the combined inventory assortment; (iv) write-off of hardware and software relating to the elimination of duplicative management information systems; (v) severance, retention and relocation costs; (vi) incremental advertising and marketing expenses; and (vii) other related charges. Consolidated Stores expects that the majority of these costs will be charged to operations in the fiscal quarter in which the Merger is consummated. Any inventory-related changes in the above estimates will be recorded as a cost of goods sold. The pro forma combined statements of income do not include such merger-related consolidation and integration expenses associated with the Merger. The unaudited pro forma financial statements do not reflect any synergies expected to be realized after the Merger.

     The pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position.

     The pro forma condensed financial information should be read in conjunction with the consolidated financial statements of each of Consolidated Stores and Mac Frugal's and the related notes thereto contained in (i) Consolidated Stores' Annual Report on Form 10-K for the year ended February 1, 1997, (ii) Consolidated Stores' Quarterly Reports on Form 10-Q for the quarters ended May 3, 1997 and August 2, 1997, (iii) Mac Frugal's Annual Report on Form 10-K for the year ended February 2, 1997 and (iv) Mac Frugal's Quarterly Reports on Form 10-Q for the quarters ended May 4, 1997 and August 3, 1997.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES

            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                 FOR THE TWENTY-SIX WEEKS ENDED AUGUST 2, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           CONSOLIDATED                       PRO FORMA      PRO FORMA(1)
                                              STORES        MAC FRUGAL'S     ADJUSTMENTS       COMBINED
                                           ------------     ------------     -----------     ------------
Net sales................................   $ 1,219,200       $360,444                        $1,579,644
                                             ----------        -------          ------        ----------
Costs and expenses:
  Cost of sales..........................       720,171        207,629                           927,800
  Selling and administrative expenses....       497,205        134,152                           631,357
  Interest expense.......................        11,546            645                            12,191
  Other expense (income) -- net..........           989             --                               989
                                             ----------        -------          ------        ----------
                                              1,229,911        342,426                         1,572,337
                                             ----------        -------          ------        ----------
Income before income taxes...............       (10,711)        18,018                             7,307
Income taxes.............................        (4,177)         7,027                             2,850
                                             ----------        -------          ------        ----------
Net income (loss)........................   $    (6,534)      $ 10,991                        $    4,457
                                             ==========        =======          ======        ==========
Income (loss) per common and common
  equivalent share of stock..............   $     (0.08)                                      $     0.04
                                             ==========                                       ==========
Weighted average common and common
  equivalent shares outstanding..........        84,131                         25,415(2)        109,546
                                             ==========                         ======        ==========

---------------

(1) The pro forma combined statement of income was prepared by combining the Consolidated Stores consolidated statement of income for the 26 weeks ended August 2, 1997 with the Mac Frugal's consolidated statement of earnings for the 26 weeks ended August 3, 1997.

(2) Pro forma adjustment to weighted average common and common equivalent shares outstanding represents the assumed issuance of Consolidated Stores Common Stock for Mac Frugal's Common Stock, based on an exchange ratio of 1.00.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES

            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                 FOR THE TWENTY-SIX WEEKS ENDED AUGUST 3, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           CONSOLIDATED                       PRO FORMA      PRO FORMA(1)
                                              STORES        MAC FRUGAL'S     ADJUSTMENTS       COMBINED
                                           ------------     ------------     -----------     ------------
Net sales................................    $854,516         $317,084                        $1,171,600
                                              -------         --------          ------        ----------
Costs and expenses:
  Cost of sales..........................     502,659          181,251                           683,910
  Selling and administrative expenses....     341,808          122,004                           463,812
  Interest expense.......................       6,397            3,305                             9,702
  Other expense (income) -- net..........        (292)              --                              (292)
                                              -------         --------          ------        ----------
                                              850,572          306,560                         1,157,132
                                              -------         --------          ------        ----------
Income from continuing operations before
  income taxes and extraordinary
  charge.................................       3,944           10,524                            14,468
  Income taxes...........................       1,459            3,999                             5,458
                                              -------         --------          ------        ----------
Income from continuing operations before
  extraordinary charge...................       2,485            6,525                             9,010
  Loss from discontinued operations......      (5,598)              --                            (5,598)
  Extraordinary charge...................      (1,856)              --                            (1,856)
                                              -------         --------          ------        ----------
Net income (loss)........................    $ (4,969)        $  6,525                        $    1,556
                                              =======         ========          ======        ==========
Income (loss) per common and common
  equivalent share of stock:
  Continuing operations..................    $   0.03                                         $     0.08
  Discontinued operations................       (0.07)                                             (0.05)
  Extraordinary charge...................       (0.02)                                             (0.02)
                                              -------                           ------        ----------
                                             $  (0.06)                                        $     0.01
                                              =======                           ======        ==========
Weighted average common and common
  equivalent shares outstanding..........      81,172                           25,707(2)        106,879
                                              =======                           ======        ==========

---------------

(1) The pro forma combined statement of income was prepared by combining the Consolidated Stores consolidated statement of income for the 26 weeks ended August 3, 1996 with the Mac Frugal's consolidated statement of earnings for the 26 weeks ended July 28, 1996.

(2) Pro forma adjustment to weighted average common and common equivalent shares outstanding represents the assumed issuance of Consolidated Stores Common Stock for Mac Frugal's Common Stock, based on an exchange ratio of 1.00.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES

            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED FEBRUARY 1, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           CONSOLIDATED                       PRO FORMA      PRO FORMA(1)
                                              STORES        MAC FRUGAL'S     ADJUSTMENTS       COMBINED
                                           ------------     ------------     -----------     ------------
Net sales................................   $ 2,647,516       $772,648                        $3,420,164
                                             ----------       --------          ------        ----------
Costs and expenses:
  Cost of sales..........................     1,542,501        438,302                         1,980,803
  Selling and administrative expenses....       908,468        258,520                         1,166,988
  Interest expense.......................        16,759          6,232                            22,991
  Other expense (income) -- net..........           (70)            --                               (70)
                                             ----------       --------          ------        ----------
                                              2,467,658        703,054                         3,170,712
                                             ----------       --------          ------        ----------
Income from continuing operations before
  income taxes and extraordinary
  charge.................................       179,858         69,594                           249,452
  Income taxes...........................        66,547         26,445                            92,992
                                             ----------       --------          ------        ----------
Income from continuing operations before
  extraordinary charge...................       113,311         43,149                           156,460
  Loss from discontinued operations......       (27,538)            --                           (27,538)
  Extraordinary charge...................        (1,856)            --                            (1,856)
                                             ----------       --------          ------        ----------
Net income...............................   $    83,917       $ 43,149                        $  127,066
                                             ==========       ========          ======        ==========
Income (loss) per common and common
  equivalent share of stock:
  Continuing operations..................   $      1.35                                       $     1.42
  Discontinued operations................         (0.33)                                           (0.25)
  Extraordinary charge...................         (0.02)                                           (0.01)
                                             ----------                         ------        ----------
                                            $      1.00                                       $     1.16
                                             ==========                         ======        ==========
Weighted average common and common
  equivalent shares outstanding..........        84,042                         25,915(2)        109,957
                                             ==========                         ======        ==========

---------------

(1) The pro forma combined statement of income was prepared by combining the Consolidated Stores consolidated statement of income for the fiscal year ended February 1, 1997 with the Mac Frugal's consolidated statement of earnings for the fiscal year ended February 2, 1997.

(2) Pro forma adjustment to weighted average common and common equivalent shares outstanding represents the assumed issuance of Consolidated Stores Common Stock for Mac Frugal's Common Stock, based on an exchange ratio of 1.00.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES

            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED FEBRUARY 3, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           CONSOLIDATED                       PRO FORMA      PRO FORMA(1)
                                              STORES        MAC FRUGAL'S     ADJUSTMENTS       COMBINED
                                           ------------     ------------     -----------     ------------
Net sales................................   $ 1,406,016       $704,934                        $2,110,950
                                               --------       --------          ------        ----------
Costs and expenses:
  Cost of sales..........................       811,554        414,640                         1,226,194
  Selling and administrative expenses....       475,798        254,427                           730,225
  Interest expense.......................         5,607         12,385                            17,992
  Other expense (income) -- net..........         1,706             --                             1,706
                                               --------       --------          ------        ----------
                                              1,294,665        681,452                         1,976,117
                                               --------       --------          ------        ----------
Income from continuing operations before
  income taxes...........................       111,351         23,482                           134,833
Income taxes.............................        41,218          8,923                            50,141
                                               --------       --------          ------        ----------
Income from continuing operations........        70,133         14,559                            84,692
Loss from discontinued operations........        (5,727)            --                            (5,727)
                                               --------       --------          ------        ----------
Net income...............................   $    64,406       $ 14,559                        $   78,965
                                               ========       ========          ======        ==========
Income (loss) per common and common
  equivalent share of stock:
  Continuing operations..................   $      0.92                                       $     0.83
  Discontinued operations................         (0.08)                                           (0.06)
                                               --------                         ------        ----------
                                            $      0.84                                       $     0.77
                                               ========                         ======        ==========
Weighted average common and common
  equivalent shares outstanding..........        76,411                         25,782(2)        102,193
                                               ========                         ======        ==========

---------------

(1) The pro forma combined statement of income was prepared by combining the Consolidated Stores consolidated statement of income for the fiscal year ended February 3, 1996 with the Mac Frugal's consolidated statement of earnings for the fiscal year ended January 28, 1996.

(2) Pro forma adjustment to weighted average common and common equivalent shares outstanding represents the assumed issuance of Consolidated Stores Common Stock for Mac Frugal's Common Stock, based on an exchange ratio of 1.00.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES

            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED JANUARY 28, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           CONSOLIDATED                       PRO FORMA      PRO FORMA(1)
                                              STORES        MAC FRUGAL'S     ADJUSTMENTS       COMBINED
                                           ------------     ------------     -----------     ------------
Net sales................................   $ 1,185,054       $682,083                        $1,867,137
                                             ----------       --------          ------        ----------
Costs and expenses:
  Cost of sales..........................       681,163        358,338                         1,039,501
  Selling and administrative expenses....       402,411        253,100                           655,511
  Interest expense.......................         5,646          6,373                            12,019
  Other expense (income) -- net..........          (532)            --                              (532)
                                             ----------       --------          ------        ----------
                                              1,088,688        617,811                         1,706,499
                                             ----------       --------          ------        ----------
Income from continuing operations before
  income taxes...........................        96,366         64,272                           160,638
Income taxes.............................        38,546         25,388                            63,934
                                             ----------       --------          ------        ----------
Income from continuing operations........        57,820         38,884                            96,704
Loss from discontinued operations........        (2,600)            --                            (2,600)
                                             ----------       --------          ------        ----------
Net income...............................   $    55,220       $ 38,884                        $   94,104
                                             ==========       ========          ======        ==========
Income (loss) per common and common
  equivalent share of stock:
  Continuing operations..................   $      0.77                                       $     0.93
  Discontinued operations................         (0.03)                                           (0.02)
                                             ----------                         ------        ----------
                                            $      0.74                                       $     0.91
                                             ==========                         ======        ==========
Weighted average common and common
  equivalent shares outstanding..........        75,120                         28,353(2)        103,473
                                             ==========                         ======        ==========

---------------

(1) The pro forma combined statement of income was prepared by combining the Consolidated Stores consolidated statement of income for the fiscal year ended January 28, 1995 with the Mac Frugal's consolidated statement of earnings for the fiscal year ended January 29, 1995.

(2) Pro forma adjustment to weighted average common and common equivalent shares outstanding represents the assumed issuance of Consolidated Stores Common Stock for Mac Frugal's Common Stock, based on an exchange ratio of 1.00.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES
            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                              AS OF AUGUST 2, 1997

                                 (IN THOUSANDS)

                                              CONSOLIDATED       MAC         PRO FORMA     PRO FORMA(1)
                                                 STORES        FRUGAL'S     ADJUSTMENTS      COMBINED
                                              ------------    ----------    -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................   $    25,447     $ 10,170                     $   35,617
  Accounts receivable.......................         9,431           --                          9,431
  Inventories...............................     1,041,044      209,966                      1,251,010
  Prepaid expenses..........................        61,538       10,536                         72,074
  Deferred income taxes.....................        56,454        8,800                         65,254
                                                ----------      -------        -------      ----------
     Total current assets...................     1,193,914      239,472                      1,433,386
                                                ----------      -------        -------      ----------
Property and equipment -- net...............       415,141      171,246                        586,387
Other assets................................        27,459        2,638                         30,097
                                                ----------      -------        -------      ----------
     Total assets...........................   $ 1,636,514     $413,356                     $2,049,870
                                                ==========      =======        =======      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................   $   299,907     $ 40,545                     $  340,452
  Accrued liabilities.......................        51,741       54,450                        106,191
  Current maturities of long-term
     obligations............................        87,206        3,122                         90,328
                                                ----------      -------        -------      ----------
     Total current liabilities..............       438,854       98,117                        536,971
                                                ----------      -------        -------      ----------
Long-term obligations.......................       463,135       51,413                        514,548
Deferred income taxes and other noncurrent
  liabilities...............................        47,150       12,233                         59,383
Stockholders' equity........................       687,375      251,593                        938,968
                                                ----------      -------        -------      ----------
     Total liabilities and stockholders'
       equity...............................   $ 1,636,514     $413,356                     $2,049,870
                                                ==========      =======        =======      ==========

---------------

(1) The pro forma combined balance sheet was prepared by combining the Consolidated Stores consolidated balance sheet as of August 2, 1997 with the Mac Frugal's consolidated balance sheet as of August 3, 1997.

                CONSOLIDATED STORES CORPORATION AND SUBSIDIARIES
            MAC FRUGAL'S BARGAINS - CLOSE-OUTS INC. AND SUBSIDIARIES

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                             AS OF FEBRUARY 1, 1997

                                 (IN THOUSANDS)

                                              CONSOLIDATED       MAC         PRO FORMA     PRO FORMA(1)
                                                 STORES        FRUGAL'S     ADJUSTMENTS      COMBINED
                                              ------------    ----------    -----------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................   $    30,044     $  9,639                     $   39,683
  Accounts receivable.......................         9,342           --                          9,342
  Inventories...............................       792,665      182,275                        974,940
  Prepaid expenses..........................        35,820        9,284                         45,104
  Deferred income taxes.....................        58,647        8,800                         67,447
                                                ----------      -------        -------      ----------
     Total current assets...................       926,518      209,998                      1,136,516
                                                ----------      -------        -------      ----------
Property and equipment -- net...............       380,095      173,495                        553,590
Other assets................................        23,890        1,503                         25,393
                                                ----------      -------        -------      ----------
     Total assets...........................   $ 1,330,503     $384,996                     $1,715,499
                                                ==========      =======        =======      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................   $   295,701     $ 44,091                     $  339,792
  Accrued liabilities.......................        68,590       56,306                        124,896
  Income taxes..............................        65,045       13,408                         78,453
  Current maturities of long-term
     obligations............................        27,892        3,172                         31,064
                                                ----------      -------        -------      ----------
     Total current liabilities..............       457,228      116,977                        574,205
                                                ----------      -------        -------      ----------
Long-term obligations.......................       151,292        3,757                        155,049
Deferred income taxes and other noncurrent
  liabilities...............................        39,898       12,233                         52,131
Stockholders' equity........................       682,085      252,029                        934,114
                                                ----------      -------        -------      ----------
  Total liabilities and stockholders'
     equity.................................   $ 1,330,503     $384,996                     $1,715,499
                                                ==========      =======        =======      ==========

---------------

(1) The pro forma combined balance sheet was prepared by combining the Consolidated Stores consolidated balance sheet as of February 1, 1997 with the Mac Frugal's consolidated balance sheet as of February 2, 1997.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The Merger has been accounted for in the Unaudited Pro Forma Combined Financial Statements using the pooling of interests method of accounting (see "ACCOUNTING TREATMENT"). The accompanying Unaudited Pro Forma Combined Financial Statements do not give effect to cost savings resulting from any synergies which are expected to occur due to the integration of Consolidated Stores and Mac Frugal's operations. Additionally, the Unaudited Pro Forma Combined Financial Statements do not reflect the non-recurring costs and expenses associated with integrating the operations of the two companies. Certain costs of integration could result in a significant, non-recurring charge to the combined results of operations after consummation of the Merger; however, the actual amount of such charge cannot be determined until the transition plan relating to the integration of operations is completed. No material adjustments were required to conform the accounting policies of Consolidated Stores and Mac Frugal's.

2. WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARE

     Pro forma combined income (loss) per common and common equivalent share are based on the combined weighted average number of common shares outstanding after adjusting historical amounts for the conversion of outstanding shares of Mac Frugal's assuming an Exchange Rate of 1.00.

     The weighted average number of shares for Consolidated Stores reflects 5 for 4 stock splits distributed on June 24, 1997 and December 24, 1996 to stockholders of record on June 10, 1997 and December 10, 1996, respectively.

                DESCRIPTION OF CONSOLIDATED STORES CAPITAL STOCK

     The statements set forth under this heading with respect to the DGCL, Consolidated Stores' Restated Certificate of Incorporation (the "Consolidated Stores Charter"), Consolidated Stores' By-laws (the "Consolidated Stores By-laws") and its Stockholder Rights Agreement, dated as of April 18, 1989, (the "Consolidated Stores Rights Agreement") with Manufacturers Hanover Trust Company, as Rights Agent, are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the Consolidated Stores Charter, the Consolidated Stores By-laws and the Consolidated Stores Rights Agreement. See "Available Information."

     Under Consolidated Stores' Charter, Consolidated Stores' authorized capital stock consists of 290,000,000 shares of Consolidated Stores Common Stock, par value $.01 per share, 8,000,000 shares of Non-Voting Common Stock, par value $.01 per share ("Consolidated Stores Non-Voting Common Stock"), and 2,000,000 shares of Preferred Stock, par value $.01 per share ("Consolidated Stores Preferred Stock"), of which 600,000 shares have been designated as Series A Junior Participating Preferred Stock.

CONSOLIDATED STORES COMMON STOCK

     Assuming the issuance of approximately 25,500,000 shares of Consolidated Stores Common Stock issuable to stockholders of Mac Frugal's in the Merger and assuming the Merger occurred as of the date of this Proxy Statement/Prospectus, approximately 112,360,000 shares of Consolidated Stores Common Stock would be issued and outstanding. No shares of Consolidated Stores Common Stock are issued and held in the treasury of Consolidated Stores, 5,394,321 shares of Consolidated Stores Common Stock are reserved for issuance under Consolidated Stores' 1996 Performance Incentive Plan (of which, 3,406,445 are reserved for issuance pursuant to options already granted), 5,804,411 shares of Consolidated Stores Common Stock are reserved for issuance under Consolidated Stores' Executive Stock Option and Stock Appreciation Rights Plan and 712,495 shares of Consolidated Stores Common Stock are reserved for issuance under Consolidated Stores' Director Stock Option Plan (of which, 285,016 are reserved for issuance pursuant to options already granted). Shares of Consolidated Stores Non-Voting Common Stock are convertible, upon a public offering or public sale by the holder, into Consolidated Stores Common Stock on a one-for-one basis provided that as a result of the conversion the holder and its affiliates do not, directly or indirectly, own, control or possess the power to vote more securities issued by Consolidated Stores than such holder is permitted to own, control or possess under any applicable law or governmental regulation. No shares of Consolidated Stores Non-Voting Common Stock are outstanding.

DIVIDEND RIGHTS

     The Consolidated Stores Charter provides that holders of Consolidated Stores Preferred Stock shall be entitled to dividends, as granted by the Consolidated Stores Board, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, or cumulative or noncumulative as stated by the Consolidated Stores Board.

VOTING RIGHTS

     Each holder of Consolidated Stores Common Stock is entitled to one vote in respect of each share of such stock. See "COMPARISON OF THE RIGHTS OF HOLDERS OF MAC FRUGAL'S COMMON STOCK AND CONSOLIDATED STORES COMMON STOCK -- Authorized Capital Stock."

CHANGE OF CONTROL

     DGCL. Section 203 of the DGCL prohibits generally a public Delaware corporation, including Consolidated Stores, from engaging in a Business Combination (as defined below) with an Interested Stockholder (as defined below) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). A "Business Combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder, (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries and (iii) other transactions resulting in a disproportionate financial benefit to an Interested Stockholder. An "Interested Stockholder" is a person who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors.

     By-laws Provisions. The Consolidated Stores By-laws specify that the Consolidated Stores Board shall consist of not less than eight nor more than ten directors elected for a one-year term. The Consolidated Stores By-laws provide that the number of directors on the Consolidated Stores Board be fixed by the Consolidated Stores Board only. The maximum and minimum number of directors may be increased or decreased by an amendment to the By-laws only. In the interim period between annual meetings of stockholders or special meetings of stockholders, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the Consolidated Stores Board, although less than a quorum. Any directors so elected will hold office until the next election of directors.

     The Consolidated Stores By-laws provide that any corporate action taken at a special meeting of stockholders called by the Consolidated Stores Board, the Chairman of the Board, the President or by written request of at least 25% of the stockholders, shall require the approval of a majority of the then outstanding voting stock.

     The ability of the Consolidated Stores Board to issue and set the terms of Consolidated Stores Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Consolidated Stores.

     Consolidated Stores Rights Agreement. On April 18, 1989, the Consolidated Stores Board of Directors declared a dividend distribution of one Right for each outstanding share of Consolidated Stores Common Stock payable to stockholders of record at the close of business on April 24, 1989, and authorized the attachment of Rights to all shares of Consolidated Stores Common Stock issued thereafter. Each Right entitles the registered holder to purchase from Consolidated Stores a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $35 per Unit (the "Purchase Price"), subject to adjustment.

     The Rights will separate from the Consolidated Stores Common Stock and a distribution date (the "Distribution Date") will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons other than Consolidated Stores and its subsidiaries or benefit plans (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Consolidated Stores Common Stock (the "Stock Acquisition Date"), or
(ii) 10 business days (or such later date as may be determined by the Consolidated Stores Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Consolidated Stores Common Stock.

     Until the Distribution Date, (i) the Rights will be evidenced by the certificates of Consolidated Stores Common Stock and will be transferred with and only with such certificates, (ii) new Consolidated Stores Common Stock certificates issued after April 24, 1989 will contain a notation incorporating the Consolidated Stores Rights Agreement by reference and (iii) the surrender or transfer of any certificates of Consolidated Stores Common Stock outstanding will also constitute the transfer of the Rights associated with the Consolidated Stores Common Stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on April 18, 1999, unless earlier redeemed by Consolidated Stores.

     In the event that a person becomes the beneficial owner of 20% or more of the then outstanding shares of Consolidated Stores Common Stock (except pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the Board who are not officers of Consolidated Stores or representatives of an Acquiring Person to be (i) at a price which is fair to

Consolidated Stores' stockholders and (ii) otherwise in the best interests of Consolidated Stores and its stockholders), each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by Consolidated Stores.

     In the event that, at any time following the Stock Acquisition Date (i) Consolidated Stores is acquired in a merger or other business combination transaction in which Consolidated Stores is not the surviving corporation (other than mergers which follow certain types of offers) or (ii) more than 50% of Consolidated Stores' assets, cash flow or earning power is sold or transferred, each holder of a Right (except voided Rights) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. In the event that Rights cannot be exercised for common stock of the acquiring company as set forth above, holders of Rights will be entitled to put the Rights to the Acquiring Person for cash equal to the Purchase Price.

     The Purchase Price payable, and the number of Units of Consolidated Stores Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Consolidated Stores Preferred Stock, (ii) if holders of Consolidated Stores Preferred Stock are granted certain rights or warrants to subscribe for Consolidated Stores Preferred Stock or convertible securities at less than the current market price of the Consolidated Stores Preferred Stock, or (iii) upon the distribution to holders of the Consolidated Stores Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     In general, at any time until the close of business on the tenth business day following the Stock Acquisition Date, Consolidated Stores may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Consolidated Stores Common Stock or other consideration deemed appropriate by the Consolidated Stores Board). Immediately upon the action of the Consolidated Stores Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     Each share of Consolidated Stores' Common Stock issued to holders of Mac Frugal's Common Stock in the Merger will be issued together with one associated Right in accordance with the Consolidated Stores Rights Agreement.

     Consolidated Stores Stock Options. Pursuant to the stock option plans and/or awards of Consolidated Stores, all of the outstanding options of Consolidated Stores vest and become immediately exercisable in the event of a change in control (as defined therein) of Consolidated Stores. The acceleration and vesting of the Consolidated Stores stock options could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Consolidated Stores.

MISCELLANEOUS

     The holders of Consolidated Stores Common Stock do not have preemptive, subscription, redemption or conversion rights. However, the holders of Consolidated Stores Non-Voting Common Stock do have conversion rights which entitle them, upon a public offering or a public sale of the Consolidated Stores Non-Voting Common Stock, to convert, on a one-for-one basis, their shares into Consolidated Stores Common Stock. The outstanding shares of Consolidated Stores Common Stock are, and the shares of Consolidated Stores Common Stock constituting the Share Issuance upon issuance will be, duly authorized, validly issued, fully paid, nonassessable and the outstanding shares of Consolidated Stores Common Stock are, and the shares of Consolidated Stores Common Stock constituting the Share Issuance upon notice of issuance will be, listed on the NYSE.

CONSOLIDATED STORES PREFERRED STOCK

     No shares of Consolidated Stores Preferred Stock will be issued or outstanding immediately following the Merger. The Consolidated Stores Board is authorized to issue Consolidated Stores Preferred Stock in one or more series and to determine liquidation preferences, voting rights, dividend rights, conversion rights and redemption rights. The Consolidated Stores Board has designated a Series A Junior Participating Preferred Stock (the "Series A Stock"). These shares are entitled to cumulative quarterly dividends equal to the greater of (i) $.05 per share or (ii) 100 times the per share dividend payable on Common Stock. The shares also have a liquidation preference equal to $.10 per share plus accrued dividends. The Series A Stock ranks junior to any other series of Consolidated Stores Preferred Stock, unless otherwise provided. The Series A Stock is entitled to 100 votes per share on all matters and, if dividends are in arrears for six quarters, are entitled to elect two members of the Consolidated Stores Board. Finally, the Series A Stock is subject to redemption by Consolidated Stores. No shares of Series A Stock are outstanding.

              COMPARISON OF THE RIGHTS OF HOLDERS OF MAC FRUGAL'S
               COMMON STOCK AND CONSOLIDATED STORES COMMON STOCK

     The statements set forth under this heading with respect to the DGCL, the Mac Frugal's Restated Certificate of Incorporation (the "Mac Frugal's Charter") and the Mac Frugal's Restated By-laws (the "Mac Frugal's By-laws"), the Consolidated Stores Charter, the Consolidated Stores By-laws and the Consolidated Stores Rights Agreement are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the Mac Frugal's Charter and the Mac Frugal's By-laws, the Consolidated Stores Charter, the Consolidated Stores By-laws and the Consolidated Stores Rights Agreement. See "AVAILABLE INFORMATION."

     The following summary compares certain rights of the holders of Mac Frugal's Common Stock to the rights of the holders of Consolidated Stores Common Stock. The rights of Mac Frugal's stockholders are governed principally by DGCL, the Mac Frugal's Charter and the Mac Frugal's By-laws. Upon consummation of the Merger, such stockholders will become holders of Consolidated Stores Common Stock (and associated Rights), and their rights will be governed principally by the DGCL, the Consolidated Stores Charter, the Consolidated Stores By-laws and the Consolidated Stores Rights Agreement.

AUTHORIZED CAPITAL STOCK

     Consolidated Stores. The Consolidated Stores Charter provides for the authorization and issuance of 290,000,000 shares of Consolidated Stores Common Stock, par value $.01 per share, 8,000,000 shares of Consolidated Stores Non-Voting Common Stock, par value $.01 per share, and 2,000,000 shares of Consolidated Stores Preferred Stock, par value $.01 per share, of which 600,000 shares have been designated as Series A Junior Participating Preferred Stock.

     Mac Frugal's. The Mac Frugal's Charter provides for the authorization and issuance of 100,000,000 shares of Mac Frugal's Common Stock, par value $.02778 per share, and 500,000 shares of Mac Frugal's Preferred Stock, par value $1.00 per share ("Mac Frugal's Preferred Stock"), of which 410,000 shares have been designated as Series A Junior Participating Preferred Stock.

  Common Stock Voting Rights.

     Consolidated Stores. The Consolidated Stores Charter provides that holders of Consolidated Stores Common Stock are entitled to one vote for each share thereof held.

     Mac Frugal's. The Mac Frugal's Charter provides that holders of Mac Frugal's Common Stock shall be entitled to one vote for each share of Mac Frugal's Common Stock thereof held.

BOARD OF DIRECTORS

  Election of Directors; Cumulative Voting.

     Consolidated Stores. The Consolidated Stores By-laws provide that directors shall be elected by a plurality of the votes cast. Neither the Consolidated Stores By-laws nor the Consolidated Stores Charter provides for cumulative voting of directors.

     Mac Frugal's. The Mac Frugal's By-laws provide that directors must be elected by written ballot at the annual meeting or a special meeting called for that purpose. The Mac Frugal's By-laws provide that the Mac Frugal's Board shall be elected by a majority vote of the stockholders at the stockholders' annual meetings. Neither the Mac Frugal's By-laws nor the Mac Frugal's Charter provide for cumulative voting of directors.

  Number of Directors.

     Consolidated Stores. The Consolidated Stores By-laws provide that the Consolidated Stores Board shall consist of not less than eight nor more than ten directors elected for a one-year term. The Consolidated Stores By-laws provide that the number of directors on the Consolidated Stores Board be fixed by the Consolidated Stores Board only. The maximum and minimum number of directors may be increased or decreased by an amendment to the By-laws only. In the interim period between annual meetings of stockholders or of special meetings, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the Consolidated Stores Board, although less than a quorum. Any directors so elected will hold office until the next election.

     Mac Frugal's. The Mac Frugal's By-laws provide that the Mac Frugal's Board shall consist of not less than five nor more than nine directors. The first Mac Frugal's Board was set at seven directors. Thereafter, within the limits specified, the Mac Frugal's Board shall be determined by resolution of the Mac Frugal's Board or the stockholders. Neither the Mac Frugal's By-laws nor the Mac Frugal's Charter provide for the Mac Frugal's Board to be classified.

  Removal of Directors.

     Consolidated Stores. The Consolidated Stores By-laws provide that any or all of the directors may be removed, with or without cause, by a majority vote of the stockholders.

     The Consolidated Stores By-laws provide that stockholders can fill a vacancy on the Consolidated Stores Board caused by removal. However, if the stockholders choose not to fill that vacancy, or a vacancy is created for any other reason, including increasing the size of the Consolidated Stores Board, then Consolidated Stores Board may fill the vacancy by a majority vote.

     Mac Frugal's. The Mac Frugal's By-laws do not provide for a removal procedure for directors. However, the DGCL provides that a director may be removed, with or without cause, by a majority vote of the stockholders.

     The Mac Frugal's By-laws provide that vacancies on the Mac Frugal's Board are to be filled by a majority vote of the remaining directors. The stockholders may fill any vacancy not filled by the Mac Frugal's Board and any vacancy created at the meeting where the Mac Frugal's Board is increased in size.

  Indemnification.

     The DGCL provides that a director, employee, officer or agent of a Delaware corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, the DGCL provides that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. See "THE MERGER -- Interests of Certain Persons."

     Consolidated Stores. In addition to the provisions of the DGCL described in the immediately preceding paragraph, the Consolidated Stores By-laws provide that to the extent that a director, officer, employee or agent of Consolidated Stores has been successful on the merits or otherwise in defense of any action for which indemnification may have been proper, he will be reimbursed for expenses (including attorney's fees) actually or reasonably incurred. Further, the Consolidated Stores By-laws provide that the determination regarding indemnification will be made by a majority of a disinterested quorum of the Consolidated Stores Board or independent legal counsel in a written opinion or by the stockholders.

     Mac Frugal's. In addition to the provisions of the DGCL described in the introductory paragraph, the Mac Frugal's By-laws provide that to the extent that a director or officer of Mac Frugal's has been successful on the merits or otherwise in defense of any action for which indemnification may have been proper, he will be reimbursed for expenses (including attorney's fees) actually and reasonably incurred. Further, the Mac Frugal's By-laws provide that the determination regarding indemnification will be made by a majority of a disinterested quorum of the Mac Frugal's Board or independent legal counsel in a written opinion or by the stockholders.

  Liability.

     The DGCL provides that a corporation may include, in its articles or certificate of incorporation, a provision which limits or eliminates the personal liability of a director to the corporation and its stockholders or of stockholders for monetary damages for such person's conduct as a director, provided that such provision may not so limit a director's liability: (i) for a breach of his or her duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

     Consolidated Stores. The Consolidated Stores Charter expressly limits the personal liability of directors to the fullest extent permitted under the DGCL.

     Mac Frugal's. The Mac Frugal's Charter expressly limits the personal liability of directors to the fullest extent permitted under the DGCL.

REPURCHASE AND REDEMPTION OF SHARES

     The DGCL provides that a corporation may redeem or repurchase any of its shares for cash, or other property, including debt securities, except when the capital of the corporation is impaired, or when such repurchase or redemption would impair the capital of the corporation.

PAYMENT OF DIVIDENDS TO STOCKHOLDERS

     The DGCL provides that a corporation, subject to any restrictions in its certificate of incorporation, may declare and pay dividends upon its shares of capital stock either out of its surplus (as determined under the statute) or, in the event there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further restrictions on dividends apply in the event a corporation has issued shares possessing a preference upon the distribution of assets.

     Consolidated Stores. The Consolidated Stores Charter provides that holders of Consolidated Stores Common Stock shall be entitled to dividends, subject to the rights of Consolidated Stores Preferred Stock, when and as declared by the Consolidated Stores Board, out of the assets of Consolidated Stores which are by law available therefor payable either in cash, or property or securities of Consolidated Stores. The Consolidated Stores Charter provides that holders of Consolidated Stores Preferred Stock shall be entitled to dividends, as granted by the Consolidated Stores Board, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, or cumulative or noncumulative as stated by the Consolidated Stores Board. The holders of Series A Junior Participating Preferred Stock are entitled to, subject to the superior rights of the holders of Consolidated Preferred Stock, cumulative quarterly dividends equal to the greater of (i) $.05 per share or (ii) 100 times the per share dividend payable on Consolidated Stores Common Stock.

     Mac Frugal's. The Mac Frugal's Charter provides that holders of Mac Frugal's Common Stock shall be entitled to receive, when and if declared by the Mac Frugal's Board and subject to the preferential rights, if any, of outstanding shares of Mac Frugal's Preferred Stock, dividends out of any funds or assets. The Mac Frugal's Charter provides that holders of Mac Frugal's Preferred Stock shall be entitled to dividends, as granted by the Mac Frugal's Board, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, or cumulative or noncumulative as stated by the Mac Frugal's Board. The holders of Series A Junior Participating Preferred Stock are entitled to, subject to the superior rights of the holders of Mac Frugal's Preferred Stock, cumulative quarterly dividends equal to the greater of (i) $1.00 per share or (ii) 100 times the per share dividend payable on Mac Frugal's Common Stock.

PREEMPTIVE RIGHTS

     The DGCL provides that no stockholder of a Delaware corporation shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless such right is expressly granted in the articles or certificate of incorporation.

     Consolidated Stores. The Consolidated Stores Charter does not expressly grant stockholders any preemptive rights.

     Mac Frugal's. The Mac Frugal's Charter does not expressly grant stockholders any preemptive rights.

AMENDMENTS TO CHARTER; AMENDMENTS TO BY-LAWS

     The DGCL provides that stockholders may amend the by-laws of a corporation, provided, however, the corporation may in its articles or certificate of incorporation also confer such power upon the board of directors. The DGCL provides that stockholders must approve any amendment to the articles or certificate of incorporation.

     Consolidated Stores. The Consolidated Stores By-laws provide that the Consolidated Stores Board has the power to make, alter, amend or repeal the Consolidated Stores By-laws at any regular or special meeting of the Consolidated Stores Board. The Consolidated Stores By-laws also provide that the Consolidated Stores By-laws are subject to amendment, alteration or repeal by the stockholders entitled to vote at any annual meeting or at any special meeting, provided notice of the proposed amendment, addition, alteration or repeal is given in the notice of said meeting.

     Mac Frugal's. The Mac Frugal's Charter provides that Mac Frugal's reserves the right to amend, alter, change or repeal any provision of the Mac Frugal's Charter, in a manner consistent with statutory law. The Mac Frugal's By-laws provide that the Mac Frugal's By-laws may be amended or repealed or new Mac Frugal's By-laws adopted (a) by action of Mac Frugal's stockholders entitled to vote thereon at any annual or special meeting of stockholders or (b) by the Mac Frugal's Board at a regular or special meeting thereof. Any Mac Frugal's By-law made by the Mac Frugal's Board may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.

CHANGE OF CONTROL PROVISIONS

     Consolidated Stores. Neither the Consolidated Stores Charter or the Consolidated Stores By-laws provide for any change of control provisions.

     The ability of the Consolidated Stores Board to issue and set the terms of Consolidated Stores Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire control of Consolidated Stores. See "DESCRIPTION OF CONSOLIDATED STORES CAPITAL STOCK."

     Mac Frugal's. Pursuant to the DGCL, Mac Frugal's By-laws provide that Mac Frugal's is not subject to the provisions of Section 203 of the DGCL, which regulates the vote required to approve certain business combinations with certain "interested shareholders."

     The ability of the Mac Frugal's Board to issue and set the terms of Mac Frugal's Preferred Stock could have the effect of making it more difficult for a third person to acquire, or of discouraging a third person from attempting to acquire, control of Mac Frugal's.

SPECIAL MEETING OF STOCKHOLDERS

     The DGCL provides that special meetings of stockholders of a corporation may be called by the board of directors or by such persons as are authorized by the corporation's articles or certificate of incorporation or by-laws provided that notice of such stockholders' meeting is given to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days prior to the meeting.

     Consolidated Stores. The Consolidated Stores By-laws provide that special meetings may be called by the Consolidated Stores Board, by the Chairman of the Board or the President, or at the written request of stockholders holding at least 25% of the stock entitled to vote. The special meetings shall be held on the date and at the time fixed by the directors and that notice of such stockholders' meeting is to be given to all stockholders of record entitled to vote thereon not less than 10 nor more than 60 days prior to the meeting.

     Mac Frugal's. The Mac Frugal's By-laws provide that special meetings may be called at any time by the Mac Frugal's Board, by the Chairman of the Mac Frugal's Board or the President. Notice of a special meeting must be given not less than 10 nor more than 60 days before the meeting. Neither the Mac Frugal's By-laws or Mac Frugal's Charter provide for the stockholders' ability to call a special meeting.

STOCKHOLDER CONSENT TO ACTION WITHOUT A MEETING

     The DGCL provides that, unless otherwise provided in the articles or certificate of incorporation, any action which may be taken at any meeting of stockholders may be taken without a meeting, prior notice or a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action if the action were taken at a meeting.

     Consolidated Stores. The Consolidated Stores Charter has no provision relating to stockholder consent to action without a meeting.

     Mac Frugal's. The Mac Frugal's By-laws provide that stockholder action may be taken without a meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of Mac Frugal's entitled to vote thereon were present and voted.

LIQUIDATION RIGHTS

     Generally, under the DGCL, a corporation may create one or more classes or series of stock which classes or series may have such preferences as shall be stated and expressed in the certificate of incorporation or in the resolution adopted by the board of directors providing for the issue of such stock pursuant to authority expressly vested in it by the provisions of its certificate of incorporation. These preferences may include a priority on the distribution of assets in liquidation.

     Consolidated Stores. The Consolidated Stores Charter provides that distribution to holders of Consolidated Stores Preferred Stock of preferential or other payment upon the dissolution of, or upon any distribution of the assets of Consolidated Stores are to be determined by the Consolidated Stores Board. The Series A Junior Participating Preferred Stock has a liquidation preference of $.10 per share plus accrued and unpaid dividends.

     Mac Frugal's. The Mac Frugal's Charter provides that in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Mac Frugal's, after payment or provision for payment of the debts and other liabilities of the preferential amounts, if any, payable to the holders of any outstanding Mac Frugal's Preferred Stock, the holders of all outstanding shares of Mac Frugal's Common Stock shall be entitled to share ratably in the remaining net assets of Mac Frugal's. The Series A Junior Participating Preferred Stock has a liquidation preference of $100 per share plus accrued and unpaid dividends.

                        BUSINESS OF CONSOLIDATED STORES

     Consolidated Stores. Consolidated Stores Corporation is a Delaware corporation with its principal executive offices located at 1105 North Market Street, Suite 1300, Wilmington, DE 19801. The telephone number of Consolidated Stores at such offices is (302) 478-4896. Consolidated Stores is one of the largest close-out retailers in the United States with 1,946 stores located in all 50 states and Puerto Rico. Consolidated Stores operates 677 retail close-out stores, primarily under the names Odd Lots and Big Lots, in the Midwestern, Southern and Mid-Atlantic regions of the United States and 1,156 retail toy stores throughout the United States and Puerto Rico primarily under the names Kay - Bee Toys, K - B Toy Works and K - B Toy Outlet. Approximately 1,045 of the toy stores were acquired as of May 5, 1996 in the acquisition of Kay-Bee Center, Inc.

     Consolidated Stores' core close-out stores offer substantial savings on a wide variety of name-brand consumer products, including food items, health and beauty aids, electronics, housewares, tools, paint, lawn and garden, hardware, sporting goods, toys and softlines. In addition, these stores supplement their broad offering of items in core product categories with a changing mix of new merchandise and seasonal goods such as back-to-school and holiday merchandise. Consolidated Stores' toy stores offer a broad variety of close-out toys, as well as in-line toys and traditional toy merchandise. Consolidated Stores' close-out merchandise primarily consists of new, name-brand products obtained from manufacturers' excess inventories, which generally result from production overruns, package changes, discontinued products and returns.

     Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of Consolidated Stores, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of Consolidated Stores' Annual Report on Form 10-K for the fiscal year ended February 1, 1997 (which incorporates portions of Consolidated Stores' definitive Proxy Statement for its 1997 Annual Meeting of Stockholders held on May 20,
1997).

     Sub. Sub, a newly incorporated Delaware corporation and a wholly owned subsidiary of Consolidated Stores, has not conducted any business other than in connection with the Merger Agreement. All of the issued and outstanding shares of capital stock of Sub are owned directly by Consolidated Stores. The principal executive offices of Sub are located at 300 Phillipi Road, Columbus, Ohio 43228-0512. The telephone number of Sub at such offices is (614) 278-6800.

                            BUSINESS OF MAC FRUGAL'S

     Mac Frugal's is a Delaware corporation with its principal executive offices located at 2430 E. Del Amo Boulevard, Dominguez, California 90220-6306. The telephone number of Mac Frugal's at such offices is (310) 537-9220. Mac Frugal's operates a chain of 326 retail stores that specialize in the sale of new "close-out" merchandise which is purchased from manufacturers and wholesalers at prices less than initial wholesale prices and is sold at prices below normal retail prices. Mac Frugal's stores are operated under the names "Pic 'N' Save" and "Mac Frugal's Bargains - Close-outs" and collectively offer, on a self-service basis, a wide selection of close-out merchandise, including apparel and accessories, notions, novelties, toys, games, stationery, greeting cards, books, candles, luggage, artificial flowers, beauty aids, candy, snacks, beverages, housewares, household supplies, domestics, seasonal theme items and giftwares. Mac Frugal's targets value-oriented consumers, and merchandise is currently sold on a cash-and-carry basis, with certain credit cards accepted.

     At February 2, 1997, 205 of Mac Frugal's retail stores operated under the name "Mac Frugal's Bargains - Close-outs." The remaining 121 stores, located in Southern California, operated under the name "Pic 'N' Save."

     Seasonal fluctuations in sales have followed the traditional trend in the retail industry, with a substantial portion of its annual sales volume and annual earnings occurring during the fourth quarter of its fiscal year. Mac Frugal's expects this pattern to continue in the future.

     Information regarding the names, ages, positions, and business backgrounds of the executive officers and directors of Mac Frugal's, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of Mac Frugal's Annual Report on Form 10-K for the fiscal year ended February 2, 1997 (which incorporates portions of Mac Frugal's definitive Proxy Statement for its 1997 Annual Meeting of Stockholders held on June 18, 1997).

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from Consolidated Stores Corporation Annual Report on Form 10-K for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from Mac Frugal's Annual Report on Form 10-K for the year ended February 2, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the shares of Consolidated Stores Common Stock to be issued in connection with the Merger will be passed upon by Benesch, Friedlander, Coplan & Aronoff LLP.

     Certain of the tax consequences of the Merger to Mac Frugal's stockholders will be passed upon at the Effective Time by Gibson, Dunn & Crutcher LLP. See "THE MERGER--Certain Federal Income Tax Consequences."

                            STOCKHOLDERS' PROPOSALS

     If the Merger is not consummated, it is presently anticipated that Mac Frugal's will hold its 1998 Annual Meeting on or about June 17, 1998. Any stockholder wishing to submit a proposal to Mac Frugal's for consideration for inclusion in its proxy statement relating to its 1998 Annual Meeting of Stockholders must deliver such proposal to Mac Frugal's by January 15, 1998.

     It is presently anticipated that Consolidated Stores will hold its 1998 Annual Meeting on or about May 19, 1998. Any stockholder wishing to submit a proposal to Consolidated Stores for consideration for inclusion in its proxy statement relating to its 1998 Annual Meeting of Stockholders must deliver such proposal to Consolidated Stores by January 19, 1998.

                                                                         ANNEX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        CONSOLIDATED STORES CORPORATION,

                    MBC CONSOLIDATED ACQUISITION CORPORATION

                                      AND

                    MAC FRUGAL'S BARGAINS -- CLOSE-OUTS INC.

                                  DATED AS OF

                                NOVEMBER 4, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
ARTICLE I       THE MERGER.........................................................  A-1
  Section 1.1   The Merger.........................................................  A-1
  Section 1.2   Effective Time.....................................................  A-1
  Section 1.3   Tax-Free Reorganization............................................  A-1
  Section 1.4   Closing............................................................  A-1
  Section 1.5   Board of Directors; Officers.......................................  A-2
  Section 1.6   Stockholders' Meetings.............................................  A-2

ARTICLE II      CONVERSION OF SHARES...............................................  A-2
  Section 2.1   Conversion of Shares...............................................  A-2
  Section 2.2   Issuance of Parent Common Stock....................................  A-3
  Section 2.3   Treatment of Stock Options.........................................  A-4
  Section 2.4   Stock Transfer Books...............................................  A-5
  Section 2.5   Assistance in Consummation of the Merger...........................  A-5

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................  A-5
  Section 3.1   Organization.......................................................  A-5
  Section 3.2   Capitalization.....................................................  A-6
  Section 3.3   Corporate Authorization; Validity of Agreement; Company Action.....  A-7
  Section 3.4   Consents and Approvals; No Violations..............................  A-7
  Section 3.5   SEC Reports and Financial Statements...............................  A-7
  Section 3.6   Absence of Certain Changes.........................................  A-8
  Section 3.7   No Undisclosed Liabilities.........................................  A-8
  Section 3.8   Information in Proxy Statement/Prospectus..........................  A-8
  Section 3.9   Litigation.........................................................  A-9
  Section 3.10  No Default.........................................................  A-9
  Section 3.11  Taxes..............................................................  A-9
  Section 3.12  Assets; Real Property..............................................  A-10
  Section 3.13  Environmental Matters..............................................  A-10
  Section 3.14  Insurance..........................................................  A-11
  Section 3.15  Transactions with Affiliates.......................................  A-11
  Section 3.16  Compliance with Law................................................  A-11
  Section 3.17  Vote Required......................................................  A-11
  Section 3.18  Financial Advisors.................................................  A-11
  Section 3.19  Supplemental Executive Retirement Plan.............................  A-11

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................  A-12
  Section 4.1   Organization.......................................................  A-12
  Section 4.2   Capitalization.....................................................  A-12
  Section 4.3   Corporate Authorization; Validity of Agreement; Necessary Action...  A-13
  Section 4.4   Consents and Approvals; No Violations..............................  A-13
  Section 4.5   SEC Reports and Financial Statements...............................  A-13
  Section 4.6   Absence of Certain Changes.........................................  A-14
  Section 4.7   No Undisclosed Liabilities.........................................  A-14
  Section 4.8   Information in Proxy Statement/Prospectus..........................  A-14

                                                                                     PAGE
                                                                                     ----
  Section 4.9   Litigation.........................................................  A-15
  Section 4.10  No Default.........................................................  A-15
  Section 4.11  Taxes..............................................................  A-15
  Section 4.12  Environmental Matters..............................................  A-15
  Section 4.13  Insurance..........................................................  A-16
  Section 4.14  Transactions with Affiliates.......................................  A-16
  Section 4.15  Compliance with Law................................................  A-16
  Section 4.16  Vote Required......................................................  A-16
  Section 4.17  Financial Advisor..................................................  A-16

ARTICLE V       COVENANTS..........................................................  A-17
  Section 5.1   Interim Operations of the Company..................................  A-17
  Section 5.2   Interim Operations of Parent.......................................  A-19
  Section 5.3   Treatment of Certain Indebtedness..................................  A-19
  Section 5.4   Access to Information..............................................  A-19
  Section 5.5   Consents and Approvals.............................................  A-20
  Section 5.6   Employee Benefits..................................................  A-20
  Section 5.7   No Solicitation....................................................  A-21
  Section 5.8   Additional Agreements..............................................  A-23
  Section 5.9   Publicity..........................................................  A-23
  Section 5.10  Notification of Certain Matters....................................  A-23
  Section 5.11  Directors' and Officers' Insurance and Indemnification.............  A-23
  Section 5.12  Compliance with the Securities Act.................................  A-24
  Section 5.13  Cooperation........................................................  A-24
  Section 5.14  Proxy Statement/Prospectus.........................................  A-24
  Section 5.15  Stock Exchange Listing.............................................  A-25
  Section 5.16  Confidentiality Agreements.........................................  A-25
  Section 5.17  Tax Matters........................................................  A-25

ARTICLE VI      CONDITIONS.........................................................  A-25
  Section 6.1   Conditions to the Obligations of Each Party........................  A-25
  Section 6.2   Conditions to Obligation of the Company to Effect the Merger.......  A-26
  Section 6.3   Conditions to Obligations of Parent and Sub to Effect the Merger...  A-26

ARTICLE VII     TERMINATION........................................................  A-27
  Section 7.1   Termination........................................................  A-27
  Section 7.2   Effect of Termination..............................................  A-28
  Section 7.3   Termination Fee....................................................  A-28
  Section 7.4   Extension; Waiver..................................................  A-28

ARTICLE VIII    MISCELLANEOUS......................................................  A-29
  Section 8.1   Fees and Expenses..................................................  A-29
  Section 8.2   Finders' Fees......................................................  A-29
  Section 8.3   Amendment and Modification.........................................  A-29
  Section 8.4   Nonsurvival of Representations and Warranties......................  A-29
  Section 8.5   Notices............................................................  A-29
  Section 8.6   Interpretation.....................................................  A-30

                                                                                   PAGE
                                                                                   ----
  Section 8.7   Counterparts.....................................................  A-30
  Section 8.8   Entire Agreement; No Third Party Beneficiaries; Rights of
                  Ownership......................................................  A-30
  Section 8.9   Severability.....................................................  A-30
  Section 8.10  Specific Performance.............................................  A-30
  Section 8.11  Governing Law....................................................  A-31
  Section 8.12  Assignment.......................................................  A-31
  Section 8.13  Joint and Several Liability......................................  A-31
EXHIBITS
  Form of Waiver.................................................................  Ex-A-1
  Form of Affiliate Agreement....................................................  Ex-B-1

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 4, 1997, by and among Consolidated Stores Corporation, a Delaware corporation ("Parent"), MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Mac Frugal's
Bargains -- Close-outs Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free plan of reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL") at the Effective Time (as defined in Section 1.2 below), the Company and Sub shall consummate a merger (the "Merger") pursuant to which (i) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and (ii) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 1.2 Effective Time. Parent, Sub and the Company will cause a Certificate of Merger (the "Certificate of Merger") with respect to the Merger to be executed and filed on the Closing Date (as defined in Section 1.4) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

     Section 1.3 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, Parent represents that it presently intends, and that at the Effective Time it will intend, to continue the Company's historic business or use a significant portion of the Company's business assets in a business.

     Section 1.4 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Parent, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.5 Board of Directors; Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Section 1.6 Stockholders' Meetings. (a) In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting"), as soon as practicable after the registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto) to be filed by Parent in connection with the registration of the Parent Common Stock to be issued by Parent in the Merger (the "Registration Statement") is declared effective, for the purpose of considering and taking action upon this Agreement. The Company shall include in the joint proxy statement/prospectus forming a part of the Registration Statement (the "Proxy Statement/Prospectus") the recommendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement. Parent agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock (as defined in Section 2.1(b)) then owned by it, Sub or any of its other Subsidiaries, if any, in favor of the approval of the Merger and adoption of this Agreement at the Company Special Meeting.

     (b) In order to consummate the Merger, Parent, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Special Meeting" and together with the "Company Special Meeting," the "Special Meetings"), as soon as practicable after the Registration Statement is declared effective, for the purpose of authorizing the issuance of shares of Parent Common Stock (as defined below), authorizing an increase in the number of authorized shares of Parent Preferred Stock (as defined in Section 4.2) and authorizing any other action requiring stockholder approval pursuant to the Merger. Parent shall include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Parent that stockholders of Parent vote in favor of the issuance of shares of Parent common stock, par value $.01 ("Parent Common Stock"), in the Merger.

     (c) Nothing in this Section 1.6 is intended to impair the fiduciary duties of the Boards of Directors of the Company or Parent or, in the case of the Board of Directors of the Company, to restrict its ability to withdraw its recommendation otherwise contemplated pursuant to Section 1.6(a) of this Agreement (subject to the termination provisions of Article VII) or to exercise its right of termination pursuant to Section 7.1(c) of this Agreement, or in the case of the Board of Directors of Parent, to restrict its ability to withdraw its recommendation otherwise contemplated pursuant to Section 1.6(b) of this Agreement (subject to the termination provisions of Article VII) or to exercise its right of termination pursuant to Section 7.1(d) of this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Conversion of Shares. (a) Each share of Common Stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time, without any other action by Parent, Sub or the Company, shall, at the Effective Time, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Each share of Company common stock, par value $.02778 ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.1(e) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted automatically into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Rate (as defined below). Additionally, each share of Parent Common Stock issued pursuant to the Merger will be issued with one associated preferred stock purchase right (a "Right").

     (c) For purposes hereof, the "Exchange Rate" shall mean:

          (i) 1.00, if and only if the Average Parent Share Price (as defined below) is less than or equal to $39.00; provided, however, that in the event the Average Parent Share Price is equal to or less than $35.00, then in that event the Company may, in its sole discretion, terminate this Agreement in accordance with the provisions of Article VII hereof, in which case none of the parties hereto shall have any further obligations hereunder except as set forth in Section 7.2; or

          (ii) The quotient of (A) $39.00 divided by (B) the Average Parent Share Price, if and only if the Average Parent Share Price is both (x) greater than $39.00 and (y) less than or equal to $41.49; or

          (iii) .94, if and only if the Average Parent Share Price is both (x) greater than $41.49 and (y) less than or equal to $43.62; or

          (iv) (A) .94 less (B) the product of (x) the Average Parent Share Price less $43.62 multiplied by (y) .01, if and only if the Average Parent Share Price is both (I) greater than $43.62 and (II) less than or equal to $49.62; or

          (v) .88, if and only if the Average Parent Share Price is greater than $49.62.

     (d) The "Average Parent Share Price" shall mean the average closing price per share of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported on the NYSE Composite Tape during the period comprising the twenty NYSE trading days immediately preceding the second NYSE trading day immediately preceding the Effective Time of the Merger (the "Pricing Period"). Promptly following the closing of the Pricing Period, Parent and Company will issue a joint press release announcing the Exchange Rate.

     (e) All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent shall, at the Effective Time, be canceled and retired and shall cease to exist and no Parent Common Stock shall be delivered in exchange therefor.

     (f) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article II (the "Merger Consideration") for each share of Company Common Stock held by them.

     Section 2.2 Issuance of Parent Common Stock. (a) The manner in which each share of Company Common Stock (other than shares to be canceled as set forth in Section 2.1(e)) will be converted into Parent Common Stock shall be as set forth in this Section 2.2.

     (b) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of Company Common Stock, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to exercise any other rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock who otherwise would be entitled to receive a fractional share of Parent Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Average Parent Share Price. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, Parent shall make available to the Exchange Agent (as defined below), which shall in turn make available in accordance with this Agreement, such amounts to such former stockholders.

     (c) Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Exchange Agent") to receive the shares of Parent Common Stock to which holders of shares of Company Common Stock shall become entitled pursuant to this Article II.

     (d) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted pursuant to this Article II into the right to

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

receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

     (e) Immediately following the Effective Time, Parent shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, (i) certificates representing an aggregate number of shares of Parent Common Stock as nearly as practicable equal to the product of the Exchange Rate and the number of shares of Company Common Stock to be converted into Parent Common Stock as determined by this Article II. As soon as practicable after the Effective Time, each holder of shares of Company Common Stock converted into Parent Common Stock, upon surrender to the Exchange Agent of one or more Certificates for such shares for cancellation, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted in the Merger. No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Parent Common Stock until such persons surrender their Certificates for shares of Company Common Stock, at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) At any time following nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock or funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) only with respect to the Merger Consideration payable or issuable upon due surrender of their Certificates, without any interest thereon.

     Section 2.3 Treatment of Stock Options. (a) Effective as of the Effective Time, each option granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior thereto (the "Company Stock Options"), whether vested or unvested as of the Effective Time, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into a fully vested and exercisable option to purchase shares of Parent Common Stock in an amount, at an exercise price and for an exercise period determined as provided below (and otherwise subject to the terms of the Company plans (the "Option Plans"), and the agreements evidencing grants thereunder). The number of shares of Parent Common Stock subject to, and the option price and terms and conditions of, the new option shall be determined in a manner that preserves both (i) the aggregate gain (or loss) on the Company Stock Option immediately prior to the Effective Time and
(ii) the ratio of the exercise price per share subject to the Company Stock Option to the fair market value (determined immediately prior to the Effective
Time) per share subject to such option, provided that any fractional shares of Parent Common Stock resulting from such determination shall be rounded down to the nearest share. Effective as of the Effective Time, the Surviving Corporation shall assume each Company Stock Option agreement, each as amended, as provided herein. The adjustment provided herein with respect to any Company Stock Options that are "incentive stock options" (as defined in section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with section 424(a) of the Code. The duration and other terms of the new options shall be the same as the Company Stock Options that they replace, except that all references to the Company shall be deemed to be references to Parent; provided, however, that all such new options shall not expire until at least sixty (60) days after the end of the first fiscal quarter of Parent ending at least thirty (30) days after the Effective Time. New option award agreements will be provided to each holder of new options within 30 days after the Effective Time.

     (b) Effective as of the Effective Time, the Option Plans shall terminate and the provisions in any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted. Furthermore, the Company shall take all actions necessary to ensure that following the Effective Time, no holder of Company Stock Options or any participant in the Option Plans or any other plans, programs, agreements or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary of either of the foregoing.

     Section 2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. If, after the Effective Time, Certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Parent Common Stock pursuant to this Article II.

     Section 2.5 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as practicable in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. All such jurisdictions are listed in Section 3.1 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "Company Disclosure Schedule"). As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, business or results of operations of such entity. If "material adverse effect" is used with respect to more than one entity, it shall mean such events, changes or effects with respect to all such entities taken as a whole.
Section 3.1 of the Company Disclosure Schedule sets forth a complete list of the Company's Subsidiaries. Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company and each of its Subsidiaries have been provided to Parent.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $.02778 per share and 500,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"), of which 410,000 shares have been designated as Series A Junior Participating Preferred Stock. As of October 31, 1997, (i) 25,116,973 shares of Company Common Stock are issued and outstanding, 661,600 shares of Company Common Stock are held in the Company's treasury, 295,731 shares of Company Common Stock are reserved for issuance under the Company's 1990 Employee Stock Incentive Plan, 150,004 shares of Company Common Stock are reserved for issuance pursuant to options previously granted pursuant to the 1992 Non-Employee Directors Stock Option Plan, 25,000 shares of Company Common Stock are reserved for issuance pursuant to a Stock Option Agreement between the Company and Peter Willmott and an aggregate of 200,000 shares of Company Common Stock are reserved for issuance pursuant to individual Stock Option Agreements between the Company and each of its current non-employee directors, (ii) no shares of Preferred Stock are issued and outstanding, and (iii) no shares of Preferred Stock are issued and held in the treasury of the Company. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 3.2(a) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as disclosed in Section 3.2(a) of the Company Disclosure Schedule as of the date hereof (and as of October 28, 1997 with respect to stock options), (i) there are no shares of capital stock of the Company authorized, issued or outstanding and
(ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except as disclosed in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or any subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except as permitted by this Agreement, following the Merger, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

     (b) Except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

     (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. There are no stockholder agreements, registration rights agreements or other similar agreements to which the Company or any of its subsidiaries is a party.

     Section 3.3 Corporate Authorization; Validity of Agreement; Company
Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement, and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 1.6(a) hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.6(a) hereof with respect to the Merger, no other corporate action or proceedings on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to such transactions.

     Section 3.4 Consents and Approvals; No Violations.  Except as disclosed in
Section 3.4 of the Company Disclosure Schedule, and except for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the DGCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and for the approval of this Agreement by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will
(i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries and would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or thereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material credit agreement, credit facility, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Company Agreement") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clause (iii) or (iv) for such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, and which would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby. Except as disclosed in Section 3.4 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement that expressly limits the ability of the Company or any Subsidiary or affiliate to compete in or conduct any line of business currently being conducted by the Company or compete with any person or in any geographic area or during any period of time.

     Section 3.5 SEC Reports and Financial Statements. The Company has filed with the United States Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since December 31, 1994 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents have been prepared from, and are in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

     Section 3.6 Absence of Certain Changes. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as otherwise disclosed to Parent in the Company Disclosure Schedules (including
Section 3.6 thereof), since February 2, 1997, (a) the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and (b) there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries; or (iii) any material change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, since February 2, 1997, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof, except in the ordinary course of business consistent with past practice.

     Section 3.7 No Undisclosed Liabilities. Except (a) to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice and (c) for matters disclosed in the Company Disclosure Schedules (including Section 3.7 thereof), since February 2, 1997, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise (including without limitation those relating, directly or indirectly, to the Company's distribution facility), that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the February 2, 1997 consolidated balance sheet of the Company and its Subsidiaries. Section 3.4 of the Company Disclosure Schedule sets forth each instrument evidencing indebtedness of the Company and its Subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger or the other transactions contemplated hereby.

     Section 3.8 Information in Proxy Statement/Prospectus. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders, on the date filed with the SEC and at the time of the Special Meetings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Special Meetings contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.9 Litigation. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or, to the best knowledge of the Company, investigation pending or threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, or would, or would be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

     Section 3.10 No Default. The business of the Company and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of its respective Certificate of Incorporation or By-laws or similar organizational documents. To the best knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except such investigations or reviews that, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries or would not, or would not be reasonably likely to, materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

     Section 3.11 Taxes. (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries, (ii) no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a taxing authority that has had or could reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries taken as a whole, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect that has had or could reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries taken as a whole.

     (b) As of the date of this Agreement, except as set forth in Section 3.11(b) of the Company Disclosure Schedule:

          (i) there are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings;

          (ii) neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code;

          (iii) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods as set forth in Section 3.11(b) of the Company Disclosure Schedule;

          (iv) neither the Company nor any of its Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes; and

          (v) neither the Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

     (c) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts or gross income, excise, premium, custom, duty, real or personal property, ad valorem, value added, sales, withholding, social security, retirement, employment, unemployment, occupation, use, service, service use, profits, license, net worth, payroll, capital stock, franchise, stamp, transfer and recording taxes, alternative or add-on minimum taxes fees and charges, imposed by the Service or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include liability for payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in this section (c), any interest whether paid or received, fines, penalties (including penalties for failures in connection with information returns including, partnership information returns and escheat returns) or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 3.12 Assets; Real Property. The assets, properties, rights and contracts, including, without limitation (as applicable), title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted. All real property owned by the Company and its Subsidiaries (the "Real Property") is owned free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, easements, rights-of-way or other encumbrances and restrictions of any nature whatsoever, except those which do not materially impair the ability of the Company, taken as a whole, to conduct its business as now being conducted.

     Section 3.13 Environmental Matters. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, as of the date of this Agreement, the Company is in compliance in all material respects with all applicable Environmental Laws and there are no Environmental Liabilities and Costs of the Company and its Subsidiaries that would have or are reasonably likely to have a material adverse effect on the Company and its Subsidiaries which have not been fully reserved against in the Company's consolidated financial statements.

     For purposes of this Section 3.13, the following definitions shall apply:

     "Environmental Laws" means all applicable foreign, federal, state and local laws, common law, regulations, rules and ordinances relating to pollution or protection of the environment.

     "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from environmental conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company or any of its Subsidiaries.

     Section 3.14 Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured by insurers against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds are in full force and effect. Descriptions of these plans and related liability coverage have been previously provided to Parent. Section 3.14 of the Company Disclosure Schedule contains a listing of all open workers compensation and general liability claims as of a recent date. These claims, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. To the best knowledge of the Company, all necessary notifications of claims have been made to insurance carriers.

     Section 3.15 Transactions With Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in
Section 3.15 of the Company Disclosure Schedule, from December 31, 1994 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 3.16 Compliance With Law. The Company and its Subsidiaries have complied in all material respects with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them and applicable to them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, interstate commerce, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.11). The Company, with respect to each store location, has all permits and licenses necessary to carry on the business being conducted at each store location, except for such permits and licenses the failure of which to obtain would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Section 3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote are the only votes of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

     Section 3.18 Financial Advisors. (a) Except for Batchelder & Partners, Inc. ("Batchelder & Partners") and Montgomery Securities, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and the fees and commissions payable to Batchelder & Partners and Montgomery Securities as contemplated by this Section will be payable by the Company.

     (b) The Company has received an opinion from Montgomery Securities, dated as of a date which is on or prior to the date of this Agreement to the effect that, as of such date, the Exchange Rate is fair from a financial point of view to the stockholders of the Company.

     Section 3.19 Supplemental Executive Retirement Plan. The Company and its Subsidiaries have no financial liabilities of any kind or nature in excess of $500,000 related to the Supplemental Executive Retirement Plan dated January 1, 1995.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 4.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on Parent and its Subsidiaries taken as a whole.

     Section 4.2 Capitalization. (a) The authorized capital stock of Parent consists of 290,000,000 shares of Parent Common Stock (b) 8,000,000 shares of non-voting common stock, par value $.01 per share (the "Parent Non-Voting Common Stock") and (c) 2,000,000 shares of preferred stock, par value $.01 per share (the "Parent Preferred Stock"), of which 600,000 shares have been designated as Series A Junior Participating Preferred Stock. As of October 31, 1997, (i) 84,359,968 shares of Parent Common Stock are issued and outstanding, (ii) no shares of Parent Non-Voting Common Stock are issued and outstanding; (iii) no shares of Parent Preferred Stock are issued and outstanding, (iv) no shares of Parent Common Stock are issued and held in the treasury of Parent, and (v) 5,394,321 shares of Parent Common Stock are reserved for issuance under Parent's 1996 Performance Incentive Plan (of which, 3,406,445 are reserved for issuance pursuant to options already granted), 5,804,411 are reserved for issuance under Parent's Executive Stock Option and Stock Appreciation Rights Plan and 712,495 shares of Parent Common Stock are reserved for issuance under the Director Stock Option Plan (of which 285,016 are reserved for issuance pursuant to options already granted). All of the outstanding shares of Parent's capital stock are, and all shares which may be issued pursuant to the exercise of outstanding options or pursuant to the Parent Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2 of the Disclosure Schedule delivered by Parent to the Company on or prior to the date hereof (the "Parent Disclosure Schedule"), there are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Parent Voting Debt") of Parent or any of its Subsidiaries issued and outstanding. Except as set forth above, and except as set forth in Section 4.2 of the Parent Disclosure Schedule and except for transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of Parent authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of Parent or any subsidiary or affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

     (b) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or its Subsidiaries. None of Parent or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Parent, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

     Section 4.3 Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement, and, subject to obtaining any necessary approval of Parent's stockholders as contemplated by Section 1.6(b) hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by their respective Boards of Directors and by Sub's sole stockholder and, except in the case of obtaining any necessary approval of Parent's stockholders as contemplated by Section 1.6(b) hereof, no other corporate action or proceedings on the part of Parent and Sub are necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes valid and binding obligations of the Company, constitutes valid and binding obligations of each of Parent and Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The shares of Parent Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     Section 4.4 Consents and Approvals; No Violations.  Except as disclosed in
Schedule 4.4 of Parent's Disclosure Schedule, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, state blue sky laws and any applicable state takeover laws and the approval by Parent's stockholders of the issuance of Parent Common Stock in the Merger, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the amended and restated certificate of incorporation or by-laws of Parent and Sub,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries or would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to consummate, the Merger or the other transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Parent and its Subsidiaries or would not, or would not be reasonably likely to, materially impair the ability of Parent or Sub to consummate, the Merger or the other transactions contemplated hereby. Except as disclosed in Section 4.4 of the Parent Disclosure Schedule, neither Parent nor Sub is a party to any agreement that expressly limits the ability of Parent or Sub to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time.

     Section 4.5 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since December 31, 1994 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

     Section 4.6 Absence of Certain Changes. Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since February 1, 1997, (a) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and (b) there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or
(iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Since February 1, 1997, Parent has not taken any of the actions prohibited by Section
5.2 hereof.

     Section 4.7 No Undisclosed Liabilities. Except (a) to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice and (c) for matters listed on Section 4.7 of the Parent Disclosure Schedule, since February 1, 1997, neither Parent nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Parent and its Subsidiaries or would be required to be reflected or reserved against on a consolidated balance sheet of Parent and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the February 1, 1997 consolidated balance sheet of Parent and its Subsidiaries. Section 4.7 of the Parent Disclosure Schedule sets forth each instrument evidencing indebtedness of Parent which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Merger or the other transactions contemplated hereby.

     Section 4.8 Information in Proxy Statement/Prospectus. The Registration Statement (or any amendment thereof or supplement thereto), at the date it is filed with the SEC and as of the date it becomes effective and the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) at the date mailed to Parent's stockholders and at the time of the Special Meetings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to stockholders and at the time of the Special Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the proviso set forth in the second preceding sentence, the Registration Statement will comply in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder.

     Section 4.9 Litigation. Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, as of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent and its Subsidiaries or would, or would be reasonably likely to, materially impair the ability of Parent or Sub to consummate the Merger or the other transactions contemplated hereby.

     Section 4.10 No Default. The business of Parent and each of its Subsidiaries is not being conducted in default or violation of any term, condition or provision of its respective Certificate of Incorporation or By-laws or similar organizational documents. To the best knowledge of Parent of Sub and except as set forth in Section 4.10 of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except such investigations or reviews that, individually or in the aggregate, would not have a material adverse effect on Parent and its Subsidiaries or would not, or would not be reasonably likely to, materially impair the ability of Parent or Sub to consummate the Merger or other transactions contemplated hereby.

     Section 4.11 Taxes. (a) Except as set forth in Section 4.11 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it (other than those that are not, individually or in the aggregate, material), has paid all Taxes shown thereon to be due and has provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. In addition, (i) no material claim for unpaid Taxes has become a lien against the property of Parent or any of its Subsidiaries or is being asserted against Parent or any of its Subsidiaries,
(ii) no audit of any Tax Return of Parent or any of its Subsidiaries is being conducted by a taxing authority that has had or could not reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries taken as a whole, (iii) no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent or any of its Subsidiaries and is currently in effect that has had or could reasonably be expected to have, a material adverse effect on Parent and its Subsidiaries taken as a whole.

     (b) As of the date of this Agreement, except as set forth in Section 4.11 of the Parent Disclosure Schedule:

          (i) there are no material liens for Taxes upon any property or assets of Parent or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings;

          (ii) neither Parent nor any of its Subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code;

          (iii) the federal income Tax Returns of Parent and its Subsidiaries have been examined by the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including January 29, 1994;

          (iv) neither Parent nor any of its Subsidiaries is a party to any material agreement providing for the allocation or sharing of Taxes; and

          (v) neither Parent nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries.

     Section 4.12 Environmental Matters. Except as disclosed in Section 4.12 of the Parent Disclosure Schedule, as of the date of this Agreement, Parent is in compliance in all material respects with all applicable Environmental Laws and there are no Environmental Liabilities and Costs of Parent and its Subsidiaries that would have or are reasonably likely to have a material adverse effect on Parent and its Subsidiaries which have not been fully reserved against in the Parent's consolidated financial statements.

     For purposes of this Section 4.12, the following definitions shall apply:

          "Environmental Laws" means all applicable foreign, federal, state and local laws, common law, regulations, rules and ordinances relating to pollution or protection of the environment.

          "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from environmental conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Company or any of its Subsidiaries.

     Section 4.13 Insurance. As of the date hereof, Parent and each of its Subsidiaries are insured by insurers against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds are in full force and effect. Descriptions of these plans and related liability coverage have been previously provided to the Company.

     Section 4.14 Transactions With Affiliates. Except to the extent disclosed in Parent SEC Documents filed prior to the date of this Agreement, from December 31, 1994 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or its Subsidiaries, on the one hand, and Parent's affiliates (other than wholly-owned Subsidiaries of Parent) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 4.15 Compliance With Law. Parent and its Subsidiaries have complied in all material respects with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, interstate commerce, antitrust laws, ERISA and laws relating to Taxes.

     Section 4.16 Vote Required. The affirmative vote of the holders of (a) a majority of the shares of Parent Common Stock voting at the Parent Special Meeting are the only votes of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock; and (b) a majority of the outstanding shares of Parent Common Stock entitled to vote at the Parent Special Meeting are the only votes of the holders of any class or series of Parent's Capital Stock necessary to approve the authorization of Parent Preferred Stock.

     Section 4.17 Financial Advisor. (a) Except for Merrill Lynch & Co. ("Merrill Lynch"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, and the fees and commissions payable to Merrill Lynch as contemplated by this Section will be payable by Parent.

     (b) Parent has received an opinion from Merrill Lynch, dated as of a date which is on or prior to the date of this Agreement to the effect that, as of such date, the Exchange Rate is fair from a financial point of view to Parent.

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                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of The Company. The Company covenants and agrees that, without the prior consent of Parent, which consent shall not be unreasonably withheld, (i) except as expressly provided in this Agreement, and
(ii) during the period prior to the Effective Time:

           (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

           (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

           (c) neither the Company nor any of its Subsidiaries shall: (i) amend its Certificate of Incorporation or By-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's Subsidiaries to the Company or its Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercise of stock-based awards or options outstanding on the date hereof as disclosed in Section
     3.2 or in Section 5.1(c) of the Company Disclosure Schedule; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

           (d) except as disclosed in Section 5.1(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall: (i) except as otherwise provided in this Agreement and except for normal, regularly scheduled increases for non-officer employees consistent with past practice or pursuant to the terms of existing collective bargaining agreements, grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any officer or employee (including through any new award made under, or the exercise of any discretion under, any Benefit Plan); (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement, savings or other employee benefit plan, agreement or arrangement; (iii) enter into any, or amend any existing, employment or severance agreement with or, grant any severance or termination pay to, any officer, director, employee or consultant of the Company or any of its Subsidiaries; or (iv) make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any Subsidiary which does not have a severance program as of the date of this Agreement;

           (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

           (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business consistent with past practice;

           (g) except as set forth in Section 5.1(g) of the Company Disclosure Schedule, including, without limitation, the opening and equipping of the five proposed store locations set forth therein, neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities in the ordinary course consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the

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

     obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); (iv) enter into any purchase order other than in the ordinary course of business consistent with past practice; or (v) enter into any other material commitment (including, but not limited to, any leases, capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice;

           (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

           (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

           (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger or in accordance with Section 5.7;

           (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

           (l) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement (which are set forth on Section 3.15 of the Company Disclosure Schedule);

          (m) close, shut down, or otherwise eliminate any of the Company's stores other than in the ordinary course of business consistent with past practice;

           (n) change the name of or exterior signage (except ordinary course maintenance) at any of the Company's stores;

           (o) close, shut down, or otherwise eliminate any of the Company's distribution centers;

           (p) move the location, close, shut down or otherwise eliminate the Company's headquarters, or effect a general staff reduction at such headquarters;

           (q) change or modify in any material respect the Company's existing advertising programs and policies in the ordinary course of business consistent with past practice;

           (r) except as set forth in Section 5.1(g) or Section 5.1(r) of the Company Disclosure Schedule, enter into any new lease (other than renewals of existing leases after consultation with Parent) or purchase or acquire or enter into any agreement to purchase or acquire any real estate;

           (s) neither the Company nor any of its Subsidiaries will incur any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries;

           (t) neither the Company nor any of its Subsidiaries will take, or cause, any act or omission that would prevent the Merger from (i) qualifying as a tax-free plan of reorganization within the meaning of

     Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, or (ii) being accounted for as a pooling of interests; and

           (u) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2 Interim Operations of Parent. Parent covenants and agrees that, (i) except as expressly provided in this Agreement, and (ii) during the period prior to the Effective Time:

           (a) the business of Parent shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, Parent shall use its best efforts to preserve its business organization and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

           (b) Parent will not, directly or indirectly, split, combine or otherwise reclassify the outstanding Parent Common Stock;

           (c) Parent shall not amend its Certificate of Incorporation or By-laws, except as contemplated by the Agreement; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Parent's Subsidiaries to Parent or its Subsidiaries; or (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Parent, other than issuances pursuant to the grant or exercise of stock-based awards or options;

           (d) Parent will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent other than the Merger or except in accordance with Section 5.7;

           (e) neither Parent nor Sub will take, or cause, any act or omission that would prevent the Merger from (i) qualifying as a tax-free plan of reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, or (ii) being accounted for as a pooling of interests;

           (f) neither Parent nor Sub will take, or agree to commit to take, any action that would make any representation or warranty of the Parent or Sub contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; and

           (g) Parent will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.3 Treatment of Certain Indebtedness. Effective as of the Effective Time, Parent, in its sole discretion, shall cause the Surviving Corporation to retire (including all fees, penalties or related costs in connection with any such retirement), or to continue performance of, all existing obligations of the Company or any of its Subsidiaries under any of the Debt Instruments (as defined in Section 3.4). All of the Debt Instruments are set forth in Section 3.4 of the Company Disclosure Schedule. The Company and each of its Subsidiaries will cooperate with Parent, and take such further actions as shall be necessary, to effect the provisions of this Section 5.3.

     Section 5.4 Access to Information. (a) To the extent permitted by applicable law, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access during normal business hours and upon 48-hour prior notice from Parent to the Company, which will not unreasonably interfere with the Company's normal business operations, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments, records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and employees and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule,

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registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries). Parent will hold any such information which is nonpublic in confidence.

     (b) To the extent permitted by applicable law, Parent shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Company, access during normal business hours and upon 48-hour prior notice from the Company to Parent, which will not unreasonably interfere with Parent's normal business operations, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments, records (including any Tax Returns or other Tax related information pertaining to Parent and its Subsidiaries) and employees and, during such period, Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) all other information as the Company may reasonably request (including any Tax Returns or other Tax related information pertaining to Parent and its Subsidiaries). The Company will hold any such information which is nonpublic in confidence.

     Section 5.5 Consents and Approvals. (a) The Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Anti-trust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

     (b) Parent and the Company shall, and each shall cause each of its Subsidiaries to, subject to the preceding subsection, (i) cooperate with one another to prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval from a Governmental Entity, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by persons not party to this Agreement, and (iv) take all such further action as in Parent's and the Company's judgment reasonably may facilitate obtaining any final order or orders approving such transactions consistent with this Agreement.

     (c) Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or report required to be filed with the SEC), and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     Section 5.6 Employee Benefits. (a) Parent agrees to cause Surviving Corporation and its Subsidiaries to provide to certain employees of the Company payments and benefits, which are set forth in this Section 5.6(a), and certain of which shall be effected, by means of individual agreements, negotiated in good faith by the parties hereto, reflecting the economic terms set forth in this Section 5.6.

        (i) SEVERANCE PAY

     With respect to the executives of the Company listed on Section 5.6(a)(i) of the Company Disclosure Schedule attached hereto (the "Covered Executives"), effective as soon as practicable following the Effective

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

     Time (or if later, the date of termination of employment of the Covered Executive), pursuant to the terms of their respective Employment Agreements with the Company in effect immediately prior to the Effective Time, the Company shall pay to each Covered Executive payments in the amounts set forth on Section 5.6(a)(i) of the Company Disclosure Schedule with respect to such Covered Executive (the "Severance Payments"), in accordance with such Schedule. Notwithstanding anything in this Agreement to the contrary, the Severance Payments shall be paid to a Covered Executive only if such Covered Executive is actively employed by the Company immediately prior to the Effective Time.

        (ii) SAVINGS AND RETIREMENT PLAN

     Each Company employee who is (A) covered by the Company's Savings and Retirement Plan (the "401(k) Plan") and (B) actively employed by the Company immediately prior to the Effective Time (each, a "401(k) Employee") shall be eligible to receive benefits under the 401(k) Plan based on the terms of the 401(k) Plan, as modified herein. For each 401(k) Employee, the amount of service taken into account for purposes of calculating benefits and vesting under the 401(k) Plan shall be equal to the 401(k) Employee's service with the Company prior to the Effective Time plus, in the case of a Covered Executive, such Covered Executive's Severance Period. Parent agrees that the 401(k) Plan will be rolled into Parent's 401(k) Plan.

        (iii) LONG TERM INCENTIVE AWARD PLAN

     Subject to the payments required by Section 5.6(a)(i), which payments shall be made as part of the Severance Payments as set forth on Section 5.6(a)(i) of the Company Disclosure Schedule, the Company shall amend its Long Term Incentive Award Plan to provide that such plan shall terminate and cease as of the Effective Time.

        (iv) 1997 BONUS PROGRAM

     Parent acknowledges that 1997 Bonus Plan Awards (pursuant and subject to the terms of the Plan described on Section 5.1(c) of the Company's Disclosure Schedule) shall be earned by any Covered Executive employed by the Company immediately prior to the Effective Time and further agrees to cause the Surviving Corporation to make all bonus payments and grants of options on terms determined as specified in Section 2.3 hereof to employees for 1997 (pursuant and subject to the terms of such Plan ) on or before April 1, 1998. Parent further agrees that for purposes of calculating the 1997 Bonus Plan payments, all adjustments taken and costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be excluded.

        (v) EMPLOYMENT AGREEMENTS

     Concurrent with the execution of this Agreement, the Company shall cause each of the Covered Executives to execute a Waiver in the form of EXHIBIT A to this Agreement.

     (b) Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time ("Continuing Employees") employee benefits comparable to those benefits provided to similarly situated employees of Parent (which benefits may be provided by covering Company employees under benefit plans maintained by Parent for employees of Parent who perform similar duties). In addition, with respect to medical benefits provided to Continuing Employees as of the Effective Time, Parent agrees to cause the Surviving Corporation and its Subsidiaries to waive waiting periods and pre-existing condition requirements under such plans, and to give Continuing Employees credit for any copayments and deductibles actually paid by such employees under the Company's medical plans during the calendar year in which the Closing occurs. In addition, service with the Company shall be recognized for purposes of eligibility under Parent welfare plans as well as for purposes of Parent's programs or policies for vacation pay and sick pay.

     Section 5.7 No Solicitation. (a) The Company (and its Subsidiaries and affiliates over which it exercises control) will not, and the Company (and its Subsidiaries and affiliates over which it exercises control) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage,

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or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or an inquiry with respect thereto, or,
(ii) in the event of an unsolicited Takeover Proposal for the Company or any Subsidiary or affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) (each, a "Person") relating to any Takeover Proposal, except in the case of clause (ii) above to the extent that (x) the Takeover Proposal is a bona fide written proposal submitted to the Company's Board of Directors and (y) the Company's Board of Directors determines, after having consulted with financial and legal advisors to the Company, that the failure to engage in such negotiations or discussions or provide such information would create a reasonable likelihood of a breach of the Board of Directors' fiduciary duties under applicable law. The Company shall notify Parent and Sub orally and in writing of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall thereafter inform Parent on a reasonable basis of the status and content of any discussions or negotiations with such a third party, including any material changes to the terms and conditions thereof. The Company and its Board of Directors shall afford Parent a three-day period after any such notification in which to propose alternative terms for the acquisition by Parent of the Company. The Company shall, and shall cause its Subsidiaries and affiliates over which it exercises control, and will use best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted heretofore with respect to any Takeover Proposal relating to the Company. Nothing contained in this Section 5.7 shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making such disclosure as may be required by applicable law.

     (b) Parent (and its Subsidiaries and affiliates over which it exercises control) will not, and Parent (and its Subsidiaries and affiliates over which it exercises control) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of Parent or any Subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unsolicited Takeover Proposal for Parent or any Subsidiary or affiliate of Parent, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (each, a "Person") relating to any Takeover Proposal, except in the case of clause (ii) above to the extent that (x) the Takeover Proposal is a bona fide written proposal submitted to Parent's Board of Directors and (y) Parent's Board of Directors determines, after having consulted with financial and legal counsel to Parent, that the failure to engage in such negotiations or discussions or provide such information would result in a breach of the Board of Directors' fiduciary duties under applicable law. Parent shall notify the Company orally and in writing of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall thereafter inform the Company on a reasonable basis of the status and content of any discussions or negotiations with such a third party, including any material changes to the terms and conditions thereof. Parent shall, and shall cause its Subsidiaries and affiliates over which it exercises control, and will use best efforts to ensure their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any parties conducted heretofore with respect to any Takeover Proposal relating to Parent. Nothing contained in this Section 5.7 shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making such disclosure as may be required by applicable law.

     (c) As used in this Agreement, "Takeover Proposal" when used in connection with any Person shall mean any tender or exchange offer involving the capital stock of such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any

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

proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person other than pursuant to the transactions to be effected pursuant to this Agreement.

     Section 5.8 Additional Agreements. Subject to the terms and conditions herein provided (including, but not limited to, Section 5.5) each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company and Parent shall use their reasonable efforts to take, or cause to be taken, all such necessary actions; provided, however, in no event shall Parent or Sub be required to undertake any further actions under this Section 5.8 which would impose on Parent or Sub any of the conditions, or effects set forth in Section 6.3(c) hereof.

     Section 5.9 Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor affiliates which either of them control shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, provided that each party will use its best efforts to consult with the other party prior to any such issuance.

     Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.11 Directors' and Officers' Insurance and
Indemnification. Parent agrees that at all times after the Effective Time, it shall cause the Surviving Corporation and its Subsidiaries to indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel, (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state law. Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of the aggregate premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide coverage affording the same protections as those maintained by Parent as of such date for its officers and directors. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the

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indemnity or other obligations under this Section 5.11. The rights under this
Section 5.11 are in addition to rights that an Indemnified Party may have under the Certificate of Incorporation, By-laws, other similar organizational documents of the Company or any of its Subsidiaries or the DGCL. The rights under this Section 5.11 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. Parent agrees to cause Surviving Corporation and any of its Subsidiaries (or their successors) to keep in effect the provisions of its Certificate of Incorporation or By-laws or similar organizational documents providing for indemnification to the fullest extent provided by law.

     Section 5.12 Compliance With The Securities Act. (a) At least 60 days prior to the Closing Date, the Company shall deliver to Parent a letter identifying, to the best of the Company's knowledge, all persons who are, at the time of the Company Special Meeting, deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Company Affiliates").

     (b) The Company shall use its reasonable best efforts to cause each Person who is identified as a Company Affiliate to deliver to Parent at least 30 days prior to the Closing Date an agreement substantially in the form of EXHIBIT B to this Agreement. The Company shall use its reasonable best efforts to deliver to Parent, on or prior to the earlier of (i) the mailing of the Proxy Statement/Prospectus or (ii) the thirtieth day prior to the Effective Time, a written agreement from each Person who is identified as a Company Affiliate, in a form to be approved by the parties hereto, that such Company Affiliate will not thereafter sell or in any other way reduce such Company Affiliate's risk relative to any Parent Common Stock received in the Merger (within the meaning of the Commission's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," ss. 201.01 (47 F.R. 21030) (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. As soon as is reasonably practicable but in no event later than 15 business days after the end of the first fiscal month of Parent ending at least 30 days after the Effective Time, Parent will publish results including at least 30 days of combined operations of Parent and the Company as referred to in the written agreements provided for by this Section 5.12(b).

     Section 5.13 Cooperation. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, coordinate and cooperate (a) with respect to the timing of the Special Meetings,
(b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers. As soon as possible following the execution of this Agreement, the Company shall cooperate with Parent in the preparation and filing of the Proxy Statement/Prospectus with the Commission, including, but not limited to providing legal, financial, and accounting information concerning the Company and assisting in the preparation of all financial and pro forma financial information required to be included in such Proxy Statement/Prospectus. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

     Section 5.14 Proxy Statement/Prospectus. As soon as practicable following the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and each shall use its reasonable best efforts to have the Proxy Statement/Prospectus filed on or before November 11, 1997 and to be cleared by the SEC as promptly as practicable thereafter. As soon as practicable following such clearance Parent shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement/Prospectus will form a part, and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. Parent and the Company shall cooperate with each other in the preparation of the Proxy Statement/Prospectus, and each will provide to the other promptly copies of all correspondence between it or any of its representatives and the SEC. Each of the Company and Parent shall furnish all information concerning it required to be included in the Registration Statement and the Proxy Statement/Prospectus, and as promptly as practicable after the effectiveness of the Registration Statement, the Proxy Statement/Prospectus will be mailed to the stockholders of the Company and Parent. No amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus will be made without the approval of each of the Company and Parent, which approval will not be unreasonably withheld or delayed. Each of the Company and Parent will advise the other promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the Proxy Statement/Prospectus has been filed, or the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock to be issued in the Merger for offering or sale in any jurisdiction, or of any request by the SEC or the NYSE for amendment of the Registration Statement or the Proxy Statement/Prospectus.

     Section 5.15 Stock Exchange Listing. Parent shall use its reasonable best efforts to list prior to the Effective Time on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

     Section 5.16 Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements between the parties dated October 27, 1997 shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with the Agreement or the transactions contemplated hereby shall terminate as of the date hereof.

     Section 5.17 Tax Matters. Parent and Sub agree to report the Merger as a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code for federal income tax purposes. Parent and Sub agree that after the Closing they will take all actions necessary to qualify the Merger, and will refrain from taking any action that may adversely affect the qualification of the Merger, as a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions to The Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

          (a) (i) this Agreement and the Merger shall have been adopted by the stockholders of the Company and (ii) the issuance of Parent Company Stock shall have been approved by the stockholders of Parent, in accordance with the DGCL;

          (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger;

          (c) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC;

          (d) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all material approvals necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and any such approvals shall be in full force and effect; and

          (e) The Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     Section 6.2 Conditions to Obligation of The Company to Effect The
Merger. The obligation of the Company to consummate the Merger shall be subject to the satisfaction of the following additional conditions, unless waived (if permissible) by the Company:

          (a) Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, and except as contemplated or permitted by this Agreement, the representations and warranties of Parent and Sub contained in this Agreement (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date) shall be true and correct when made and on and as of the Effective Time as if made on and as of such date;

          (b) The Company shall have received a certificate, dated the Effective Time, signed by the President or Chief Executive Officer or a Senior Vice President of Parent and Sub, certifying that the conditions specified in
     Section 6.2(a) have been fulfilled;

          (c) The Company shall have received a letter from Deloitte & Touche LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (including, among other things, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16);

          (d) The Company shall have received an opinion from Gibson, Dunn & Crutcher LLP, the Company's legal counsel, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code; and

          (e) On or prior to the mailing date of the Proxy Statement/Prospectus referred to in Section 5.14, the Company shall have received an updated opinion addressed to it from Montgomery Securities to the effect that the Exchange Rate is fair from a financial point of view to the Company and its stockholders.

     Section 6.3 Conditions to Obligations of Parent and Sub to Effect The Merger. The obligations of Parent and Sub to consummate the Merger shall be subject to the satisfaction of the following additional conditions, unless waived (if permissible) by Parent:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and except as contemplated or permitted by this Agreement, the representations and warranties of the Company contained in this Agreement (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date) shall be true and correct when made and on and as of the Effective Time as if made on and as of such date;

          (b) Parent and Sub shall have received a certificate, dated the Effective Time, signed by the President or Chief Executive Officer or a Vice President of the Company, certifying that the conditions specified in
     Section 6.3(a) have been fulfilled;

          (c) In connection with the receipt of the approvals referred to in
     Section 5.5, no approval shall impose on Parent or Sub any conditions or other requirements that would (i) cause Parent or Sub any material additional costs, or (ii) materially interfere with the continued operations of the Company and the Subsidiaries, taken as a whole, or Parent or its subsidiaries; and

          (d) Parent shall have received a letter from Deloitte & Touche LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (including, among other things, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16).

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval hereof (unless otherwise specified herein):

          (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

          (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

              (i) if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

              (ii) if the Merger shall not have been consummated on or before April 30, 1998; provided, however, that the rights to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure to satisfy the conditions to the Merger;

             (iii) provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, (x) such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

              (iv) if any approval of the stockholders of Parent or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; or

             (v) if the Board of Directors of the other party shall have withdrawn, or modified or changed in a manner adverse to the terminating party, its approval or recommendation of this Agreement and the transactions contemplated hereby.

          (c) By the Board of Directors of the Company:

              (i) if prior to the approval of this Agreement by the requisite vote of the Company's stockholders, there exists at such time a Takeover Proposal (as defined in Section 5.7(c)) for the Company, and the Company's Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws, and the Company has paid to Parent the termination fee as required by Section 7.3 hereof; or

             (ii) if the Company would not to be obligated consummate the transactions contemplated hereby under Section 2.1(c)(i).

          (d) By the Board of Directors of Parent:

              (i) if prior to the approval of this Agreement by the requisite vote of Parent's stockholders, there exists at such time a Takeover Proposal (as defined in Section 5.7(c)) for Parent, and Parent's Board of Directors, after having consulted with and considered the advice of outside legal counsel, reasonably determines in good faith that such action is necessary in the exercise of its fiduciary duties under applicable laws, and Parent has paid to the Company the termination fee required by Section 7.3 hereof; or

             (ii) if Parent would not be obligated to consummate the transactions contemplated hereby under Section 6.3(c) hereof.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (A) for fraud or for material breach of this Agreement and (B) as set forth in Sections 7.3, 8.1 and 8.2 hereof.

     Section 7.3 Termination Fee. (a) If (i) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) hereof; or
(ii) the Board of Directors of Parent shall terminate this Agreement pursuant to
Section 7.1(b)(v) hereof, then in any such case as described in clause (i) or
(ii), the Company shall pay to Parent (not later than the date of termination of this Agreement in the case of clause (i) above and the date one business day after the date of termination of this Agreement in the case of clause (ii) above) by wire transfer of immediately available funds an amount equal to $26 million inclusive of Parent's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement. If the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(b)(iv) hereof, the Company shall pay to Parent (not later than the date of termination of this Agreement) by wire transfer of immediately available funds an amount equal to $5 million to cover Parent's expenses incurred in connection with the transactions contemplated by this Agreement.

     (b) If (i) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) hereof; or (ii) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 7.1(b)(v) hereof, then in any such case as described in clause (i) or (ii), Parent shall pay to the Company (not later than the date of termination of this Agreement in the case of clause (i) above and the date one business day after the date of termination of this Agreement in the case of clause (ii) above) by wire transfer of immediately available funds an amount equal to $26 million inclusive of the Company's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement. If the Board of Directors of Parent shall terminate this Agreement pursuant to Section 7.1(b)(iv) hereof, Parent shall pay to the Company (not later than the date of termination of this Agreement) by wire transfer of immediately available funds an amount equal to $5 million to cover the Company's expenses incurred in connection with the transactions contemplated by this Agreement.

     (c) Any amounts due under this Section 7.3 shall be in the nature of liquidated damages and not in the nature of a penalty.

     Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. Except as otherwise provided in Section 7.3 hereof and except for expenses incurred in connection with printing the Proxy Statement/Prospectus and the Registration Statement, as well as the filing fees relating thereto and relating to the filing under the HSR Act, which costs shall be shared equally by Parent and the Company, all costs (other than the filing fee for registration of the Parent Common Stock which will be paid by Parent) and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

     Section 8.2 Finders' Fees. (a) Except for Batchelder & Partners and Montgomery Securities, copies of whose engagement agreements have been provided to Parent and whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     (b) Except for Merrill Lynch, a copy of whose engagement agreement has been provided to the Company and whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

     Section 8.3 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

     Section 8.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to:

              Consolidated Stores Corporation
              300 Phillipi Road
              Columbus, Ohio 43228-8707
              Attention: General Counsel
              Telephone No.: (614) 278-6762
              Telecopy No.: (614) 278-6763
              with a copy to:

              Michael Wager, Esq.
              Benesch, Friedlander, Coplan & Aronoff LLP
              2300 BP America Building
              200 Public Square
              Cleveland, Ohio 44114-2378
              Telephone No.: (216) 363-4500
              Telecopy No.: (216) 363-4588

              and

          (b) if to the Company, to:

              Mac Frugal's Bargains -- Close-outs Inc.
              2430 East Del Amo Boulevard
              Dominguez, California 90020-6306
              Attention: Chief Executive Officer
              Telephone No.: (310) 761-4167
              Telecopy No.: (310) 631-4106

              with a copy to:

              Robert K. Montgomery, Esq.
              Gibson, Dunn & Crutcher LLP
              333 South Grand Avenue
              Los Angeles, California 90071-3197
              Telephone No.: (310) 557-8022
              Telecopy No.: (310) 551-8741

     Section 8.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 4, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement and the Confidentiality Agreements dated October 27, 1997 between the parties (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.6 and 5.11 with respect to the obligations of the Company or the Surviving Corporation thereunder, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 8.11 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 8.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.13 Joint and Several Liability. Parent and Sub hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
                                            CONSOLIDATED STORES CORPORATION

                                            By: /s/ MICHAEL J. POTTER

                                              ----------------------------------
                                              Name: Michael J. Potter
                                              Title: Senior Vice President and
                                                Chief Financial Officer

                                            MBC CONSOLIDATED ACQUISITION
                                            CORPORATION

                                            By: /s/ ALBERT J. BELL

                                              ----------------------------------
                                              Name: Albert J. Bell
                                              Title: Secretary

                                            MAC FRUGAL'S BARGAINS --
                                            CLOSE-OUTS INC.

                                            By: /s/ PHILIP L. CARTER

                                              ----------------------------------
                                              Name: Philip L. Carter
                                              Title: President and Chief
                                                Executive Officer

                                                                       EXHIBIT A

                                 FORM OF WAIVER

                                     WAIVER
                                     ------

     This Waiver ("Waiver") is executed and delivered as of this   day of
November, 1997 by Mac Frugal's Bargains -- Close-Outs, Inc. (the "Company"), a
Delaware corporation, and                (the "Executive") in respect of that
certain Employment Agreement dated             , 199 between the Company and
Executive (the "Employment Agreement"). Capitalized terms used without definition herein have the meanings ascribed to them in the Employment Agreement.

                                    RECITALS
                                    --------

     A. The Company, Consolidated Stores Corporation, a Delaware corporation ("CNS"), and MBC Consolidated Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of CNS ("MBC") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof providing for the merger of MBC with and into the Company with the Company as the surviving corporation (the "Merger").

     B. Section 5.6(a)(v) of the Merger Agreement requires that, concurrent with the execution of the Merger Agreement, the Company shall cause Executive to execute this Waiver. Section 5.12(b) of the Merger Agreement requires that the Company seek to obtain an Affiliate Letter from Executive in substantially the form of Exhibit A attached hereto.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties agree as follows:

                                   AGREEMENT
                                   ---------

     1. WAIVER OF CERTAIN RIGHTS UNDER THE EMPLOYMENT AGREEMENT. Section 9 of the Employment Agreement provides in pertinent part that in the event Executive's employment is terminated within two months after the Merger, Executive is entitled to certain payments including the following:

    . . . the greater of (A) the closing price of the Company's Common Stock on the day before the date Executive's employment terminates or (B) the highest price per share actually paid in connection with the Change of Control of the Company, exceeds the per share exercise price of each vested and exercisable stock option held by Executive on the day before the date Executive's employment terminates, multiplied by the number of shares covered by each such option. Executive will surrender all such options to the Company without exercising them.

To facilitate the proposed accounting treatment of the Merger, the Company has asked Executive to waive, and Executive hereby waives, the operation of the above provision in connection with any termination of his employment within two months following the closing of the Merger, such waiver to be entirely contingent upon the closing of the Merger.

     2. AFFILIATE LETTER. Executive hereby agrees that at such time as the Company requests, he will execute and deliver the Affiliate Letter in substantially the form attached hereto as Exhibit A.

     3. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive acknowledges that he has freely executed this Waiver and has had an opportunity to consult with counsel of his choice as regards his rights under the Employment Agreement being waived hereunder and as to the contents of the Affiliate Letter. There are no conditions to the waiver and agreement to execute an Affiliate Letter other than as expressly set forth herein.

     4. EMPLOYMENT AGREEMENT UNMODIFIED. Except as otherwise expressly set forth herein, the terms of the Employment Agreement and any option award agreement referenced therein or herein shall

                                     EX-A-1
remain in full force and effect and are unaffected hereby. In the event the Merger is not consummated, this Waiver shall be null and void.

     IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first above written.

Mac Frugal's Bargains -- Close-Outs, Inc.

By:__________________________________        Executive______________________

Name:________________________________

Title:_______________________________


                                     EX-A-2

                                   EXHIBIT B

                          FORM OF AFFILIATE AGREEMENT

Consolidated Stores Corporation
300 Phillipi Road
P.O. Box 28512
Columbus, Ohio 43228-0512

     Ladies and Gentlemen:

     The undersigned is a holder of shares of Common Stock, par value $.02778 per share (the "Company Common Stock"), of Mac Frugal's Bargains -Close-outs Inc., a Delaware corporation (the "Company"). The undersigned may receive shares of Common Stock, par value $.01 per share (the "Parent Common Stock"), of Consolidated Stores Corporation, a Delaware corporation ("Parent"), in connection with the merger of MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), with and into the Company, with the Company continuing as the surviving corporation (the "Merger").

     The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the rules and regulations under the Securities Act of 1933, as amended (the "Act"). Execution of this Agreement by the undersigned should not be construed as an admission of "affiliate" status or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this Agreement.

     If in fact the undersigned were an affiliate of the Company under the Act, the undersigned's ability to sell, transfer or otherwise dispose of any Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     A. The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, transfer or otherwise dispose of any Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) by a sale made in conformity with the provisions of Rule 145 (and otherwise in accordance with Rule 144 under the Act if the undersigned is an affiliate of Parent and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "Commission"), is not required to be registered under the Act.

     B. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by the undersigned or on behalf of the undersigned under the Act or, except as provided in paragraph F.1 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

     C. The undersigned also understands that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Stock issued to the undersigned and that there will be placed on the certificates for the Parent Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES.

                                     EX-B-1

     D. The undersigned also understands that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to the undersigned's transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     E. In the event of a sale of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 representation letters or as Parent may otherwise reasonably request. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned in a manner inconsistent with this letter.

     F. I have made no sale, disposition or other transfer of, or otherwise reduced my investment risk with respect to, Parent Common Stock during the thirty (30) days preceding the date of this letter and agree to make no such sale, disposition or other transfer, or otherwise reduce my investment risk with respect to, Parent Common Stock until such time as financial results (including combined sales and net income) covering at least thirty (30) days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission.

     G. By Parent's acceptance of this Agreement, Parent hereby agrees with the undersigned as follows:

          1. For so long as to the extent necessary to permit the undersigned to sell the Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii) furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of Parent Common Stock by the undersigned under Rule 145 and Rule 144. Parent has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

          2. It is understood and agreed that the legends set forth in paragraph C and D above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or
     (iii) in the event of a sale of Parent Common Stock received by the undersigned in the Merger which has been registered under the Act or made in conformity with the provisions of Rule 145; and, in the case of (i) and
     (ii) above, Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

          3. As soon as reasonably practicable, but in no event later than fifteen (15) business days after the end of the first fiscal month of Parent ending at least thirty (30) days after the effective date of the Merger, Parent will publish combined results as referred to in paragraph F above.

                                     EX-B-2

          4. Parent will, and will cause its Transfer Agent to, promptly process all transfers of Parent Company Stock permitted by this letter and as to which all appropriate documentation has been submitted by the undersigned.

     The undersigned acknowledges that it has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock received by the undersigned in the Merger.

                                            Very truly yours,

                                            _________________________________
                                            [Name]
Accepted this   day of        199 , by:

CONSOLIDATED STORES CORPORATION

By:_______________________________

Name:_____________________________

Title:____________________________

                                     EX-B-3

                                                                         ANNEX B

                              CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is entered into this 4th day of November, 1997 and effective as of the Effective Time (as defined in the Merger Agreement (defined below)) by and between Consolidated Stores Corporation, a Delaware corporation (the "Company"), and Philip L. Carter ("Consultant"). In the event the Merger (defined below) is not consummated, this Agreement shall be null and void.

                                  WITNESSETH:

     WHEREAS, the Company, MBC Consolidated Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub") and Mac Frugal's Bargains Close-Outs Inc., a Delaware corporation ("Mac Frugal's") have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"); and

     WHEREAS, Consultant prior to the Effective Time (as defined in the Merger Agreement) served as the President and Chief Executive Officer of Mac Frugal's; and

     WHEREAS, the execution and delivery of this Agreement is contemplated by the parties in connection with the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

     1. Consulting Period. The Company shall engage Consultant on the terms and conditions set forth herein for a term of six (6) months, commencing as of the Effective Time (as defined in the Merger Agreement) and continuing through and until July 31, 1998; provided, however, that following the Effective Time, the Company, in its sole discretion, may, upon 30 days written notice to Consultant, terminate this Agreement. The term of this Agreement is hereinafter referred to as the "Consulting Period."

     2. Consulting Services. During the Consulting Period, Consultant shall provide the Company, at such times and as may be requested by the Company, with advice and recommendations concerning various matters respecting the business of Mac Frugal's, including, without limitation, advice and recommendations as to business arrangements, customers and the operations of Mac Frugal's. At the request of the Company, Consultant shall meet periodically with the Company's officers or such other persons as may be designated by the Company for the purpose of providing the consulting services as provided herein. Consultant will be reimbursed for his reasonable business expenses incurred in connection with this Agreement provided that such expenses result from providing consulting services hereunder as requested by the Company and that Consultant submits documentation of such expenses in accordance with Company policy. Consultant will receive 48-hour prior notice of consulting services that will require travel by him outside of the State of California and will not be required to travel outside the greater Los Angeles area for more than five days during any consecutive 4-week period. Airline travel required of Consultant in connection with this Agreement will be at a class equivalent to that used by the Chief Executive Officer of the Company.

     3. Payments. As consideration for the obligations of Consultant under this Agreement, the Company shall pay the aggregate amount of Nine Hundred Seventy Thousand Dollars ($970,000), payable in equal weekly installments in arrears, to Consultant, with no other payments or benefits due to Consultant. Such weekly payments shall commence as of the Effective Time (as defined in the Merger Agreement) and continue through and until July 31, 1998 regardless of whether this Agreement is terminated by the Company pursuant to Section 1 hereof.

     4. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

     5. Binding Agreement. The rights and obligations of the Company and Consultant under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the heirs, estate and personal representatives of Consultant.

     6. Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to that party under the circumstances.

     7. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. It may not be changed orally but may be changed only by an agreement in writing signed by the party against whom enforcement is sought.

     8. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

            To the Company:    Consolidated Stores Corporation
                               300 Phillipi Road
                               Columbus, Ohio 43228-8707
                               Facsimile No.: 614-278-6762
                               Attention: General Counsel

            With a copy to:    Benesch, Friedlander, Coplan & Aronoff LLP
                               2300 BP America Building
                               200 Public Square
                               Cleveland, Ohio 44114-2378
                               Facsimile No.: (216) 363-4588
                               Attention: Michael Wager, Esq.

            To Consultant:     Philip L. Carter
                               10520 Wilshire Boulevard #702
                               Los Angeles, California 90024

     9. Governing Law; Jurisdiction and Venue. This Agreement shall be construed under and governed by the laws of the State of California without regard to the principles of conflicts of laws. The parties hereto consent to the jurisdiction of the courts of the State of California and to venue within the State of California.

     10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in Los Angeles, California, in accordance with the commercial arbitration rules of the American Arbitration Association then pertaining; provided, however, that any such arbitration procedure shall not be binding on the parties absent their written agreement to the determination of the arbitrator. Nothing in this
Section 10 shall be construed so as to deny any party the right and power to seek and obtain any other remedy available to such party in equity or at law.

     11. Counterparts. This Agreement may be executed in multiple identical counterparts, which when taken together, shall constitute a single instrument.

     IN WITNESS WHEREOF, the Company and Consultant have caused this Consulting Agreement to be executed as of the date first above written.

                                          CONSOLIDATED STORES CORPORATION

                                          By:     /s/ MICHAEL J. POTTER
                                            ------------------------------------
                                            Name: Michael J. Potter
                                            Title: Senior Vice President and
                                                   Chief Financial Officer

                                          CONSULTANT

                                          By:     /s/ PHILIP L. CARTER
                                            ------------------------------------
                                                      Philip L. Carter

                                                                         ANNEX C

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement (the "Agreement") is entered into this 4th day of November, 1997 and effective as of the Effective Time (as defined in the Merger Agreement (defined below)) between Consolidated Stores Corporation, a Delaware corporation (the "Company"), and Philip L. Carter ("Carter"). In the event the Merger (as defined below) is not consummated, this Agreement shall be null and void.

     WHEREAS, Carter is currently the Chief Executive Officer and President of Mac Frugal's Bargains -- Close-outs, Inc., a Delaware corporation ("Mac Frugal's") and a member of the Board of Directors of Mac Frugal's (the "Board"), is intimately familiar with the business of Mac Frugal's, and has been instrumental to the operation of Mac Frugal's.

     WHEREAS, the Company, Mac Frugal's and MBC Consolidated Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("MBC"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof providing for the merger of MBC with and into Mac Frugal's with Mac Frugal's as the surviving corporation (the "Merger").

     WHEREAS, the execution and delivery of this Agreement is contemplated by the parties in connection with the Merger Agreement.

     NOW, THEREFORE, the Company and Carter agree as follows:

     1. NONCOMPETITION PAYMENTS.

          (a) In consideration of Carter's covenant not to compete (as set forth in Section 2 below) and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby agrees to pay Carter the aggregate amount of Nine Hundred Thirty Thousand Dollars ($930,000), payable in equal weekly installments beginning as of August 1, 1998 and continuing for a period of two (2) years thereafter.

          (b) As of the Effective Time (as defined in the Merger Agreement), the Company is establishing a single purpose escrow account in a Los Angeles, California office of a national bank into which it is depositing the Nine Hundred Thirty Thousand Dollars ($930,000) aggregate amount of compensation payable to Carter pursuant to this Agreement and the Nine Hundred Seventy Thousand Dollars ($970,000) payable to Carter pursuant to the Consultant Agreement of even date herewith. Funds shall be released from escrow on a weekly basis as provided in Section 1(a) above and Section 3 of the Consulting Agreement, without any offsets, claims or charges of any kind whatsoever being asserted by the Company, except in the event that a court of law makes a final adjudication that the Company is entitled to assert any such offset, claim or charge against Carter.

     2. NONCOMPETITION COVENANTS AND CONFIDENTIAL INFORMATION.

     (a) Carter agrees that, that for a period of two (2) years from August 1, 1998, he will continue to be subject to the contractual provisions contained in Sections 11, 12 and 13 of his Employment Agreement with Mac Frugal's dated March 12, 1997.

     (b) Carter also agrees that for a period of two (2) years from August 1, 1998, he will not:

          (i) own any interest in, or accept employment directly or indirectly with, any person, firm, corporation, or other business entity that directly or indirectly engages in business competition with the Company or any of its affiliates in the United States, other than ownership of up to five percent (5%) of the stock of any publicly-held entity;

          (ii) become employed, either directly or indirectly, with any wholesaler or retailer which has revenues equivalent to those of the Company; and

          (iii) accept employment, either directly or indirectly, with the following retail/close-out businesses -- , K-Mart, Target, 99 Cent Stores, TJ Maxx, Ross Stores, Dollar General and Stage Stores.

     (c) For the purposes of this Agreement, the phrase "business competition" with the Company or any of its affiliates will mean any business that is predominantly engaged in the specialty retail close-out industry or specialty wholesale close-out industry.

     (d) The parties confirm and agree that the restrictions imposed by this
Section 2 are reasonable, designed to limit unfair competition, do not stifle the skill and experience of Carter and will not operate as a bar to Carter's means of support.

     3. ATTORNEY'S FEES. In the event that litigation is commenced to enforce this Agreement, the prevailing party shall be awarded attorneys fees and costs in connection with such litigation.

     4. NOTICES. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

            To the Company:    Consolidated Stores Corporation
                               300 Phillipi Road
                               Columbus, Ohio 43228-8707
                               Facsimile No.: 614-278-6762
                               Attention: General Counsel

            With a Copy to:    Benesch, Friedlander, Coplan & Aronoff LLP
                               2300 BP America Building
                               200 Public Square
                               Cleveland, Ohio 44114-2378
                               Facsimile No.: 216-363-4588
                               Attention: Michael Wager, Esq.

            To Carter:         Philip L. Carter
                               10520 Wilshire Boulevard, #702
                               Los Angeles, California 90024

     5. ASSIGNMENTS. The rights and obligations of Carter under this Agreement are not assignable by Carter, but, upon his death prior to July 31, 2000, any unpaid balance owing under Section 1 shall be paid to Carter's estate. The rights and obligations of the Company under this Agreement will inure to the benefit of, and will be binding upon, the Company and its successors and assigns.

     6. WAIVER. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party's right to assert all other legal and equitable remedies available to it under the circumstances.

     7. SEVERAL PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall nevertheless be binding and enforceable.

     8. MISCELLANEOUS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Section headings used in this Agreement are for convenience only and are not a part of this Agreement and are not to be used in construing it. No modification, termination or attempted waiver of this Agreement will be valid unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement may be executed in several identical counterparts, each of which when executed by the parties and delivered will constitute a single agreement.

     9. GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of California without regard to conflicts of laws principles. The parties hereto consent to the jurisdiction of the courts of the State of California and to venue within the State of California.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          CONSOLIDATED STORES CORPORATION

                                          By:     /s/ MICHAEL J. POTTER
                                            ------------------------------------
                                               Michael J. Potter, Senior Vice
                                                President and Chief Financial
                                                Officer

                                          CARTER

                                          By:     /s/ PHILIP L. CARTER
                                            ------------------------------------
                                                      Philip L. Carter

                                                                         ANNEX D

                           [Merrill Lynch Letterhead]

                                            November 3, 1997

Board of Directors
Consolidated Stores Corporation
300 Phillipi Road
Columbus, Ohio 43228

Members of the Board of Directors:

     Consolidated Stores Corporation (the "Acquiror"), MBC Consolidated Acquisition Corporation, a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), and Mac Frugal's Bargains -- Close-Outs Inc. (the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.02778 per share (the "Company Shares"), will be converted into the right to receive between 0.88 and 1.00 shares (the Exchange Rate") of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares"), as provided for in the formula described in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have asked us whether, in our opinion, the Exchange Rate is fair from a financial point of view to the Acquiror.

     In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

        (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by the Acquiror;

        (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

        (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

        (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

        (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

        (8) Reviewed the potential pro forma impact of the Merger;

        (9) Reviewed a draft, dated November 2, 1997, of the Agreement; and

        (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company or the Acquiror or any of their subsidiaries, or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We express no opinion as to such financial forecast information or the Expected Synergies or the assumptions on which they were based. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. Additionally, for the purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representation and warranties of each party in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares, as well as the Acquiror Shares, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Rate is fair from a financial point of view to the Acquiror.

                                          Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                          Smith
                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                                                         ANNEX E

                    NATIONSBANC MONTGOMERY SECURITIES, INC.

November 4, 1997

Board of Directors
Mac Frugal's Bargains - Close-outs Inc.
2430 East Del Amo Boulevard
Dominguez, CA 90220

Gentlemen and Ladies:

     We understand that Mac Frugal's Bargains - Close-outs Inc., a Delaware corporation ("Seller"), MBC Consolidated Acquisition Corporation, a Delaware corporation ("Sub"), and Consolidated Stores Corporation, a Delaware corporation ("Buyer"), have entered into an Agreement and Plan of Merger dated November 4, 1997 (the "Merger Agreement"), pursuant to which Sub will be merged with and into Seller (the "Merger"), and Seller will become a wholly-owned subsidiary of Buyer. Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $.02778 par value per share ("Seller Common Stock"), of Seller will be converted into and exchangeable for one share of the common stock, $.01 par value per share ("Buyer Common Stock"), of Buyer (plus one associated preferred stock purchase right per share of Buyer Common Stock), subject to certain adjustments if the price of Buyer Common Stock exceeds $39.00 per share as set forth and defined in the Merger Agreement (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Seller with respect to alternatives to the Merger or Seller's underlying decision to proceed with or effect the Merger. Further, we were not requested to nor did we solicit or assist Seller in soliciting indications of interest from third parties for all or any part of Seller.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to August 3, 1997 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer, (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the retail industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the retail industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer, (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time and through the date hereof as to the future financial performance of Seller and Buyer, and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of the counsel and the independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. You have informed us, and we have assumed without verification and with your consent, that the Merger will be treated as a pooling of interests under Accounting Principles Board Opinion No. 16 and that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

     We are not expressing (and cannot express) an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the stockholders of Seller pursuant to the Merger is based upon a fixed exchange ratio (subject to adjustment downward if the price of Buyer Common Stock for purposes of the Merger Agreement exceeds $39.00 per share) and, accordingly, the market value of the Consideration may vary significantly from what such stockholders would receive if the Merger were completed today. Additionally, the market value of the Consideration received in the Merger can be expected to change after consummation of the Merger as the trading price of Buyer Common Stock changes in the ordinary course (or otherwise) of purchases and sales in the open market.

     This opinion is directed to the Board of Directors of Seller for use only in connection with its consideration of the Merger (and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or otherwise). Further, this opinion addresses only the financial fairness of the Consideration to stockholders as of the date hereof, and it does not address any other aspect of the Merger including, without limitation, the relative merits of the Merger, any alternatives to the Merger or Seller's underlying decision to proceed with or effect the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is herby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                     Very truly yours,

                                     /s/ NATIONSBANC MONTGOMERY SECURITIES, INC.
                                     NATIONSBANC MONTGOMERY SECURITIES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102(b)(7) of the DGCL, Article Seventh of the Consolidated Stores Restated Certificate of Incorporation (Exhibit 3.1 hereto) eliminates the monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, with the following exceptions, as required by Delaware law; (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of unlawful dividends or the making of unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

     In addition, under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article VI of the Consolidated Stores By-laws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees, and other agents to the fullest extent permitted by the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
   * 2.1        Agreement and Plan of Merger, dated as of November 4, 1997, by and between
                Consolidated Stores Corporation, MBC Consolidated Acquisition Corporation and
                Mac Frugal's Bargains - Close-outs Inc. (included in Joint Proxy
                Statement/Prospectus as Annex A). The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.
   * 2.2        Consulting Agreement, dated as of November 4, 1997, by and between Philip L.
                Carter and Consolidated Stores Corporation (included in Joint Proxy
                Statement/Prospectus as Annex B).
   * 2.3        Noncompetition Agreement, dated as of November 4, 1997, by and between Philip L.
                Carter and Consolidated Stores Corporation (included in Joint Proxy
                Statement/Prospectus as Annex C).
   * 3.1        Restated Certificate of Incorporation of the Registrant (filed as Exhibit 4(a))
                to the Registrant's Registration Statement (No. 33-6086) on Form S-8.
   * 3.2        Bylaws of the Registrant, as amended July 18, 1989, filed as Exhibit 3(c) to the
                Registrant's Annual Report on Form 10-K for the year ended February 3, 1990, and as amended April 14, 1992, filed as Exhibit 3(c) to the Registrant's Annual
                Report on Form 10-K for the year ended February 1, 1992.
   * 4.1        Rights Agreement of the Registrant dated as of April 18, 1989 (filed as Exhibit
                4(c)) to the Registrant's Annual Report on Form 10-K for the year ended February
                3, 1990.
     5.1        Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
     8.1        Tax Opinion of Gibson, Dunn & Crutcher LLP.
    23.1        Consent of Deloitte & Touche LLP, Dayton Ohio.
    23.2        Consent of Deloitte & Touche LLP, Los Angeles, California.
    23.3        Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1).
    23.4        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1).
    24.1        Powers of Attorney (included in Part II of the Form S-4 Registration Statement).
    99.1        Form of Proxy for Special Meeting of Stockholders of Consolidated Stores
                Corporation.
    99.2        Form of Proxy for Special Meeting of Stockholders of Mac Frugal's
                Bargains - Close-outs Inc.
   *99.3        Certificate of Incorporation of Mac Frugal's Bargains - Close-outs Inc., as amended (incorporated by reference to Exhibit 6.1 to Mac Frugal's
                Bargains - Close-outs Inc.'s Registration Statement on Form 8-A dated May 22,
                1992).
   *99.4        Bylaws of Mac Frugal's Bargains - Close-outs Inc., as amended (incorporated by reference to Exhibit 6.2 to Mac Frugal's Bargains - Close-outs Inc.'s
                Registration Statement on Form 8-A dated May 22, 1992).
   *99.5        Rights Agreement, dated as of March 16, 1988, between Pic 'N' Save Corporation
                (n.k.a. Mac Frugal's Bargains - Close-outs Inc.) and First Interstate Bank of
                California, as Rights Agent, as amended (incorporated by reference to Exhibit 1 to Pic 'N' Save Corporation's (n.k.a. Mac Frugal's Bargains - Close-outs Inc.)
                Registration Statement on Form 8-A, dated March 21, 1988).
   *99.6        Opinion of Merrill Lynch & Co. (included in Joint Proxy Statement/Prospectus as
                Annex D).
    99.7        Consent of Merrill Lynch & Co.
   *99.8        Opinion of NationsBanc Montgomery Securities, Inc. (included in Joint Proxy
                Statement/Prospectus as Annex E).
    99.9        Consent of NationsBanc Montgomery Securities, Inc.

---------------
* Incorporated by reference.

(b) Financial Statement Schedules.

     None.

(c) Reports, Opinions and Appraisals.

     None.

ITEM 22. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (I) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 12th day of November, 1997.

                                          CONSOLIDATED STORES CORPORATION

                                          By: /s/ WILLIAM G. KELLEY

                                            ------------------------------------
                                            William G. Kelley
                                            Chairman of the Board and Chief
                                              Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each of the individuals whose signature appears below constitutes and appoints William G. Kelley, Albert J. Bell or Michael J. Potter, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or his substitute may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                               TITLE                         DATE
-------------------------------------  -----------------------------------  ---------------------

/s/ WILLIAM G. KELLEY                  Chairman of the Board and Chief        November 12, 1997
-------------------------------------    Executive Officer
William G. Kelley

/s/ MICHAEL L. GLAZER                  President and Director                 November 12, 1997
-------------------------------------
Michael L. Glazer

/s/ MICHAEL J. POTTER                  Senior Vice President and Chief        November 12, 1997
-------------------------------------    Financial Officer
Michael J. Potter

/s/ SHELDON M. BERMAN                  Director                               November 12, 1997
-------------------------------------
Sheldon M. Berman

/s/ W. ERIC CARLBORG                   Director                               November 12, 1997
-------------------------------------
W. Eric Carlborg

/s/ DAVID T. KOLLAT                    Director                               November 12, 1997
-------------------------------------
David T. Kollat

/s/ BRENDA J. LAUDERBACK               Director                               November 12, 1997
-------------------------------------
Brenda J. Lauderback

/s/ NATHAN P. MORTON                   Director                               November 12, 1997
-------------------------------------
Nathan P. Morton

/s/ DENNIS B. TISHKOFF                 Director                               November 12, 1997
-------------------------------------
Dennis B. Tishkoff

/s/ WILLIAM A. WICKHAM                 Director                               November 12, 1997
-------------------------------------
William A. Wickham

                                 EXHIBIT INDEX

EXHIBIT                                                                                 PAGE
  NO.                                    DESCRIPTION                                    NO.
-------   --------------------------------------------------------------------------  --------
*   2.1   Agreement and Plan of Merger, dated as of November 4, 1997, by and between
          Consolidated Stores Corporation, MBC Consolidated Acquisition Corporation
          and Mac Frugal's Bargains - Close-outs Inc. (included in Joint Proxy
          Statement/Prospectus as Annex A). The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

*   2.2   Consulting Agreement, dated as of November 4, 1997, by and between Philip
          L. Carter and Consolidated Stores Corporation (included in Joint Proxy
          Statement/Prospectus as Annex B).

*   2.3   Noncompetition Agreement, dated as of November 4, 1997, by and between
          Philip L. Carter and Consolidated Stores Corporation (included in Joint
          Proxy Statement/Prospectus as Annex C).

*   3.1   Restated Certificate of Incorporation of the Registrant (filed as Exhibit
          4(a)) to the Registrant's Registration Statement (No. 33-6086) on Form
          S-8.

*   3.2   Bylaws of the Registrant, as amended July 18, 1989, filed as Exhibit 3(c)
          to the Registrant's Annual Report on Form 10-K for the year ended February
          3, 1990, and as amended April 14, 1992, filed as Exhibit 3(c) to the
          Registrant's Annual Report on Form 10-K for the year ended February 1,
          1992.

*   4.1   Rights Agreement of the Registrant dated as of April 18, 1989 (filed as
          Exhibit 4(c)) to the Registrant's Annual Report on Form 10-K for the year ended February 3, 1990.

    5.1   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

    8.1   Tax Opinion of Gibson, Dunn & Crutcher LLP.

   23.1   Consent of Deloitte & Touche LLP, Dayton, Ohio.

   23.2   Consent of Deloitte & Touche LLP, Los Angeles, California.

   23.3   Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit
          5.1).

   23.5   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1).

   24.1   Powers of Attorney (included in Part II of the Form S-4 Registration
          Statement).

   99.1   Form of Proxy for Special Meeting of Stockholders of Consolidated Stores
          Corporation.

   99.2   Form of Proxy for Special Meeting of Stockholders of Mac Frugal's
          Bargains - Close-outs Inc.

*  99.3   Certificate of Incorporation of Mac Frugal's Bargains - Close-outs Inc., as amended (incorporated by reference to Exhibit 6.1 to Mac Frugal's
          Bargains - Close-outs Inc.'s Registration Statement on Form 8-A dated May
          22, 1992).

*  99.4   Bylaws of Mac Frugal's Bargains - Close-outs Inc., as amended
          (incorporated by reference to Exhibit 6.2 to Mac Frugal's
          Bargains - Close-outs Inc.'s Registration Statement on Form 8-A dated May
          22, 1992).

*  99.5   Rights Agreement, dated as of March 16, 1988, between Pic 'N' Save
          Corporation (n.k.a. Mac Frugal's Bargains - Close-outs Inc.) and First
          Interstate Bank of California, as Rights Agent, as amended (incorporated by reference to Exhibit 1 to Pic 'N' Save Corporation's (n.k.a. Mac
          Frugal's Bargains - Close-outs Inc.) Registration Statement on Form 8-A, dated March 21, 1988).

*  99.6   Opinion of Merrill Lynch & Co. (included in Joint Proxy
          Statement/Prospectus as Annex D).

   99.7   Consent of Merrill Lynch & Co.

EXHIBIT                                                                                 PAGE
  NO.                                    DESCRIPTION                                    NO.
-------   --------------------------------------------------------------------------  --------

*  99.8   Opinion of NationsBanc Montgomery Securities, Inc. (included in Joint
          Proxy Statement/Prospectus as Annex E).

   99.9   Consent of NationsBanc Montgomery Securities, Inc.

---------------

* Incorporated by reference.